EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IVANHOE ENERGY INC.,

IVANHOE MERGER SUB, INC.

and

ENSYN GROUP, INC.

Dated as of December 11, 2004

SCHEDULE

Schedule I	Canadian Stockholders

EXHIBITS

Exhibit A	Canadian Exchange Agreement
Exhibit B	No Hedge Agreement
Exhibit C	Voting Agreement
Exhibit D	Surviving Charter
Exhibit E	Indemnity Escrow Agreement
Exhibit F	Warrant Escrow Agreement
Exhibit G	Securityholders’ Representative Fund Escrow Agreement
Exhibit H	[Intentionally Omitted]
Exhibit I	Rule 145 Letter
Exhibit J	Company Legal Opinion

v

Exhibit K	Amended Administration Services Agreement
Exhibit L	[Intentionally Omitted]
Exhibit M	[Intentionally Omitted]
Exhibit N	Distribution Agreement

INDEX OF DEFINED TERMS

Terms	Section
Additional Shares Issuance Condition	Section 10.1(a)
Advance Agreement	Section 10.1(b)
Affiliate	Section 10.1(c)
Agreement	Preamble
Amended Administration Services Agreement	Section 7.2(i)
Arbitration Request	Section 8.6(b)
Audited 2004 Financials	Section 4.14(b)
Audited 2003 Financials.	Section 4.14(a)
Balance Sheet	Section 4.14(a)
Balance Sheet Date	Section 4.14(a)
Business Day	Section 10.1(d)
California Commissioner	Section 3.1(b)
California Securities Law	Section 3.1(a)
Canadian Exchange Agreement	Recitals
Canadian Takeover Exemption	Section 5.6(b)
Canadian Transaction	Recitals
Cash Consideration	Section 2.1(c)(ii)(A)
Certificate of Merger	Section 1.3
Change of Control	Section 10.1(e)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Consideration Payments	Section 2.3(a)(ii)
Closing Date Portion	Section 10.1(f)
Closing Date Shares	Section 10.1(g)
Closing Price	Section 2.1(c)(ii)(B)
COBRA	Section 4.19(d)
Code	Section 10.1(h)
Common Stock Consideration	Section 2.1(c)(ii)(C)
Company	Preamble
Company Advisor Expenses	Section 2.1(c)(ii)(D)
Company Assets	Section 4.9(b)
Company Benefit Plans.	Section 4.19(a)
Company Board Recommendation	Section 3.1(c)
Company Certificates	Section 2.1(c)(iii)
Company Closing Certificate	Section 7.2(d)
Company Common Stock	Recitals
Company Contracts	Section 10.1(i)
Company Disclosure Letter	Section 4.7
Company Financial Advisor	Section 4.35
Company Indemnified Parties	Section 8.2(b)
Company Indemnified Party	Section 8.2(b)

Terms	Section
Company Indemnifying Parties	Section 8.2(a)
Company Indemnifying Party	Section 8.2(a)
Company Material Adverse Effect	Section 10.1(j)
Company Option Plans	Section 2.5
Company Options	Section 2.5
Company Organizational Documents	Section 4.5
Company Permits	Section 4.27(a)
Company Stockholders Meeting	Section 3.2(a)
Company Warrants	Section 2.6
Condition Determination Date	Section 3.2(b)
Confidentiality Agreement	Section 6.4(c)
Contests	Section 6.17(e)
Contracts	Section 10.1(k)
Copyrights	Section 10.1(l)
Daily Closing Price	Section 2.1(c)(ii)(B)
Damage Payment	Section 8.2(e)
Damages	Section 8.2(a)
Deductible Amount	Section 8.2(c)(ii)
DGCL	Section 1.1
Dissenting Shares	Section 2.7
Dissenting Stockholder	Section 2.7
Distribution Agreement	Section 10.1(m)
D&O Indemnified Parties	Section 6.8(a)
D&O Insurance	Section 6.8(b)
Effective Time	Section 1.3
Enforceability Exception	Section 4.4
Ensyn Energy Minority Interest	Section 6.24
Environmental Laws	Section 4.23(a)(i)
Environmental Orders	Section 4.23(a)(ii)
EPIL	Section 6.23
EPIL Option Plans	Recitals
EPIL Option Plans	Section 10.1(n)
ERI Holdings	Recitals
EPIL Options	Section 6.23
ERISA	Section 4.19(a)
ERISA Affiliate	Section 10.1(o)
Escrow Agreements	Section 10.1(p)
Escrowed Warrant Consideration	Section 10.1(q)
Escrow Period	Section 8.3(a)
Exchange Act	Section 5.10
Exchange Agent	Section 2.2(d)
Exchange Fund	Section 2.2(d)
Excluded Shares	Section 2.1(b)
Expenses	Section 6.14
E&Y	Section 4.14(a)
Fee Schedule	Section 2.1(c)(ii)(D)

Terms	Section
Full Contest Amount	Section 8.8(b)(ii)
Full Damages Amount	Section 8.5(e)
Fully Diluted Share Number	Section 2.1(c)(ii)(E)
GAAP	Section 4.14(a)
Governmental Entity	Section 4.8
Hazardous Substances	Section 10.1(r)
Hearing	Section 3.1(a)
Hearing Notice	Section 3.1(a)
HSR Act	Section 4.8(c)
Indemnified Party	Section 10.1(s)
Indemnifying Party	Section 10.1(t)
Indemnity Escrow Agent	Section 2.2(a)
Indemnity Escrow Agreement	Section 2.2(a)
Indemnity Escrowed Shares	Section 10.1(v)
Indemnity Escrowed Warrant Portion	Section 8.2(c)(iv)
Indemnity Escrowed Warrant Shares	Section 10.1(w)
Indemnity Escrow Fund.	Section 2.2(a)
Indemnity Escrow Termination Date	Section 10.1(u)
Indemnity Fund Securityholders	Section 2.2(a)
Information Statement	Section 3.1(a)
Intellectual Property	Section 10.1(x)
Unaudited 2004 Financials	Section 4.14(a)
Ivanhoe Energy	Section 9.6(b)
Knowledge	Section 10.1(y)
Laws	Section 10.1(z)
Leases	Section 4.25(a)
Legal Actions	Section 4.17
Liabilities	Section 4.15(a)
Liabilities Certificate	Section 7.2(p)
Liens	Section 10.1(aa)
Majority	Section 8.7(b)
Material Contract	Section 4.18(a)
Maximum Premium	Section 6.8(b)
Merger	Recitals
Merger Consideration	Section 2.1(c)(i)
Merger Sub	Preamble
Nasdaq Exemption	Section 6.13(a)
New Directors	Section 6.22
New Shares	Section 8.3(a)
Notice	Section 8.4(a)
Objection Notice	Section 8.6(a)
Open Source Software	Section 10.1(bb)
Orders	Section 10.1(cc)
Outside Date	Section 9.2(a)
Parent	Preamble
Parent Assets	Section 5.7(b)

Terms	Section
Parent Board	Section 6.22
Parent Closing Certificate	Section 7.3(d)
Parent Common Stock	Section 2.1(c)(i)(B)
Parent Contracts	Section 5.7(c)
Parent Disclosure Letter	Section 5.7(c)
Parent Election Notification	Section 3.2(b)
Parent Financial Advisor	Section 5.16
Parent Indemnification Certificate	Section 8.4(a)
Parent Indemnified Parties	Section 8.2(a)
Parent Indemnified Party	Section 8.2(a)
Parent Indemnifying Parties	Section 8.2(b)
Parent Indemnifying Party	Section 8.2(b)
Parent Material Adverse Effect	Section 10.1(dd)
Parent Organizational Documents	Section 5.5
Parent Permits	Section 5.15(a)
Parent Proxy Statement	Section 6.13(b)
Parent SEC Reports	Section 5.10
Parent Stockholders Meeting	Section 6.13(b)
Participation Rights	Section 2.1(c)(i)(C)
Patent Rights	Section 10.1(ee)
Payment	Section 4.33
Permit	Section 3.1(d)
Permit Application	Section 3.1(a)
Permitted Liens	Section 10.1(ff)
Per Share Cash Consideration	Section 2.1(c)(ii)(F)
Per Share Common Stock Consideration	Section 2.1(c)(ii)(G)
Person	Section 10.1(gg)
Post-Signing Returns	Section 6.17(a)
Post-Spin-Off Company Group	Section 10.1(hh)
Pre-Closing Conditions	Section 3.2(b)
Pre-Closing Taxable Periods	Section 8.8(a)(i)
Pre-Closing Taxes	Section 8.8(a)(i)
Pro Rata Portion	Section 10.1(ii)
Purchase Agreement	Section 9.6(b)
Qualified Person	Section 6.22
Registration Statement	Section 3.1(g)(i)
Representatives	Section 6.4(a)
Requisite Company Vote	Section 4.3
Requisite Parent Vote	Section 5.3
Restrictive Company Contract	Section 4.18(a)(ix)
Retained Business	Section 10.1(jj)
RTP™ Plant	Section 10.1(u)
Rule 145 Affiliates	Section 6.25
SEC	Section 3.1(g)(i)
Securities Act	Section 3.1(d)
Securityholder	Section 10.1(ll)

x

Terms	Section
Securityholders’ Escrow Agent	Section 2.2(e)
Securityholders’ Indemnification Certificate	Section 8.4(a)
Securityholders’ Representative	Section 8.7(a)
Securityholders’ Representative Expenses	Section 2.2(e)
Securityholders’ Representative Fund	Section 2.2(e)
Securityholders’ Representative Fund Escrow Agreement	Section 2.2(e)
Securityholders’ Representative Obligations	Section 2.2(e)
Separation Agreement	Section 10.1(kk)
Smith Agreement	Section 6.24
SOA	Section 6.19
Software	Section 10.1(mm)
Spin-Off Business	Section 10.1(nn)
Spin-Off Subsidiary	Recitals
Spin-Off Transaction	Recitals
Stockholder Meeting Election	Section 3.2(b)
Straddle Period	Section 8.8(a)(iii)
Straddle Returns	Section 8.8(a)(iii)
Subsidiary	Section 10.1(oo)
Superior Proposal	Section 10.1(pp)
Surviving Bylaws	Section 1.6
Surviving Charter	Section 1.5
Surviving Corporation	Section 1.1
Takeover Proposal	Section 10.1(qq)
Takeover Statutes	Section 4.8(d)
Taxes	Section 10.1(rr)
Tax Returns	Section 10.1(ss)
Tax Sharing Agreements	Section 4.22(g)
Termination Fee	Section 10.1(tt)
Third Party Claim	Section 8.5(a)
Third Party Notice	Section 8.5(a)
Trademarks	Section 10.1(uu)
Trade Secrets	Section 10.1(vv)
Transaction Agreements	Section 10.6
Unaudited 2004 Financials	Section 4.14(a)
Unaudited 2004 Financials	Section 4.14(a)
Viruses	Section 10.1(ww)
Voting Agreement	Recitals
Warrant Escrow Agent	Section 2.2(b)
Warrant Escrow Agreement	Section 2.2(b)
Warrant Escrow Fund.	Section 2.2(b)
Worms	Section 10.1(xx)

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2004 (this “Agreement”), by and among IVANHOE ENERGY INC., a Yukon corporation (“Parent”), IVANHOE MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ENSYN GROUP, INC., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined have the respective meanings given them in Section 10.1.

RECITALS

     A. The respective boards of directors of Parent and Merger Sub have approved this Agreement and deemed this Agreement and the transactions contemplated hereby (including the merger of Merger Sub with and into the Company (the “Merger”)) advisable and fair to and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

     B. The board of directors of the Company has approved this Agreement and deemed this Agreement and the transactions contemplated hereby (including the Merger) advisable and fair to and in the best interests of the Company and the holders of shares of Company Common Stock and, subject to the terms and conditions contained herein, resolved to recommend the approval by the Company’s shareholders of this Agreement, including the Merger and the transactions contemplated by this Agreement.

     C. Subject to certain exceptions, under the Merger, each issued and outstanding share of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration.

     D. Immediately prior to the Merger, or at such earlier time as the Company may elect, the Company shall, pursuant to the Distribution Agreement, distribute to the Company’s stockholders, indirectly, all of the common stock of Ensyn Renewables Inc. (the “Spin-Off Subsidiary”) by means of the distribution of all of the shares of ERI Holdings, Inc., a new entity to be formed (“ERI Holdings”), that immediately prior to such distribution will own all of the common stock of the Spin-Off Subsidiary (such transaction being referred to as the “Spin-Off Transaction”).

     E. Immediately prior to the Merger but subsequent to the Spin-Off Transaction, Parent and the Canadian holders of the Company Common Stock identified on Schedule 1 hereto who so elect shall consummate their purchase and sale arrangements (the “Canadian Transaction”) contemplated by the Exchange Agreement among Parent and each such Canadian holder of Company Common Stock, the form of which is attached hereto as Exhibit A (the “Canadian Exchange Agreement”), pursuant to which such holders will exchange each of their shares of Company Common Stock for the consideration they would have received in respect of such shares of Company Common Stock pursuant to the Merger had such holders not sold their shares to Parent immediately prior to the Merger; provided, however, that the Canadian Transaction shall become null and void in the event that the Merger does not occur promptly thereafter.

     F. For U.S. federal income tax purposes, it is intended that the Canadian Transaction and the Merger shall together qualify as a reorganization under the provisions of Section 368(a) of the Code.

     G. Concurrently with the execution of this Agreement, certain holders of shares of Company Common Stock are entering into agreements with Parent, the form of which is attached hereto as Exhibit B, pursuant to which they have agreed not to hedge any shares of Parent Common Stock.

     H. Concurrently with the execution of this Agreement, a significant stockholder of Parent is entering into a voting agreement with Parent and the Company, the form of which is attached hereto as Exhibit C, pursuant to which such stockholder has agreed that, if a Parent Stockholders Meeting is held, such stockholder will vote his shares of Parent Common Stock in favor of the issuance of additional shares of Parent Common Stock, but only if the aggregate Merger Consideration does not consist of more than 42,300,000 shares (as the same may be adjusted for stock splits and the like) of Parent Common Stock (the “Voting Agreement”).

     Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned direct subsidiary of Parent.

     Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VII, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. on the last Business Day of the month during which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

     Section 1.3 Effective Time. On the Closing Date, Parent and the Company shall cause an executed certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”). The parties agree that the Effective Time specified in the Certificate of Merger shall be on the last day of the month in which the Closing occurs.

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Effective Time, be amended to read in its entirety as set forth on Exhibit D (the “Surviving Charter”) until amended as provided in the Surviving Charter or by applicable Laws.

     Section 1.6 Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, the Surviving Bylaws or by applicable Laws.

     Section 1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

     Section 1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES; OTHER PAYMENTS AT CLOSING

     Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company, the following shall occur:

     (a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its Subsidiaries issued and outstanding immediately prior to the Effective Time (including those shares acquired by Parent in the Canadian Transaction) (collectively, the “Excluded Shares”) shall be automatically cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be paid in exchange for those Excluded Shares.

     (c) Conversion of Company Common Stock.

     (i) Subject to Section 2.7 with respect to Dissenting Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the following (collectively, the “Merger Consideration”):

     (A) an amount in cash, without interest, equal to the Per Share Cash Consideration, plus

     (B) that whole number of fully paid and non-assessable common share(s), no par value, of Parent (“Parent Common Stock”) equal to the Per Share Common Stock Consideration plus the payment of cash in lieu of fractional shares as provided in Section 2.3(d), plus

     (C) the right to receive a Pro Rata Portion of the residual proceeds of the Warrant Escrow Fund, as described in Section 2.2(c) and as more fully provided in the Warrant Escrow Agreement (the “Participation Rights”).

     (ii) For purposes of this Agreement:

     (A) “Cash Consideration” means an amount in cash equal to US$10,000,000 less (x) the Company Advisor Expenses and (y) US$1,000,000, which amount referred to in this clause (y) is to be deposited into the Securityholders’ Representative Fund in accordance with Section 2.2(e).

     (B) “Closing Price” means the weighted average of the Daily Closing Prices for the ten consecutive trading day period ending on the trading day immediately preceding the Condition Determination Date. “Daily Closing Price” for any trading day means the closing price of shares of Parent Common Stock on the NASDAQ Small Cap Market for such trading day (as reported in The Wall Street Journal (National Edition) or, if not reported therein, any other nationally-recognized authoritative source).

     (C) “Common Stock Consideration” means the number of shares of Parent Common Stock derived by dividing US$75,000,000 by the Closing Price; provided, that such number of shares shall, subject to the anti-dilution adjustments provided in Section 2.1(d), not be less than 30,000,000.

     (D) “Company Advisor Expenses” means all fees, charges and expenses of the financial, investment banking, legal, accounting and other professional advisors of the Company and its Subsidiaries relating to the transactions contemplated by this Agreement (including the Spin-Off Transaction) (which fees, charges and expenses shall in no event exceed US$9,000,000) that have not been paid on or prior to the Closing Date; such Company Advisor Expenses to be set forth on a schedule (the “Fee Schedule”) to be delivered to Parent by the Company not less than two Business Days prior to the Closing Date. The Fee Schedule shall set forth, for each advisor indicated, that portion of the Company Advisor Expenses due and payable to such advisor and the payment instructions relating thereto. For the avoidance of doubt, Company Advisor Expenses shall not include (i) any engineering fees, charges or expenses in connection with the Commercial Demonstration Facility or (ii) any fees, charges and expenses incurred in connection with the filing, prosecution, registration, renewal and maintenance of Intellectual Property.

     (E) “Fully Diluted Share Number” means the result obtained by adding (x) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Closing, including shares of Company Common Stock issued as a result of the exercise of Company Options prior to their cancellation as contemplated by Section 2.5, but excluding any Excluded Shares, other than those shares acquired by Parent in the Canadian Transaction, which shares shall be included in determining the number of shares in this clause (x), plus (y) the aggregate number of shares of Company Common Stock issuable as of immediately prior to the Closing upon the exercise of all Company Warrants (including Company Warrants that are terminated immediately prior to or as of the Closing in exchange for the shares of Company Common Stock that would have been issued to the holders of such Company Warrants upon exercise thereof), assuming the full number of such shares of Company Common Stock are issued and that all exercise prices are paid in cash and not by a “cashless exercise” (but excluding any shares to be issued as a result of the exercise (or such termination) of Company Warrants that are included in determining the number of shares in clause (x) above), plus (z) the aggregate number of shares of Company Common Stock issuable in exchange for EPIL Options outstanding immediately prior to the Closing (assuming all such EPIL Options are exercised in full and each share of EPIL common stock issuable upon exercise thereof is exchanged for 47.52 shares of Company Common Stock, but excluding any shares to be issued as a result of the exercise (or such termination) of EPIL Options that are included in determining the number of shares in clause (x) above).

     (F) “Per Share Cash Consideration” means the quotient obtained by dividing the Cash Consideration by the Fully Diluted Share Number.

     (G) “Per Share Common Stock Consideration” means the quotient obtained by dividing the Common Stock Consideration by the Fully Diluted Share Number.

     (iii) At the Effective Time, (A) all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in Section 2.1(c)(i) shall be automatically cancelled and shall cease to exist and (B) the holders of certificates which immediately prior to the Effective Time represented such shares of Company Common Stock (“Company Certificates”) shall cease to have any rights with respect to such shares, other than (x) the right to receive the Merger Consideration upon surrender of Company Certificates in accordance with Section 2.3(a) and (y) the right to receive shares of the Spin-Off Subsidiary (to the extent such shares have not already been delivered to such holder).

     (d) Adjustments to Prevent Dilution. If, prior to the Effective Time, Parent (i) declares, or establishes a record date for, a stock dividend or other distribution payable in (x) shares of Parent Common Stock or shares of any Subsidiary of Parent, (y) securities convertible or exchangeable into or exercisable for shares of Parent Common Stock or shares of a Subsidiary of Parent or (z) any other securities or (ii) effects a stock split (including a reverse stock split), reclassification, recapitalization, combination or other similar change with respect to the Parent Common Stock, then the Per Share Common Stock Consideration shall be equitably adjusted to eliminate the effects of that stock dividend, distribution, stock split, reclassification, recapitalization, combination or other change.

     Section 2.2 Dispensation of Merger Consideration.

     (a) Indemnity Escrow. At the Closing, without the act of any Securityholder, the Indemnity Escrowed Shares shall be deposited by Parent (on behalf of the Securityholders referred to in clauses (i) and (ii) of the definition of “Securityholders” in Section 10.1(ll) (the “Indemnity Fund Securityholders”) with Mellon Investor Services, or such other bank or trust company designated by Parent and reasonably approved by the Company (the “Indemnity Escrow Agent”). The Indemnity Escrowed Shares, together with any non-cash dividends or other non-cash distributions paid with respect to the Indemnity Escrowed Shares, are collectively referred to as the “Indemnity Escrow Fund.” Parent shall show the Parent Common Stock contributed to the Indemnity Escrow Fund as issued and outstanding on its balance sheet. Any dividends or distributions paid in cash with respect to the Indemnity Escrowed Shares shall not be deposited into the Indemnity Escrow Fund but instead shall be paid to the Indemnity Fund Securityholders in accordance with their respective Pro Rata Portions (determined based solely with respect to the Indemnity Fund Securityholders). The Indemnity Escrow Fund shall be governed by the terms of an Indemnity Escrow Agreement substantially in the form attached as Exhibit E, with such changes as shall be mutually agreed to by the

Company and Parent (the “Indemnity Escrow Agreement”), and shall be (i) available to compensate the Parent Indemnified Parties for Damages claims made pursuant to Article VIII and (ii) held to secure the Company’s obligations to meet certain business development milestones, as set forth in the Indemnity Escrow Agreement. Each Indemnity Fund Securityholder’s proportionate interest in the Indemnity Escrowed Shares deposited into the Indemnity Escrow Fund shall be based upon such Indemnity Fund Securityholder’s Pro Rata Portion (determined based solely with respect to the Indemnity Fund Securityholders). As more fully provided in the Canadian Exchange Agreement, a portion of the Company Common Stock issuable to the participants in the Canadian Transaction in exchange for their shares of Company Common Stock shall be deposited in the Indemnity Escrow Fund and shall constitute Indemnity Escrowed Shares. The Indemnity Escrowed Shares shall be registered in the name of the Indemnity Escrow Agent for so long as they constitute part of the Indemnity Escrow Fund and, upon distribution to any Indemnity Fund Securityholder, shall be registered in the name of such Indemnity Fund Securityholder. The Indemnity Escrow Fund shall be distributed at the times and in the manner as shall be specified in the Indemnity Escrow Agreement.

     (b) Warrant Escrow. At the Closing, without the act of any Securityholder or any holder of Company Warrants, the Escrowed Warrant Consideration shall be deposited by Parent with Mellon Investor Services, or such other bank or trust company designated by Parent and reasonably approved by the Company (the “Warrant Escrow Agent”). The Escrowed Warrant Consideration, together with (i) any dividends or other distributions paid with respect to the Parent Common Stock included in the Escrowed Warrant Consideration and (ii) the exercise prices paid by the holders of Company Warrants upon exercise thereof and deposited with the Warrant Escrow Agent, is collectively referred to as the “Warrant Escrow Fund.” The Warrant Escrow Fund shall be governed by the terms of a Warrant Escrow Agreement substantially in the form attached as Exhibit F, with such changes as shall be mutually agreed to by the Company and Parent (the “Warrant Escrow Agreement”), and shall (x) be available to pay the Merger Consideration to holders of Company Warrants that exercise their Company Warrants after the Effective Time, (y) to the extent any Company Warrant is exercised, be available to distribute the exercise price paid by the holder of such Company Warrants to the Securityholders pursuant to their Participation Rights as more fully provided in the Warrant Escrow Agreement and (z) to the extent not all Company Warrants are exercised prior to their expiration or termination, otherwise be payable to the Securityholders pursuant to their Participation Rights as more fully provided in the Warrant Escrow Agreement; provided, that the portion of the Warrant Escrow Fund that consists of Indemnity Escrowed Warrant Shares shall be (i) available to compensate the Parent Indemnified Parties for Damages claims made pursuant to Article VIII and (ii) held to secure the Company’s obligations to meet certain development milestones, as set forth in the Warrant Escrow Agreement. As more fully provided in the Canadian Exchange Agreement, participants in the Canadian Transaction shall be entitled to receive, in exchange for their shares of Company Common Stock, consideration that includes Participation Rights, determined on the same basis as if they had received the Merger Consideration pursuant to the Merger in respect of each share of Company Common Stock owned by them.

     (c) Participation Rights. Holders of the Participation Rights shall be entitled to receive, from time to time, their Pro Rata Portion of the residual assets held in the Warrant Escrow Fund, as the same may be reduced from time to time (i) with respect to the Indemnity Escrowed Warrant Shares only, as a result of distributions to the Parent Indemnified Parties for Damages claims made pursuant to Article VIII and (ii) upon the exercise of Company Warrants, at the times and in the manner as shall be specified in the Warrant Escrow Agreement. The Securityholders acknowledge that, other than in the case of a Change of Control, no distributions from the Warrant Escrow Fund shall be made to Securityholders pursuant to their Participation Rights with respect to Merger Consideration relating to any of the Company Warrants evidenced by Company Warrant Nos. 1 through 20 unless the holder of such Company Warrant has acknowledged in writing to Parent that its Company Warrant has terminated or otherwise expired. All distributions from the Warrant Escrow Fund in respect of the Participation Rights will be made in the same form as the assets then held in the Warrant Escrow Fund. The Participation Rights shall inure to the benefit of the holders of record, as applicable, of (i) Company Common Stock as of the Closing Date (before giving effect to the closing of the Canadian Transaction) and (ii) Company Warrants (to the extent the exercise date of such Company Warrants occurs after the Closing Date), and shall not be transferable (either directly or indirectly) except by operation of law, upon the bankruptcy of such record holder, by will, trust or other testamentary transfer or by gift or sale to a descendent of a record holder, a spouse of a record holder or a descendent of a spouse of a record holder as of the exercise date of such Company Warrants.

     (d) Exchange Agent. At the Closing, Parent shall deposit with Mellon Investor Services, or such other bank or trust company designated by Parent and reasonably approved by the Company (the “Exchange Agent”), (A) certificates representing the aggregate number of shares of Parent Common Stock issuable under Section 2.1(c)(i) (B) minus (x) the Indemnity Escrowed Shares and (y) shares included in the Escrowed Warrant Consideration, (B) sufficient funds necessary to pay the cash component of the Merger Consideration and (C) sufficient funds necessary to pay the cash in lieu of fractional shares of Parent Common Stock to which holders of Company Certificates may be entitled under Section 2.3(d). Such deposited shares of Parent Common Stock and deposited cash, together with any dividends or other distributions paid with respect to those shares, are collectively referred to as the “Exchange Fund.”

     (e) Securityholders’ Representative Fund. At the Closing, Parent shall deposit with Mellon Investor Services, or such other bank or trust company designated by Parent and reasonably approved by the Company (the “Securityholders’ Escrow Agent”), an amount in cash equal to US$1,000,000 (the “Securityholders’ Representative Fund”). The dispensation of the Securityholders’ Representative Fund shall be governed by the terms of a Securityholders’ Representative Fund Escrow Agreement substantially in the form attached as Exhibit G (the “Securityholders’ Representative Fund Escrow Agreement”). As more fully provided in the Securityholders’ Representative Fund Escrow Agreement, the Securityholders’ Representative may draw funds from the Securityholders’ Representative Fund for the payment of its out-of-pocket fees and expenses, including reasonable legal and accounting fees and expenses (the “Securityholders’ Representative Expenses”) associated with the Securityholders’ Representative’s execution of the duties and obligations as such representative under the terms of this Agreement, the Canadian Exchange Agreement, the Escrow Agreements, the Securityholders’ Representative Fund Escrow Agreement and any letters of transmittal contemplated by this Agreement (the “Securityholders’ Representative Obligations”).

     Section 2.3 Exchange of Certificates.

     (a) Exchange Procedures.

     (i) Letter of Transmittal. Parent shall instruct the Exchange Agent to mail or otherwise deliver to each holder of record of a Company Certificate promptly following the Closing (A) a letter of transmittal (which shall (x) specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of Company Certificates to the Exchange Agent, (y) expressly appoint the Securityholders’ Representative in the capacity set forth in Section 8.7(a), the Escrow Agreements, the Securityholders’ Representative Fund Escrow Agreement and pursuant to the terms of representation set forth in the letter of transmittal, the execution and delivery of which by any holder of Company Common Stock shall constitute such holder’s approval of such terms of representation, and (z) be in such form and to have such other provisions as Parent and the Company may reasonably agree) and (B) instructions for surrendering Company Certificates and receiving the Merger Consideration which such holder shall be entitled pursuant to Section 2.1.

     (ii) Surrender of Company Certificates. Immediately following the Closing, upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Company Certificate shall be entitled to receive, as soon as reasonably practicable thereafter, in exchange therefor (A) (x) the Closing Date Portion consisting of Parent Common Stock issuable in exchange for such holder’s Company Certificates (after taking into account all shares then held by such holder) and (y) a check in the amount equal to (I) the cash component of the Merger Consideration plus (II) the cash in lieu of fractional shares of Parent Common Stock payable in respect of such holder’s Closing Date Portion (collectively, the “Closing Date Consideration Payments”) and (B) at the times and in accordance with the terms of the Escrow Agreements, any remaining portion of the Merger Consideration payable to such holder, in each case, less any required withholding of taxes. Any Company Certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon due surrender of Company Certificates. To the extent a holder of Company Common Stock surrenders a Company Certificate together with a duly executed letter of transmittal and any other documents reasonably required by the Exchange Agent prior to or at the Closing, Parent shall use its reasonable commercial efforts to deliver, on the Closing Date or as soon thereafter as practicable, the Closing Date Consideration Payments pursuant to such holder’s instructions set forth in the letter of transmittal.

     (iii) Unregistered Transferees. If any share of Parent Common Stock is to be issued in a name other than that in which the surrendered Company Certificate is registered, then the share of Parent Common Stock may be issued or paid to such a transferee so long as (A) the surrendered Company Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such exchange (1) pays any required transfer taxes or (2) establishes to the reasonable satisfaction of Parent and the Exchange Agent that those taxes have already been paid or are not required.

     (iv) No Other Rights. Until surrendered in accordance with this Section 2.3(a), each Company Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. The Merger Consideration issued or paid upon the surrender of any Company Certificate, or issued or paid subsequently thereto upon the terms of the Escrow Agreements, shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to that Company Certificate and the shares of Company Common Stock formerly represented by it. Nothing in this Section 2.3(a)(iv) shall negate the right of any holder of Company Common Stock, entitled to receive common stock of ERI Holdings in the Spin-Off Transaction prior to the Effective Time, from receiving such common stock.

     (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions payable with respect to shares of Parent Common Stock that have a record date on or after the Closing Date shall be paid to a holder of an unsurrendered Company Certificate until that Company Certificate is properly surrendered in accordance with this Article II. Subject to applicable Laws, following the proper surrender of any such Company Certificate, there shall be issued or paid to the holder of the certificate representing the Closing Date Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable with respect to the shares of Parent Common Stock represented by that certificate that have a record date on or after the Closing Date and a payment date on or prior to the date of issuance of that certificate and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to the shares of Parent Common Stock represented by that Parent Certificate that have a record date on or after the Closing Date and a payment date after the date of issuance of that certificate. Any non-cash dividends or other non-cash distributions referred to in the foregoing sentence (i) payable with respect to Indemnity Escrowed Shares shall be deposited into the Indemnity Escrow Fund and (ii) payable with respect to Indemnity Escrowed Warrant Shares shall be deposited into the Warrant Escrow Fund.

     (c) No Further Transfers. At the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Closing.

     (d) Fractional Shares. No certificates or scrip representing Merger Consideration consisting of fractional shares of Parent Common Stock shall be issued or issuable upon the surrender of Company Certificates, and such fractional share interests will not entitle their owners to vote, to receive dividends or other distributions or to any other rights of a stockholder of Parent. Each holder of Company Certificates who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock under this Article II constituting a Closing Date Share (after taking into account all Company Certificates delivered by such holder) shall receive a cash payment in lieu of such fractional share interest equal to the product obtained by multiplying (A) the fraction of a share of Parent Common Stock constituting a Closing Date Share to which such holder would otherwise have been entitled by (B) the Closing Price. At the Closing, Parent shall deposit an amount in cash with the Exchange Agent sufficient to pay the amounts payable under this Section 2.3(d).

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Certificates 180 days after the Closing shall be delivered by the Exchange Agent to Parent upon demand. Any holder of Company Certificates who has not complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration.

     (f) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Company Certificates for any Merger Consideration properly delivered to a public official under applicable abandoned property, escheat or similar Laws. If any Company Certificates have not been surrendered prior to five years after the Closing (or immediately prior to such earlier date on which any Merger Consideration in respect of those Company Certificates would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in respect of those Company Certificates shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled to that Merger Consideration.

     (g) Lost, Stolen or Destroyed Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction, the Exchange Agent shall issue the Merger Consideration in accordance with Section 2.2 in exchange for such lost, stolen or destroyed Company Certificate.

     Section 2.4 Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration payable to any Person such amounts as it is required to deduct and withhold from such payment under any applicable Laws. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, deducts or withholds any such amounts (which amounts shall be paid over to the appropriate Tax authority), such amounts shall be treated for all purposes as having been paid to the Person in respect of whom the

Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

     Section 2.5 Treatment of Stock Options. At least 30 days prior to the Closing, the Company shall take such actions as may be necessary, including, without limitation, amending any existing stock plan and notifying all affected individuals, to cause each option to acquire shares of Company Common Stock that may be outstanding as of the Closing (“Company Options”), issued under those option plans set forth in Section 4.11(a) of the Company Disclosure Letter (collectively, the “Company Option Plans”), and each EPIL Option that may be outstanding as of the Closing, issued under those option plans set forth in Section 4.11(a) of the Company Disclosure Letter (collectively, the “EPIL Option Plans”), to be immediately vested and exercisable. At the Effective Time, each Company Option and EPIL Option which is then outstanding shall be canceled.

     Section 2.6 Treatment of Warrants. The Company shall use its reasonable commercial efforts to cause each warrant exercisable for shares of Company Common Stock outstanding immediately prior to the Closing (“Company Warrants”) to be exercised or terminated prior to the Closing. The Company acknowledges that Parent intends to take the position that the Merger, pursuant to which holders of Company Warrants, upon the exercise thereof, shall be entitled to receive shares of common stock of a publicly traded company, is an event that is substantially equivalent to an initial public offering of the Company’s common stock for purposes of determining the expiration date of Company Warrants Nos. 1-20 and, accordingly, the “Warrant Expiration Date,” as defined in each of Company Warrants Nos. 1-20, will be deemed to be the later of the date specified in such Company Warrant and the first anniversary of the Closing Date. The Company shall comply with the notice requirements set forth in the instruments evidencing the Company Warrants, and shall include in the notices to be delivered to the holders of Company Warrants Nos. 1-20 a statement of Parent’s position to the effect set forth in the foregoing sentence. As provided in Section 2.2(b), the portion of the aggregate Merger Consideration that would have been payable in respect of the Company Warrants (had the Company Warrants that remain outstanding and unexercised at the Closing been exercised immediately prior to the Closing) that constitutes Escrowed Warrant Consideration shall be deposited with the Warrant Escrow Agent, of which 33.33% (or 16.665%, as applicable) of the shares of Parent Common Stock constituting part of the aggregate Merger Consideration payable in respect of such Company Warrants shall constitute Indemnity Escrowed Warrant Shares. Upon termination of the Indemnity Escrow Fund, the Indemnity Escrowed Warrant Shares, together with any dividends or distributions paid with respect to the Indemnity Escrowed Warrant Shares, shall become available for distribution pursuant to the terms of the Warrant Escrow Agreement.

     Section 2.7 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, none of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder (a “Dissenting Stockholder”) of which (a) has not voted in favor of the Merger or consented to it in writing, (b) has demanded its rights to appraisal in accordance with Section 262 of the DGCL and (c) has not effectively withdrawn or lost its rights to appraisal (“Dissenting Shares”), shall be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares (i) shall be cancelled and shall cease to exist and (ii) shall represent the right to receive only those rights provided under the DGCL. If, after the Effective Time, any holder of Dissenting Shares withdraws, loses or fails to perfect its rights to appraisal, then (x) such shares shall be treated as if they had been converted into the Merger Consideration as of the Effective Time and (y) such holder shall be entitled only to those rights granted under Section 262 of the DGCL. The Company shall promptly notify Parent upon receipt of any written demands for appraisal under Section 262 of the DGCL and any withdrawals of such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, offer to settle or make any payment with respect to such demands unless it receives prior written consent from Parent.

     Section 2.8 Payment of Company Advisor Expenses. At the Closing, Parent shall pay the Company Advisor Expenses in immediately available funds pursuant to the instructions set forth on the Fee Schedule; provided, that Parent shall not be obligated to pay more than US$9,000,000 in Company Advisor Expenses.

ARTICLE III

INFORMATION STATEMENT; FAIRNESS HEARING; ETC.

     Section 3.1 Information Statement; Fairness Hearing and Permit.

     (a) As soon as practicable after the execution of this Agreement, (i) Parent shall prepare, with the cooperation of the Company, the application for the permit (the “Permit Application”) in connection with the Hearing and the notice to be sent to the holders of the Company Common Stock, Company Options and Company Warrants, pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) to be held by the California Commissioner to consider the terms and conditions of this Agreement, the Merger and the Canadian Transaction, and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”), and (ii) Parent and the Company shall jointly be responsible for preparing a disclosure document relating to this Agreement and the transactions contemplated hereby (the “Information Statement”).

     (b) Each of the Company and Parent shall use its reasonable commercial efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities Laws. Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement,

or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute (i) a disclosure document for the offer and issuance of the Merger Consideration to be received in connection with the Merger, the Canadian Transaction and upon the exercise of Company Warrants following the Closing, (ii) a proxy statement for solicitation of approval by the stockholders of the Company of the transactions contemplated hereby (including the adoption of this Agreement and the approval of the Merger) and (iii) an information circular for solicitation of approval by the stockholders of Parent of the issuance of the Common Stock Consideration (whether or not such approval will be required). Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all the holders of Parent Common Stock, Company Common Stock, Company Options and Company Warrants and/or filing any such amendment or supplement with the California Commissioner of Corporations (the “California Commissioner”) or its staff and/or any other government officials.

     (c) The Information Statement shall include the unqualified recommendation of the board of directors of the Company in favor of adoption of this Agreement and approval of the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders (the “Company Board Recommendation”) unless the board of directors of the Company has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 6.5(e) and terminated this Agreement in accordance with Sections 6.5(e) and 9.4(a).

     (d) Each of Parent and the Company shall use its reasonable commercial efforts to (i) cause to be filed with the California Commissioner, within 30 days following the execution of this Agreement, the Permit Application and the Hearing Notice and (ii) obtain, as soon as practicable thereafter, the permit approving the fairness of this Agreement, the Merger and the Canadian Transaction pursuant to Section 25121 of California Securities Law such that the issuance of the Merger Consideration (whether in connection with the Merger or the Canadian Transaction) shall be exempt pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), from the registration requirements of Section 5 of the Securities Act (the “Permit”).

     (e) As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of the Company Common Stock, Company Options and Company Warrants entitled to receive such notice under California Securities Law. The Company and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Information Statement to all holders of the Company Common Stock, Company Options and Company Warrants. The Company shall not, and shall cause each Representative of the Company not to, directly or indirectly, solicit the vote of any holder of the Company Common Stock in connection with the Merger in violation of any applicable federal or state securities Laws.

     (f) The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Closing either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     (g) If Parent and the Company determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained within 60 days following the filing of the application therefor, or if the California Commissioner notifies Parent or the Company of the California Commissioner’s determination not to grant the Hearing, permit the mailing of the Notice of Hearing or issue the Permit, then:

     (i) Parent shall use its reasonable commercial efforts, with the Company’s cooperation, to cause the issuance of the shares of Parent Common Stock to be registered pursuant to a registration statement on Form F-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”);

     (ii) Parent shall prepare, with the Company’s cooperation, and Parent shall file with the SEC, as soon as practicable after the determination or notification referred to above, the Registration Statement, and each of the Company and Parent shall use its reasonable commercial efforts to cause the Registration Statement to become effective as soon thereafter as practicable; and no filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon;

     (iii) Each of Parent and the Company shall use its reasonable commercial efforts to cause the Registration Statement to include all information related to such party required by law to be included therein to be so included;

     (iv) Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or it counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Registration Statement;

     (v) Each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any other filing or for additional information and shall provide the other with copies of all orders with respect to the Registration Statement and all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or other filing;

     (vi) The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Closing either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and the Company and Parent shall cooperate in delivering any such amendment or supplements to all the holders of the Company Common Stock, Company Options and Company Warrants and/or filing any such amendment or supplement with the SEC or its staff and/or any other government officials;

     (vii) As soon as practicable after the Registration Statement is declared effective by the SEC, the Company shall deliver by mail, personal delivery or reputable overnight courier the Registration Statement to all holders of the Company Common Stock, Company Options and Company Warrants;

     (viii) The Company shall furnish all information concerning itself as Parent may reasonably request in connection with the preparation of the Registration Statement; and

     (ix) The Company shall not, and shall cause each Company Representative not to, directly or indirectly, solicit the vote of any holder of the Company Common Stock in connection with the Merger in violation of any applicable federal or state securities laws.

     (h) Parent shall take such steps as may be reasonably necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the issuance of the Merger Consideration. The Company shall furnish to Parent all information concerning the Company as may be requested by Parent in connection with Parent’s compliance with the securities and blue sky Laws of all jurisdictions which are applicable in connection with the issuance of the Merger Consideration.

     (i) No amendment or supplement to the Information Statement or Registration Statement shall be made without the approval of each of Parent and the Company.

     (j) The information supplied by Parent and the Company in writing for inclusion in the Information Statement will not, at (i) the time the Information Statement (or any amendment of or supplement to the Information Statement) is first mailed to the stockholders of the Company and is first mailed to the stockholders of Parent and (ii) the time of the Company Stockholders Meeting and the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Information Statement or necessary in order to make the statements in the Information Statement not misleading. If, at any time prior to the Closing, any material misstatement or omission of a material fact relating to the Company or Parent should be discovered by the Company or Parent, as applicable, in the Information Statement, the Company and Parent shall promptly inform the other, as applicable.

     (k) The information supplied by Parent and the Company in writing for inclusion in the Registration Statement (if required) will not, at (i) the Registration Statement effective date, (ii) the time the Registration Statement (or any amendment of or supplement to the Registration Statement) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Registration Statement necessary in order to make the statements in the Registration Statement not misleading. If, at any time prior to the Closing, any information relating to the Company or Parent should be discovered by the Company or Parent that should be set forth in an amendment or a supplement to the Registration Statement, the Company and Parent shall promptly inform the other, as applicable.

     Section 3.2 Company Stockholders Meeting.

     (a) The Company shall take all action necessary in accordance with the DGCL, its certificate of incorporation and its bylaws to call, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) on a date that is mutually agreed to by Parent and the Company, such date to be not more than one Business Day prior to the scheduled Closing Date and as soon as practicable after (i) the date the California Commissioner issues the Permit or (ii) if Parent is required to file a Registration Statement pursuant to Section 3.1(g), as soon as practicable after the date the Registration Statement becomes effective, the purpose of the Company Stockholders Meeting being the voting on the transactions contemplated hereby, including the adoption of this Agreement and the approval of the Merger. The date of the Company Stockholders Meeting shall be on or about the date immediately following the date of the Parent Stockholders Meeting (if the same shall be required to occur), and, after the Condition Determination Date, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the prior written consent of Parent unless the Parent Stockholders Meeting is not held as scheduled or the Requisite Parent Vote is not obtained at the Parent Stockholders Meeting. Except as set forth in Section 6.5(e), (i) the Company’s board of directors shall recommend adoption of this Agreement and approval of the Merger and (ii) neither the Company’s board of directors nor any committee thereof shall withdraw or modify, or propose to resolve to withdraw or modify in a manner adverse to Parent, the Company Board Recommendation. Subject to Section 6.5(e), the Company shall take all action reasonably necessary or advisable to obtain the Requisite Company Vote.

     (b) If on the fifth Business Day prior to the date of the Company Stockholders Meeting (the “Condition Determination Date”) the conditions set forth in Section 7.1(c), (d), (e), (f) and (i) and Section 7.2(e), (l) and (n) (the “Pre-Closing Conditions”) shall have been satisfied, Parent and the Company shall establish the Closing Price pursuant to the provisions of Section 2.1(c)(ii)(B). If as a result of the determination of the Closing Price the Additional Shares Issuance Condition will occur, Parent shall notify (the “Parent Election Notification”) the Company in writing, by 8:00 p.m. (Eastern time) on the Condition Determination Date, of Parent’s election to either (i) terminate this Agreement pursuant to Section 9.3(e) or (ii) hold the Parent Stockholders Meeting (a “Stockholder Meeting Election”); provided, that if Parent does not provide the Parent Election Notification to the Company by 8:00 p.m. (Eastern time) on the Condition Determination Date, such failure to notify the Company shall be deemed to be a Stockholder Meeting Election; provided, further, that upon the occurrence of a Stockholder Meeting Election, Parent’s right to terminate this Agreement pursuant to Section 9.3(e) shall terminate. Notwithstanding the foregoing, if as a result of the determination of the Closing Price the Additional Shares Issuance Condition will occur, but not more than 42,300,000 shares of Parent Common Stock (as the same may be adjusted as a result of a stock split, combination or other similar change with respect to the Parent Common Stock) will be issued upon consummation of the transactions contemplated by this Agreement (including the Canadian Transaction), Parent may not elect to terminate this Agreement pursuant to Section 9.3(e).

     (c) If the Pre-Closing Conditions have not been satisfied on or prior to the Condition Determination Date, Parent and the Company shall, respectively, take all action necessary to postpone or adjourn the Company Stockholders Meeting and the Parent Stockholders Meeting, such decision regarding postponement or adjournment to be based on the mutual agreement between Parent and the Company as to the earliest date upon which the Pre-Closing Conditions would reasonably be expected to be satisfied; provided, that any postponed or adjourned Company Stockholders Meeting shall be held one Business Day after any similarly postponed or adjourned Parent Stockholders Meeting.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, as of the date of this Agreement, that:

     Section 4.1 Organization and Power. Each of the Company and its Subsidiaries is, and after giving effect to the Spin-Off Transaction will be, a corporation or other business association, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has, and after giving effect to the Spin-Off Transaction will have, the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

     Section 4.2 Foreign Qualifications. Each member of the Post-Spin-Off Company Group is, and after giving effect to the Spin-Off Transaction will be, duly qualified or licensed to do business as a foreign corporation or other business association, and is in good standing (to the extent such concept is recognized), in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.

     Section 4.3 Corporate Authorization. The Company has all necessary corporate power and authority (i) to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement and (ii) to enter into the Distribution Agreement and, subject to the actions of the Company’s Board of Directors contemplated by the Distribution Agreement, to consummate the Spin-Off Transaction. The board of directors of the Company has unanimously adopted resolutions (a) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement and (b) recommending to the stockholders of the Company that they adopt this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote. The execution, delivery and performance of the Distribution Agreement and the consummation of the transactions contemplated thereby by the parties thereto will, prior to the Closing, be duly and validly authorized by all necessary corporate and shareholder action on the part of such parties.

     Section 4.4 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (the “Enforceability Exception”). The Distribution Agreement will, when executed and delivered by each of the parties thereto prior to the Closing, constitute a legal, valid and binding agreement of the parties thereto, enforceable against them in accordance with its terms, subject to the Enforceability Exception.

     Section 4.5 Organizational Documents. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its

Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

     Section 4.6 Minute Books. Except as set forth in Section 4.6 of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the boards of directors and each committee of the boards of directors of the Company and each of its Subsidiaries.

     Section 4.7 Subsidiaries. A correct and complete (i) list of all Subsidiaries of the Company (both immediately prior to and after giving effect to the Spin-Off Transaction) and their respective jurisdictions of organization and (ii) description of the ownership interest (both on an outstanding and fully diluted basis) of the Company in all of such Subsidiaries (immediately after giving effect to the Spin-Off Transaction) is set forth in Section 4.7 of the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent (the “Company Disclosure Letter”). Except as set forth in Section 4.7 of the Company Disclosure Letter, each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens. Except as set forth in Section 4.7 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any shares of capital stock of, or any other security convertible or exchangeable into or exercisable for shares of capital stock of, any Person other than the Subsidiaries of the Company.

     Section 4.8 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement (including the Spin-Off Transaction and the Merger) do not and will not require any consent, approval or similar authorization of, or filing with or notification to, any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (each, a “Governmental Entity”), other than:

     (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

     (b) (i) the filing with the California Commission of the Information Statement, (ii) any other filings with the California Commission that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the California Securities Law;

     (c) the pre-merger notification and, to the extent applicable, any subsequent filing required under of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

     (d) compliance with the so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws (“Takeover Statutes”) set forth in Section 4.8(d) of the Company Disclosure Letter; and

     (e) such other consents, approvals and authorizations which, if not obtained, would not result in material costs to Parent as the buyer of the Company hereunder.

     Section 4.9 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement, and the execution, delivery and performance of the Distribution Agreement, and the consummation of the transactions contemplated thereby, by each of the parties thereto, do not and will not, both before and after giving effect to the Spin-Off Transaction:

     (a) violate or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

     (b) violate or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (including any assets that constitute Intellectual Property and any license agreements and other Contracts affecting or related to Intellectual Property) (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.8 have been obtained or made, except where such violations, conflicts or breaches would not result in material costs to Parent as the buyer of the Company hereunder;

     (c) subject to obtaining or making the consents, approvals, authorizations, modifications, filings or notifications set forth in Section 4.9(c) of the Company Disclosure Letter, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Material Contracts, other than such violations, breaches or defaults that relate solely to the Spin-Off Business and as to which no member of the Post-Spin-Off Company Group has or will have any liability or obligation;

     (d) require any consent, approval or other authorization, modification or any filing with or notification to, any Person under any Material Contracts, other than as set forth in Section 4.9(d) of the Company Disclosure Letter;

     (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Material Contracts, other than as set forth in Section 4.9(e) of the Company Disclosure Letter and other than such rights or obligations that relate solely to the Spin-Off Business and as to which no member of the Post-Spin-Off Company Group has or will have any liability or obligation; or

     (f) cause the creation or imposition of any Liens on any Company Assets, other than as set forth in Section 4.9(f) of the Company Disclosure Letter and other than (i) any Liens that relate solely to the Company Assets owned by the Spin-Off Subsidiary or any of its Subsidiaries and as to which no member of the Post-

Spin-Off Company Group has or will have any liability or obligation, (ii) Liens that would not result in material costs to discharge and (iii) any Permitted Liens.

     Section 4.10 Capitalization.

     (a) The authorized capital stock of the Company consists solely of 5,000,000 shares of Company Common Stock.

     (b) As of the date hereof, (i) 1,816,767 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in treasury by the Company and its Subsidiaries, (iii) 210,000 shares of Company Common Stock are reserved for issuance under the Company Option Plans and (iv) 167,250 shares of Company Common Stock are reserved for issuance in connection with the Company Warrants.

     (c) Except as set forth in Section 4.10(b), as of the date hereof, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. Subsequent to the date hereof, no shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company or any of its Subsidiaries, will be issued other than upon the exercise of the Company Options or Company Warrants outstanding on the date hereof, in each case, in accordance with their terms, except for issuances in compliance with the proviso in Section 6.1(b).

     (d) All shares of Company Common Stock and EPIL common stock that are subject to issuance, upon issuance prior to the Closing on the terms and conditions specified in the instruments under which they are issuable, (i) will be duly authorized, validly issued, fully paid and non-assessable and (ii) will not be subject to pre-emptive rights.

     (e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, there are no outstanding contractual obligations of any member of the Post-Spin-Off Company Group (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

     (f) Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation, and each outstanding member or partner interest of each Subsidiary of the Company that is a limited liability company or a partnership, is duly authorized, validly issued, fully paid and non-assessable and not subject to pre-emptive rights and each such share or interest owned by the Company or any of its Subsidiaries (other than with respect to the Spin-Off Subsidiary and its Subsidiaries) is free and clear of all Liens.

     Section 4.11 Options.

     (a) Section 4.11(a) of the Company Disclosure Letter sets forth a list of all Company Option Plans and EPIL Option Plans. As of the date hereof, 165,760 Company Options and 2,085 EPIL Options have been granted and are outstanding under the Company Option Plans and EPIL Option Plans, as applicable. Except for (i) Company Options and EPIL Options to purchase an aggregate of 165,760 shares of Company Common Stock and 2,085 shares of EPIL common stock, as the case may be, outstanding under the Company Option Plans and the EPIL Option Plans, as applicable, (ii) Company Options and EPIL Options that may be issued as permitted by the proviso in Section 6.1(b) and (iii) those Company Contracts or other arrangements set forth in Section 4.11(a) of the Company Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party (x) relating to the issued or unissued capital stock or other securities of the members of the Post-Spin-Off Company Group or (y) obligating the members of the Post-Spin-Off Company Group to issue or sell any shares of capital stock or other securities of the members of the Post-Spin-Off Company Group.

     (b) The Company has made available to Parent correct and complete copies of all Company Option Plans and EPIL Option Plans and all forms of options issued under those Option Plans. Section 4.11(b) of the Company Disclosure Letter sets forth a correct and complete list of the following information, as of the date of this Agreement, with respect to each Company Option and EPIL Option: (i) the name of the holder of that option; (ii) the exercise price for that option; (iii) the number of shares of Company Common Stock or EPIL common stock subject to that option; (iv) the Company Option Plan or EPIL Option Plan under which that option was granted; and (v) the dates on which that option was granted, will vest and will expire.

     Section 4.12 Voting.

     (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve or adopt this Agreement, the Merger or the other transactions contemplated by this Agreement (including the Spin-Off Transaction).

     (b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

     Section 4.13 Takeover Statutes. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement. Except as set forth in Section 4.8(d) of the Company Disclosure Letter, no other Takeover Statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

     Section 4.14 Financial Statements.

     (a) The audited consolidated balance sheets of the Company as of September 30, 2002 and 2003 and the related audited consolidated statements of operations for the fiscal years then ended, including the footnotes thereto, certified by Ernst & Young LLP, independent certified public accountants (“E&Y”), which have been delivered to Parent, fairly present, in all material respects, the consolidated financial position of the Company as of such dates and the consolidated results of operations of the Company for such respective periods, in each case in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied for the periods covered thereby. (The foregoing consolidated financial statements as of September 30, 2003 are sometimes referred to herein as the “Audited 2003 Financials.”) Except as set forth in Section 4.14 of the Company Disclosure Letter, the unaudited consolidated balance sheet of the Company as of September 30, 2004, and the related unaudited consolidated statement of income, including the footnotes thereto, which have been delivered to Parent, fairly present, in all material respects, the consolidated financial position of the Company as at such date and the results of operations of the Company for the fiscal year then ended and have been prepared on a basis consistent with the Audited 2003 Financials. (The foregoing unaudited consolidated financial statements of the Company are sometimes referred to herein as the “Unaudited 2004 Financials,” the consolidated balance sheet as of September 30, 2003 included in the Audited 2003 Financials is sometimes referred to herein as the “Balance Sheet” and September 30, 2003 is sometimes referred to herein as the “Balance Sheet Date”).

     (b) Not later than December 23, 2004, the Company will deliver to Parent an audited consolidated balance sheet of the Company as of September 30, 2004 and the related audited consolidated statement of operations for the fiscal year then ended, including the footnotes thereto, certified by E&Y. (The foregoing consolidated financial statements are sometimes referred to herein as the “Audited 2004 Financials). The Audited 2004 Financials will fairly present, in all material respects, the consolidated financial position of the Company as at September 30, 2004 and the results of operations of the Company for the fiscal year then ended and will have been prepared on a basis consistent with the Audited 2003 Financials. The Audited 2004 Financials will not differ from the Unaudited 2004 Financials in any material respect that is adverse to Parent as the buyer of the Company.

     Section 4.15 Liabilities.

     (a) As of the date hereof, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), of the Post-Spin-Off Company Group other than:

     (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheet or described in the footnotes to the Audited 2003 Financials;

     (ii) Liabilities fully and adequately reflected or reserved against on the balance sheet included in the Unaudited 2004 Financials;

     (iii) Liabilities incurred since September 30, 2004 in an amount not exceeding $300,000 in the aggregate; provided, that (x) Liabilities incurred in the ordinary course of business consistent with past practices in connection with overhead costs such as utilities, office lease rental and office equipment, and employee salaries and bonuses, (y) Liabilities associated with effectuating the transactions contemplated by this Agreement, including Expenses to be borne by Parent pursuant to Section 6.14 of this Agreement, Company Advisor Expenses, and (z) reasonable costs, fees and expenses in connection with the development, construction, testing or operation of the Commercial Demonstration Facility, shall not be considered Liabilities for this purpose; and

     (iv) Liabilities set forth in Section 4.15(a)(iv) of the Company Disclosure Letter.

     Section 4.16 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Section 4.16 of the Company Disclosure Letter and except for such actions or omissions that relate solely to the Spin-Off Subsidiary or any of its Subsidiaries and as to which no member of the Post-Spin-Off Company Group has or will have any liability or obligation, the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practices and:

     (a) there has not been any event, change, occurrence, circumstance or development, whether or not covered by insurance, that has had, or would be reasonably expected to have, whether before or after giving effect to the Spin-Off Transaction, a Company Material Adverse Effect; and

     (b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 6.1, other than as set forth in Section 4.16 of the Company Disclosure Letter.

     Section 4.17 Litigation. Except as set forth in Section 4.17 of the Company Disclosure Letter, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending before a Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the

Company, against any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable or which might adversely affect Intellectual Property or license agreements or other Contracts affecting or related to Intellectual Property, other than (i) Legal Actions involving claims involving amounts less than $25,000 or that, if decided adversely to the Company or any of its Subsidiaries would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) Legal Actions relating solely to the Spin-Off Business and as to which the members of the Post-Spin-Off Company Group do not and will not have any liability or obligation. There are no Orders outstanding against the Company or any of its Subsidiaries, other than any such Orders that relate solely to the Spin-Off Subsidiary or any of its Subsidiaries and as to which no member of the Post-Spin-Off Company Group has or will have any liability of obligation.

     Section 4.18 Contracts.

     (a) Section 4.18 of the Company Disclosure Letter lists each Company Contract in existence as of the date of this Agreement that is material to the Company or any of its Subsidiaries (other than Company Contracts that relate solely to the Spin-Off Business and as to which the members of the Post-Spin-Off Company Group do not and will not have any liability or obligation and which do not adversely affect any Intellectual Property that is owned, licensed to or used by any member of the Post-Spin-Off Company Group) (each, a “Material Contract”), including, without limitation, any Company Contract that meets any of the following criteria:

     (i) customer Contracts for the sale of services which by their terms exceed one year and which are in dollar amounts in excess of $25,000;

     (ii) supply Contracts which by their terms exceed one year and which are in dollar amounts in excess of $25,000;

     (iii) Contracts (including severance agreements) with any current or former holder of at least 5% of the Company Common Stock, or any officer, director, employee, consultant, agent or other representative of the Company or any of its Subsidiaries;

     (iv) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

     (v) Contracts forming a joint venture, partnership, strategic alliance or similar arrangement;

     (vi) Contracts under which the Company or any of its Subsidiaries agrees to indemnify any party or to share tax liability of any party;

     (vii) Contracts relating to the borrowing of money or capital leases;

     (viii) Contracts with any Governmental Entity;

     (ix) Contracts containing covenants that restrict the ability of the Company or any of its Subsidiaries to (A) conduct its business in any geographic area, (B) compete in any line of business, (C) sell, supply or distribute any product or (D) hire any individual or group of individuals (a “Restrictive Company Contract”);

     (x) Contracts that include indemnification obligations (other than indemnification of directors and officers of the Company and its Subsidiaries in connection with their duties as directors and officers);

     (xi) Contracts that include guarantees of the obligations of any Person that is not a member of the Post-Spin-Off Company Group, including Contracts consisting of financial support arrangements;

     (xii) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000;

     (xiii) Contracts consisting of license agreements or other Contracts affecting or related to Intellectual Property (except for any “shrink-wrap” or “click-through” license agreements relating to mass market or commercially available software);

     (xiv) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $25,000 and not cancelable by the Company (without premium or penalty) within one month; and

     (xv) any Contract that grants rights to one or more third parties to utilize the RTP™ technology or improvements thereto.

     (b) The Company has delivered or made available to Parent a true and complete copy of each Material Contract.

     (c) (i) All Material Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms with respect to the Company and its Subsidiaries, subject to the Enforceability Exception, and, to the Knowledge of the Company, each other party thereto, (ii) neither the Company nor any of its Subsidiaries is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Material Contracts in any material respect and (iii) to the Knowledge of the Company, no other Person is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Material Contracts in any material respect; provided, that the representation and warranty contained in this Section 4.18(c) shall not apply to any Material Contract that relates solely to the Spin-Off Business and as to which the members of the Post-Spin-Off Company Group do not and will not derive any benefit (other than any indirect benefit derived from being the owner of the Spin-Off Subsidiary prior to the Spin-Off Transaction) and do not and will not have any liability or obligation.

     Section 4.19 Benefit Plans.

     (a) Section 4.19(a) of the Company Disclosure Letter contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which (i) any past or present director, officer, employee or consultant of the Company has any present or future right to benefits or (ii) the Company has any present or future Liabilities. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.”

     (b) The Company has, with respect to each Company Benefit Plan, if applicable, made available to Parent correct and complete copies of: (i) all plan texts and agreements; (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules); and (iv) all material communications with any Governmental Entity given or received within the past three years.

     (c) Each Company Benefit Plan is in compliance in all material respects with all applicable Laws. No Company Benefit Plan is intended to be qualified under Section 401(a) of the Code. No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any liability with respect to, any employee pension benefit plan which is (i) defined in Section 412 of the Code, (ii) subject to Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of the Code or section 210(3) of ERISA, or (iv) a multiemployer plan within the meaning of section 3(37) of ERISA. No Company Benefit Plan is an unfunded deferred compensation arrangement.

     (d) Each Company Benefit Plan which is a “group health plan” within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions of the Consolidated Omnibus Budget Recommendation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws. There are no Company Benefit Plans under which health benefits are provided to past or present employees beyond their retirement or other termination of service, other than coverage mandated by COBRA or any similar state group health plan continuation law.

     (e) All amounts properly accrued as liabilities of or expenses of any Company Benefit Plan have been properly reflected in the most recent Audited Financials, to the extent required by United States GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the Company’s financial statements in accordance with GAAP.

     (f) Except as set forth in Section 4.19(f) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not entitle any past or present employee of the Company to severance pay, unemployment compensation or any similar payment, or accelerate the time of the payment or vesting of, or increase the amount of, any compensation due to any past or present employee of the Company.

     (g) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

     (h) There are no material Legal Actions (other than routine claims for benefits) pending or threatened against or relating to any of the Company Benefits Plans and, to the Knowledge of the Company, no facts exist which would give rise to any such Legal Actions.

     (i) Except as set forth in Section 4.19(i) of the Company Disclosure Letter, no Company Benefit Plan covers employees of the Company or any of its Subsidiaries outside of the United States.

     Section 4.20 Excess Parachute Payments. Except as set forth in Section 4.20 of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the Canadian Transaction), will (either alone or in combination with another event) result in the payment of any amount that could, individually or in connection with another such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

     Section 4.21 Labor Relations.

     (a) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar labor contract. Neither the Company nor any of its Subsidiaries currently has, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

     (b) There are no material Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the employment or termination of employment by the Company or any of its Subsidiaries of any individual.

     (c) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988) involving the Company or any of its Subsidiaries since the Company’s inception.

     Section 4.22 Taxes. Except as set forth in Section 4.22 of the Company Disclosure Letter:

     (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for the past three years have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

     (b) The Company and its Subsidiaries have fully and timely paid all material Taxes owed by such companies (whether or not shown on any Tax Return) for the past three years, and have made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

     (c) The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

     (d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

     (e) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, no Governmental Entity has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries, and no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent audited financial statements.

     (f) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

     (g) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

     (h) The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

     (i) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

     (j) Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing authorities, has been so reported.

     (k) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing authority.

     (l) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Affiliates, has taken or agreed to take, or has failed to take, any action, nor is the Company or any of its Subsidiaries aware of any fact, agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     (m) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

     (n) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

     (o) Neither the Company nor any of its Subsidiaries has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Governmental Entity has proposed any such adjustment or change in accounting method.

     Section 4.23 Environmental Matters.

     (a) Except as would not be reasonably expected to result in Damages in excess of $50,000, the Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective predecessors are and have been in compliance with:

     (i) all applicable Laws existing on or before the date hereof relating to (A) pollution, contamination, protection of the environment, health, safety or sanitation, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Laws”); and

     (ii) all applicable Orders arising pursuant to Environmental Laws (collectively, “Environmental Orders”).

     (b) Except as would not be reasonably expected to result in Damages in excess of $50,000, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans, other than as set forth in Section 4.23(b) of the Company Disclosure Letter:

     (i) that have given rise or would reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries under any Environmental Orders; or

     (ii) that have required or would reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Orders), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages) (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Laws.

     (c) The Company and its Subsidiaries are in possession of all Company Permits relating to Environmental Laws, all of which, to the Knowledge of the Company, are in full force and effect.

     (d) Neither the Company nor any of its Subsidiaries has received any written notice or other written communication or, to the Knowledge of the Company, any other communication: (i) that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws, Environmental Orders or the requirements of any environmental Company Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Laws.

     Section 4.24 Intellectual Property; Software.

     (a) Section 4.24(a) of the Company Disclosure Letter contains a list and description (including application number, registration number or equivalent identifying information, where applicable) of all Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which the Company or any of its Subsidiaries is conducting the Retained Business or has within the previous five years conducted the Retained Business) owned by, licensed to or used by the Company or any of its Subsidiaries in connection with the conduct of the Retained Business (provided that Section 4.24(a) of the Company Disclosure Letter does not list any mass market or commercially available copyrights, patent rights and trademarks licensed to the Company or any of its Subsidiaries pursuant to “shrink-wrap” or “click-through” license agreements) separately listing those owned by, licensed to or used by the Spin-Off Subsidiary or any of its Subsidiaries.

     (b) Section 4.24(b) of the Company Disclosure Letter contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company or any of its Subsidiaries in the conduct of the Retained Business, provided that Section 4.24(b) of the Company Disclosure Letter does not list mass market Software licensed to the Company or any of its Subsidiaries that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements, separately listing such Software owned by, licensed to or used by the Spin-Off Subsidiary or any of its Subsidiaries. The Software required to be listed in Section 4.24(b) of the Company Disclosure Letter, to the Knowledge of the Company, does not and will not (i) contain any Viruses or Worms or (ii) any computer code that would disable such Software or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral, or other similar self-destruct mechanisms (sometimes referred to as “time bomb”, “time locks”, or “drop dead” devices) or that would permit any Person to access such Software to cause such disablement or impairment (sometimes referred to as a “trap door” device).

     (c) Section 4.24(c) of the Company Disclosure Letter identifies all outstanding licenses and other agreements relating to: (i) any Copyrights, Patent Rights or Trademarks required to be listed in Section 4.24(a) of the Company Disclosure Letter; (ii) any Trade Secrets owned by, licensed to or used by the Company or any of its Subsidiaries in connection with the conduct of the Retained Business; or (iii) any Software required to be listed in Section 4.24(b) of the Company Disclosure Letter, in each case separately listing such documents relating to the Spin-Off Subsidiary or any of its Subsidiaries.

     (d) Except as set forth in Section 4.24(d) of the Company Disclosure Letter, the Company and its Subsidiaries either: (i) own all right, title and interest in and to Intellectual Property and, to the Knowledge of the Company, Software currently used in the Retained Business or which may be usable by the Retained Business in the future as contemplated by the parties hereto; or (ii) have a perpetual, irrevocable, royalty free, valid and transferable right to use the same. Except as set forth in Section 4.24(d) of the Company Disclosure Letter, the Company or one of its Subsidiaries, as applicable, is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration identified in Section 4.24(a) and Section 4.24(b) of the Company Disclosure Letter as being owned by the Company or one of its Subsidiaries.

     (e) Except as disclosed in Section 4.24(e) of the Company Disclosure Letter: (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Section 4.24(a) of the Company Disclosure Letter as being owned by the Company or any of its Subsidiaries are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company and its Subsidiaries has not been cancelled or abandoned and is valid and enforceable; and (iii) the Company or one of its Subsidiaries has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company and its Subsidiaries, and to the Company’s Knowledge, there is no basis for any such action.

     (f) Except as set forth on Section 4.24(f) of the Company Disclosure Letter: (i) to the Knowledge of the Company, no infringement, misappropriation, violation or dilution of any Intellectual Property of the Company or any of its Subsidiaries has occurred or results in any way by conducting the Retained Business or the Spin-Off Business as presently conducted; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property of the Company or any of its Subsidiaries has been made or asserted in respect of the operations of the Retained Business or the Spin-Off Business; and (iii) neither the Company nor any of its Subsidiaries has had notice of, or has Knowledge of any basis for, a claim against the Company or any of its Subsidiaries that the operations, activities, products, Software, equipment, machinery or processes of the Retained Business or the Spin-Off Business infringe, misappropriate, violate or dilute any Intellectual Property in the United States or any foreign country. Except as set forth on Section 4.24(f) of the Company Disclosure Letter, to the Company’s Knowledge, no Person is infringing, misappropriating, violating or diluting any Intellectual Property or any such rights of the Company or any of its Subsidiaries.

     (g) Except as disclosed in Section 4.24(g) of the Company Disclosure Letter: (i) the Software used in connection with the Retained Business or which may be usable by the Retained Business in the future as contemplated by the parties hereto is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) all of the Software is owned by third parties and licensed to the Company and its Subsidiaries and will be available to the Retained Business following consummation of the Merger on the same terms and conditions as currently licensed by the Company and its Subsidiaries, without additional cost or expense (except with respect to commercially available software at market prices); and (iii) the Company and its Subsidiaries do not own any of the Software.

     (h) Except as set forth in Section 4.24(h) of the Company Disclosure Letter, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of the Company, its Subsidiaries, or such predecessor in interest, as applicable, either: (i) created such materials in the scope of his or her employment; (ii) was an employee of the Company, its Subsidiaries or such predecessor in interest, as applicable, at the time of creation of such materials; or is a party to a “work-for-hire” agreement under which the Company, its Subsidiaries, or such predecessor in interest, as applicable, is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment in favor of the Company, its Subsidiaries, or such predecessor in interest, as applicable, of all right, title and interest in such material. Except for Intellectual Property or Software licensed from third parties, none of the Intellectual Property or Software used in the conduct of the Retained Business is owned by or registered in the name of any current or former owner, stockholder, member, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company, its Subsidiaries, or any of their respective Affiliates or predecessors nor do any such persons have any interest therein or right thereto, including the right to royalty payments.

     (i) Other than as set forth in Section 4.24(i) of the Company Disclosure Letter, no third party has any rights to the Intellectual Property as a result of any funding from third parties, including, but not limited to, funding from any Governmental Entity.

     (j) To the Knowledge of the Company, (i) there is no Open Source Software incorporated or bundled (either directly by the Company, or indirectly by the incorporation or bundling of third party Software that itself incorporates Open Source Software) into any of the Company’s products or services; (ii) there is no Open Source Software otherwise used by the Company, whether or not incorporated with the Company’s products or services; (iii) there is no Open Source Software that is incorporated into any of the products or services of, or otherwise used by, any third party with whom the Company does business; (iv) the Company has not developed, acquired, licensed, used or otherwise obtained any Software that is now, was previously, or is expected/intended in the future to be Open Source Software; and (v) there is no Open Source Software, the use of which (by any party) does, or might be expected to, have a material effect on the Company, its operations or its business.

     Section 4.25 Real Property.

     (a) No member of the Post-Spin-Off Company Group owns any real property. Section 4.25 of the Company Disclosure Letter sets forth a list and summary description of (i) all leases, subleases or other agreements under which any member of the Post-Spin-Off Company Group is lessor or lessee of any real property (the “Leases”); and (ii) all options held by any member of the Post-Spin-Off Company Group or contractual obligations on any of their part to purchase or acquire any interest in real property. A member of the Post-Spin-Off Company Group is the owner of record, lessee under the Leases or holder of such options, as the case may be, of each of the items set forth in Section 4.25 of the Company Disclosure Letter.

     (b) The members of the Post-Spin-Off Company Group have a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) owned, used or held for use by them. No member of the Post-Spin-Off Company Group’s ownership of or leasehold interest in any such real property is subject to any Liens, except for Permitted Liens.

     Section 4.26 Personal Property. Section 4.26 of the Company Disclosure Letter sets forth a list, that is complete and correct in all material respects, of all tangible Company Assets (other than real property) owned by the members of the Post-Spin-Off Company Group. Such members have good and marketable title to, or a valid and enforceable leasehold interest in, all such Company Assets owned, used or held for use by them. Neither the ownership of or leasehold interest in any such Company Assets by such members is subject to any Liens, except for Permitted Liens.

     Section 4.27 Permits; Compliance with Laws.

     (a) Except as disclosed in Section 4.27(a) of the Company Disclosure Letter, (i) each member of the Post-Spin-Off Company Group is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), (ii) to the Knowledge of the Company, all such Company Permits are in full force and effect and (iii) no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except in the case of clauses (i) through (iii), those Company Permits the absence or lack of effectiveness of which would not be reasonably likely to result in material costs to Parent as the buyer of the Company hereunder. This Section 4.27(a) does not relate to environmental matters, which are the subject of Section 4.23.

     (b) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, except in the case of clauses (i) and (ii), as would not result in material costs to Parent as the buyer of the Company hereunder, and other than any such conflicts, defaults or violations that relate solely to the Spin-Off Subsidiary or any of its Subsidiaries and as to which no member of the Post-Spin-Off Company Group has or will have any liability or obligation. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same, except for investigations and reviews that have not had and would not reasonably be expected to have a Company Material Adverse Effect or which relate solely to the Spin-Off Subsidiary or any of its Subsidiaries and as to which no member of the Post-Spin-Off Company Group has or will have any liability or obligation. This Section 4.27(b) does not relate to matters with respect to benefit plans, which are the subject of Section 4.19, or to Taxes, which are the subject of Section 4.22, or to environmental matters, which are the subject of Section 4.23.

     Section 4.28 Insurance. The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events for their respective businesses and operations. A true and correct list of all insurance policies or binders held by or on behalf of the Company or its Subsidiaries is set forth on Section 4.28 of the Company Disclosure Letter and the Company has delivered true and complete copies of such policies and binders to Parent. Except as set forth in Section 4.28 of the Company Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.

     Section 4.29 Interested Party Transactions; Intercompany Loans.

     (a) Section 4.29 of the Company Disclosure Letter sets forth a true and complete list of all outstanding loans or extensions of credit that any member of the Post-Spin-Off Company Group has made directly or indirectly to (i) any director, officer or employee of either the Company or any of its Subsidiaries or (ii) any Subsidiary that is not a member of the Post-Spin-Off Company Group, in each case, providing with respect to each such loan or extension of credit the outstanding principal amount, the interest rate, the original issue date, the date of any renewal, the final maturity date and any other material term.

     (b) Except as set forth in Section 4.29 of the Company Disclosure Letter:

     (i) Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary expenses and for vacation accrual) or to any entity in which any such Person is a controlling holder, and no such Person is indebted to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has committed to make any loans or extensions of credit to any of such Persons.

     (ii) To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ officers or directors, or any members of their immediate families are, directly or indirectly, indebted to the Company or any of its Subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries.

     (iii) To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ officers or directors, or any members of their immediate families are, directly or indirectly, interested in any Material Contract.

     (c) Except as set forth in Section 4.29 of the Company Disclosure Letter, there are no Contracts that include guarantees of the obligations of any Subsidiary of the Company that is not a member of the Post-Spin-Off Company Group, including Contracts consisting of agreements to provide funds or other financial support arrangements.

     Section 4.30 Affiliates. Section 4.30 of the Company Disclosure Letter sets forth an accurate and complete list of all “Affiliates” of the Company within the meaning of Rule 145 under the Securities Act as of the date hereof.

     Section 4.31 Books and Records. The books and records of the Company and its Subsidiaries have been and are being maintained, in all material respects, in accordance with United States GAAP and all other applicable legal and accounting requirements.

     Section 4.32 Accounting Records; Internal Controls.

     (a) Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains, in the reasonable judgment of the Company, proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries and to maintain accountability for the consolidated assets of the Company and its Subsidiaries; (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     (b) The Company has heretofore made available to Parent a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company or its Subsidiaries to the Company’s independent auditors relating to (i) any significant deficiencies in the design or operation of internal controls which would adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data and any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries.

     Section 4.33 Absence of Sensitive Payments. To the Company’s Knowledge, none of the Company, or any Subsidiary or Affiliate or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making or offering of any contribution, payment, remuneration, gift or other form of economic benefit (a “Payment”) to or for the private use of any governmental official, employee, agent or candidate where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment which, with respect to each of clauses (i), (ii) and (ii) of this Section 4.33, (A) have had or would have, individually or in the aggregate, a Company Material Adverse Effect or that have resulted or would reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole),

(B) if not given in the past, would have had a Company Material Adverse Effect or (C) if it had not continued in the future, would have had a Company Material Adverse Effect.

     Section 4.34 Spin-Off Transaction Matters. The Spin-Off Subsidiary and its Subsidiaries, both immediately prior to and after the consummation of the Spin-Off Transaction, will not be unable to pay its debts as they become due in the ordinary course of business. As of the Closing, the Company will not be responsible for any Liabilities of or relating to the Spin-Off Subsidiary or any of its Subsidiaries or the Spin-Off Business, including, without limitation, any Taxes or employment related Liabilities, other than those specifically identified on Section 4.34 of the Company Disclosure Letter.

     Section 4.35 Opinion of Company Financial Advisor. Simmons & Company International (the “Company Financial Advisor”) has delivered to the board of directors of the Company its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger and the Canadian Transaction is fair to such stockholders from a financial point of view. The Company has made available to Parent a complete and correct copy of such written opinion.

     Section 4.36 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions. The Fee Schedule, when delivered to Parent as provided in this Agreement, will be true and correct with respect to the Company Advisor Expenses incurred by the Company and will reflect Company Advisor Expenses that aggregate not more than $9,000,000.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company, as of the date of this Agreement, that:

     Section 5.1 Organization and Power; Operations of Merger Sub.

     (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

          (b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     Section 5.2 Foreign Qualifications. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, and is in good standing (to the extent such concept is recognized), in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect.

     Section 5.3 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and (with respect to Parent only) the Canadian Exchange Agreement, and to consummate the transactions contemplated hereby and thereby; provided, that if the Additional Shares Issuance Condition occurs, such power and authority of Parent to consummate such transactions is subject to approval by the affirmative vote of a majority of the votes cast by the holders of Parent Common Stock in favor of the issuance of the Parent Common Stock as contemplated by this Agreement (including pursuant to the Canadian Transaction) (the “Requisite Parent Vote”). The board of directors of Parent has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement (including the Canadian Transaction). The board of directors of Merger Sub has unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of Parent and Merger Sub and (with respect to Parent only) the Canadian Exchange Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the Requisite Parent Vote, if required.

     Section 5.4 Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exception. The Canadian Exchange Agreement, when duly executed and delivered by Parent, will constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exception.

     Section 5.5 Organizational Documents. Parent has made available to the Company correct and complete copies of the certificates of incorporation and bylaws of Parent and Merger Sub, in each case as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”).

     Section 5.6 Governmental Authorizations. The execution, delivery and performance of this Agreement and (with respect to Parent only) the Canadian Exchange Agreement, by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including the Canadian Transaction) do not and will not require any consent, approval or similar authorization of, or filing with or notification to, any Governmental Entity, other than:

          (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

          (b) (i) the filing with the California Commission of the Permit Application, (ii) if the Permit is not obtained, the filing with the SEC of the Registration Statement, (iii) if the Additional Shares Issuance Condition shall occur, the filing with the SEC and the Canadian provincial and territorial securities regulatory authorities of the Parent Proxy Statement relating to the Parent Stockholders Meeting, (iv) the filing with the Canadian securities regulatory agencies of a request for discretionary exemption from compliance with the Canadian takeover legislation (the “Canadian Takeover Exemption”) or, failing receipt of the Canadian Takeover Exemption, the filing with the Canadian securities agencies required to comply with such takeover legislation and (v) any other filings with the California Commission, the SEC or Canadian provincial and territorial securities regulatory authorities that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the California Securities Law, the Securities Act, the Exchange Act and applicable Canadian provincial and territorial securities laws;

          (c) compliance with any applicable state securities or “blue sky” Laws;

          (d) compliance with the rules and regulations of the NASDAQ Small-Cap Market and the filing with, and acceptance by, the Toronto Stock Exchange of notice of the proposed issuance of Parent Common Stock contemplated by this Agreement (including the Canadian Transaction) and any customary post-Closing documentation under the rules and regulations of the Toronto Stock Exchange and the NASDAQ Small-Cap Market;

          (e) the pre-merger notification and, to the extent applicable, any subsequent filing required under the HSR Act; and

          (f) compliance with the Takeover Statutes set forth in Section 4.8(d) of the Company Disclosure Letter.

     Section 5.7 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and (with respect to Parent only) the Canadian Exchange Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not:

          (a) violate or conflict with, or result in any violation or breach of, any provision of the Parent Organizational Documents;

          (b) violate or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 5.6 have been obtained or made;

          (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as set forth in Section 5.7(c) of the disclosure letter, dated as of the date of this Agreement delivered by Parent to the Company (the “Parent Disclosure Letter”) or as would not have a Parent Material Adverse Effect;

          (d) require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Parent Contracts, other than as set forth in Section 5.7(d) of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect;

          (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Parent Contracts, other than as set forth in Section 5.7(e) of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect; or

          (f) cause the creation or imposition of any Liens on any Parent Assets, other than as set forth in Section 5.7(f) of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect.

     Section 5.8 Capitalization.

          (a) As of the date hereof, the authorized capital stock of Parent consists solely of unlimited common shares, no par value, and unlimited preferred shares, no par value.

          (b) As of the close of business on December 10, 2004, (i) 169,664,911 shares of Parent Common Stock were issued and outstanding, (ii) 9,350,913 shares of Parent Common Stock were reserved for issuance upon the exercise of certain outstanding share purchase warrants set forth in Section 5.8(b) of the Parent Disclosure Letter, (iii) 10,000,000 shares of Parent Common Stock were reserved for issuance upon the exercise of a contractual conversion right set forth in Section 5.8(b) of the Parent Disclosure Letter and (iv) 8,195,760 shares of Parent Common Stock were reserved for issuance under Parent’s employee stock plans set forth in Section 5.8(b) of the Parent Disclosure Letter (the “Parent Option Plans”).

          (c) Except as set forth in Section 5.8(b), as of the close of business on December 10, 2004, no shares of capital stock of Parent were issued, reserved for issuance or outstanding.

          (d) All shares of Parent Common Stock that are subject to issuance, upon issuance under this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will not be subject to pre-emptive or any similar rights and (iii) will be free and clear of any Liens other than those contemplated by this Agreement, created by the recipients thereof, or imposed by Law.

          (e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and non-assessable and are owned by Parent, free and clear of any Lien.

     Section 5.9 Voting. If the Additional Shares Issuance Condition does not occur, no vote of the holders of any class or series of the capital stock of Parent is necessary (under the Parent Organizational Documents, applicable Laws, any stock exchange rules or otherwise) to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby; provided, that if the Additional Shares Issuance Condition does occur, the Requisite Parent Vote shall be required.

     Section 5.10 SEC Reports. Parent has filed all registration statements, forms, reports and other documents required to be filed by Parent with the SEC since December 31, 2001 and prior to the date hereof. All such registration statements, forms, reports and other documents (including those that Parent may file after the date hereof until the Closing) are referred herein as the “Parent SEC Reports.” The Parent SEC Reports (i) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and (ii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

     Section 5.11 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports:

          (a) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

          (b) were prepared in accordance with Canadian GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

          (c) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended

(subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

     Section 5.12 Liabilities. There are no Liabilities of Parent or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under Canadian GAAP, other than:

          (a) Liabilities disclosed in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2003 and the footnotes thereto set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

          (b) Liabilities disclosed in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2004 set forth in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

          (c) Liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practices that would not have a Parent Material Adverse Effect; and

          (d) Liabilities set forth in Section 5.12(d) of the Parent Disclosure Letter.

     Section 5.13 Absence of Certain Changes. Since December 31, 2003, and except to the extent arising out of or relating to the transactions contemplated by this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practices and there has not been any event, change, occurrence, circumstance or development, whether or not covered by insurance, that has had, or would be reasonably expected to have, a Parent Material Adverse Effect.

     Section 5.14 Litigation. Except as set forth in the Parent SEC Reports filed at least five Business Days prior to the date of this Agreement, there are no Legal Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the Knowledge of Parent, against any director, officer or employee of Parent or any of its Subsidiaries or other Person for whom Parent or any of its Subsidiaries may be liable, other than Legal Actions that would not have a Parent Material Adverse Effect. There are no Orders outstanding against Parent or any of its Subsidiaries, other than Orders that would not have a Parent Material Adverse Effect.

     Section 5.15 Permits; Compliance with Law.

          (a) Except as disclosed in Section 5.15(a) of the Parent Disclosure Letter, each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Parent Permits”), and all such Parent Permits are in full force and effect, except as would not have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not have a Parent Material Adverse Effect.

          (b) Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Laws applicable to Parent or such Subsidiary or by which any of the Parent Assets is bound or (ii) any Parent Permits, except, in each case, as would not have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened nor, to Parent’s Knowledge, has any Governmental Entity indicated an intention to conduct the same, except for investigations and reviews that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     Section 5.16 Opinion of Parent Financial Advisor. Dundee Securities Corporation (the “Parent Financial Advisor”) has delivered to the board of directors of Parent its written opinion to the effect that, as of the date of this Agreement, the aggregate Merger Consideration to be paid by Parent pursuant to the Merger and the Canadian Transaction is fair to Parent from a financial point of view. Parent has made available to the Company a complete and correct copy of such written opinion.

     Section 5.17 Availability of Funds. As of the Closing, Parent will have sufficient cash available to enable it to consummate the transactions contemplated by this Agreement, including the payment of the Cash Consideration and the Company Advisor Expenses and the amount to be deposited into the Securityholders’ Representative Fund.

     Section 5.18 No Outside Reliance. Parent has performed its own analyses and investigation of the Retained Business, the Company and its Subsidiaries and their financial condition, assets and liabilities. Parent has not relied nor is Parent relying upon any information, data, materials, statements or representations not expressly made or provided by the Company in or pursuant to the Transaction Agreements. Parent acknowledges that none of the Company or its Representatives is making any representation or warranty, express or implied, except those representations and warranties set forth in Article IV of this Agreement or in the other Transaction Agreements, in connection with its decision to enter into the Transaction Agreements to which it is a party.

     Section 5.19 Absence of Sensitive Payments. To Parent’s Knowledge, none of Parent, or any Subsidiary or Affiliate or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making or offering of any Payment to or for the private use of any governmental official, employee, agent or candidate where the Payment or the purpose of the Payment was illegal under the laws of the United States, Canada or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment which, with respect to each of clauses (i), (ii) and (ii) of this Section 5.19, (A) have had or would have, individually or in the aggregate, a Parent Material Adverse Effect or that have resulted or would reasonably be expected to result in the imposition of a material criminal fine, penalty or sanction against Parent, any of its Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to Parent and its Subsidiaries taken as a whole), (B) if not given in the past, would have had a Parent Material Adverse Effect or (C) if it had not continued in the future, would have had a Parent Material Adverse Effect.

     Section 5.20 Sarbanes-Oxley Act. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of Parent’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of Parent, such disclosure controls and procedures are effective in alerting Parent’s principal executive officer and its principal financial officer in a timely manner to material information required to be included in Parent’s periodic reports required under the Exchange Act.

     Section 5.21 Taxes. Each of Parent and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Tax Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have a Parent Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes shown as due on such Tax return and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.22 Environmental Matters.

          (a) Except as would not be reasonably expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries and, to the Knowledge of Parent, their respective predecessors are and have been in compliance with:

               (i) all applicable Environmental Laws; and

               (ii) all applicable Environmental Orders.

          (b) Except as would not be reasonably expected to have a Parent Material Adverse Effect, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans, other than as set forth in Section 5.22(b) of the Parent Disclosure Letter;

               (i) that have given rise or would reasonably be expected to give rise to any Liabilities of Parent or any of its Subsidiaries under any Environmental Laws;

               (ii) that have required or would reasonably be expected to require Parent or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Orders), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages) (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Laws.

          (c) Except as would not be reasonably expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any notice or other communication: (i) that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws, Environmental Orders or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Laws.

     Section 5.23 Brokers and Finders. No broker, finder or investment banker other than the Parent Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE VI

COVENANTS

     Section 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement (including matters directly relating to the consummation of the Spin-Off Transaction), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its reasonable commercial efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships; provided, that, notwithstanding the foregoing, the provisions of this Section 6.1 shall not apply to the Spin-Off Subsidiary or any of its Subsidiaries to the extent any actions or omissions specified in this Section 6.1 relate solely to the Spin-Off Subsidiary or any of its Subsidiaries and as to which no member of the Post-Spin-Off Company Group has or will have any liability or obligation. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries, to the extent provided in the proviso to the preceding sentence) to, without the prior written consent of Parent:

          (a) amend any of the Company Organizational Documents;

          (b) do or effect any of the following actions with respect to its securities: (i) adjust, split, combine or reclassify its capital stock, (ii) make, declare or pay any dividend (other than dividends paid by wholly-owned Subsidiaries, the distribution of the stock of the Spin-Off Subsidiary to the Company’s stockholders in connection with the consummation of the Spin-Off Transaction or dividends, at the Company’s sole discretion, of cash received by the Company or EPIL in connection with the exercise of Company Options or Company Warrants or EPIL Options) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Company Options or Company Warrants that are outstanding as of the date of this Agreement, and other than options to acquire shares of the Company’s or EPIL’s capital stock or shares of the Company’s capital stock issued in compliance with the proviso in this Section 6.1(b)) or (v) enter into any Company Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock; provided, however, that nothing in this Section 6.1(b) shall prohibit the Company from (A) issuing options to purchase shares of Company Common Stock to directors, employees or consultants of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (B) issuing options to purchase shares of Company Common Stock to holders of

EPIL Options in connection with any termination of such EPIL Options or any conversion or exchange of such EPIL Options into Company Options or Company Common Stock (provided that all such options referred to in clauses (A) and (B) shall be subject to the provisions of Section 2.5), (C) issuing shares of Company Common Stock prior to the Closing to holders of Company Warrants in connection with the termination of such Company Warrants, (D) issuing shares of Company Common Stock in exchange for outstanding shares of EPIL common stock, on a basis of 47.52 shares of Company Common Stock for each share of EPIL common stock, or (E) acquiring the Ensyn Energy Minority Interest in accordance with Section 6.24;

          (c) except for increases in salary, wages and benefits of officers or employees consistent with past practice, in conjunction with new hires, promotions or other changes in job status or pursuant to existing collective bargaining agreements, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Laws; provided, however, that nothing in this Section 6.1(c) shall prohibit the Company from creating a new option plan for the purpose of effecting the transactions contemplated by Sections 2.5, 2.6 and 6.23 of this Agreement.

          (d) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Assets, including the capital stock of Subsidiaries of the Company (other than the disposition of the Spin-Off Subsidiary and its Subsidiaries pursuant to the Spin-Off Transaction and other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment (including capital equipment required for the completion of the Commercial Demonstration Facility), in either case in the ordinary course of business consistent with past practice);

          (e) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), other than in the ordinary course of business consistent with past practice under existing lines of credit; provided, that if the Closing does not occur by March 31, 2005, the Company may incur additional indebtedness not to exceed $200,000 per month in the aggregate; provided, further, that the Company shall first request additional funding from Parent before it seeks such indebtedness from a third-party, but shall be entitled to incur such indebtedness from a third party if Parent has not offered reasonably acceptable terms to the Company within ten days of such request or if Parent has not provided such funding on terms reasonably satisfactory to the Company within 30 days of such request;

          (f) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, other than a wholly-owned Subsidiary of the Company that is not the Spin-Off Subsidiary or any of its Subsidiaries;

          (g) make any loans, advances or capital contributions to, or investments in, any other Person except (A) in the ordinary course of business consistent with past practice and (B) in connection with the Company Option Plans and the Company Options, but only to the extent such loans, advances, contributions or investments are no longer outstanding as of the Closing;

          (h) make any loans to its directors or officers, except in connection with the Company Option Plans and the Company Options, but only to the extent such loans are no longer outstanding as of the Closing;

          (i) terminate, cancel, request or agree to any material change in any Company Contract, or enter into any Company Contract that would be material to the Company and its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries), taken as a whole, in either case other than in the ordinary course of business or other than to the extent such action relates solely to the Spin-Off Business and with respect to which neither the Company nor any of its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries) will have any liability or obligation;

          (j) make or authorize any material capital expenditure, other than in connection with the Commercial Demonstration Facility; provided such expenditures relating to the Commercial Demonstration Facility do not exceed $1,000,000 in the aggregate;

          (k) make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to (i) conform to changes in Tax laws or regulatory accounting requirements or GAAP or (ii) to effect a change in the Company’s Tax year;

          (l) waive, release, assign, settle or compromise any material rights, claims or litigation, except to the extent that such waiver, release, assignment, settlement or compromise (i) would not create a Liability of the Company or its Subsidiaries that would remain outstanding following the Closing or affect the value of any Intellectual Property owned by, licensed to or used by the Company or any of its Subsidiaries in connection with the Retained Business or (ii) relates solely to rights, claims or litigation of the Spin-Off Subsidiary and its Subsidiaries;

          (m) pay, discharge or satisfy any material Liabilities, other than in the ordinary course of business consistent with past practice and except for expenses relating to the Commercial Demonstration Facility and the Company Advisor Expenses, which matters are addressed elsewhere in this Agreement;

          (n) enter into any Restrictive Company Contract that would limit or otherwise restrict the Company or any of its Subsidiaries, or any of their successors (other than to the extent such action relates solely to the Spin-Off Business and with respect to which neither the Company nor any of its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries) will have any liability or obligation), or that would, after the Closing, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors;

          (o) grant any license with respect to Intellectual Property, other than (i) as set forth in Section 6.1 of the Company Disclosure Letter or (ii) any licenses granted to Parent or its Subsidiaries;

          (p) take any action or omit to take any action that causes any Company Intellectual Property to become invalidated, abandoned or dedicated to the public domain or which would terminate, modify or amend any Intellectual Property or license thereunder granted to the Retained Business;

          (q) create any new Subsidiaries, other than ERI Holdings;

          (r) take any action that would reasonably be expected to result in any representation or warranty of the Company under this Agreement becoming untrue or inaccurate in any material respect at or as of any time prior to the Closing or omit to take any action necessary to prevent any such representation or warranty from becoming untrue or inaccurate in any material respect at such time; or

          (s) authorize or commit to do any of the foregoing.

     Section 6.2 Conduct of Business of Parent. Parent shall use its reasonable commercial efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall not:

          (a) amend its certificate of incorporation or bylaws;

          (b) amend the certificate of incorporation of Merger Sub;

          (c) make, declare or pay any extraordinary cash dividend or make any distribution or payment with respect to any shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock or any option, warrant, conversion right or other right to acquire such shares (other than repurchases of capital stock or such options, warrants or rights from departing employees or in connection with cashless exercises of stock options) or make any commitment for any such action;

          (d) adjust, split, combine or reclassify its capital stock without complying with Section 2.1(d) to the extent required to do so;

          (e) take any action that would reasonably be expected to result in any representation or warranty of Parent under this Agreement becoming untrue or inaccurate in any material respect at or as of any time prior to the Closing or omit to take any action necessary to prevent any such representation or warranty from becoming untrue or inaccurate in any material respect at such time;

          (f) issue shares of Parent Common Stock in excess of 25% of the number of shares of Parent Common Stock outstanding as of the date hereof, excluding (i) shares of Parent Common Stock issued in connection with the exercise of Parent stock options or other securities issued to employees or consultants that are convertible into shares of Parent Common Stock and (ii) shares of Parent Common Stock constituting Merger Consideration; provided, that nothing in Section 6.2, including this Section 6.2(f), shall in any way restrict Parent’s ability to enter into or consummate a transaction constituting a Change of Control;

          (g) enter into any agreement which would conflict with (in any material respect) or prevent, materially delay or otherwise materially inhibit the consummation of the transactions contemplated by this Agreement; provided, that nothing in this Section 6.2 (including this Section 6.2(g)) shall in any way restrict Parent’s ability to enter into or consummate a transaction constituting a Change of Control; or

          (h) authorize or commit to do any of the foregoing.

     Section 6.3 Other Actions. Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or satisfaction of those conditions being delayed, except, in the case of the Company, to the extent (a) specifically permitted by Section 6.5(d), its board of directors withdraws, modifies or amends the Company Board Recommendation in accordance with Section 6.5(e) and terminates this Agreement in accordance with Section 9.4(a).

     Section 6.4 Access to Information; Confidentiality.

          (a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its directors, officers, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives (its “Representatives”) access at reasonable times upon reasonable prior notice to the Company and in a manner so as to not unreasonably interfere with the normal business operations of the Company and its Subsidiaries, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning the Company and its Subsidiaries (other than with respect to information unrelated in any respect to the Retained Business) as Parent or its Representatives may reasonably request. No investigation conducted under this Section 6.4(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) Parent shall, and shall cause its Subsidiaries, to: (i) provide to the Company and its Representatives access (at reasonable times upon prior reasonable notice to Parent), to the officers, employees, agents, properties, books and records of Parent and its Subsidiaries and in a manner so as to not unreasonably interfere with the normal business operations of Parent and its Subsidiaries; and (ii) furnish promptly such information concerning Parent and its Subsidiaries as the Company or its Representatives may reasonably request. No investigation conducted under this Section 6.4(b), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

          (c) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 8, 2004 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 6.4.

          (d) Notwithstanding the other provisions of this Section 6.4 and subject to applicable Laws, prior to the termination of any waiting period under the HSR Act or other similar law applicable to the transactions contemplated by this Agreement, each party shall only be permitted such reasonable access which, after consultation with counsel, is appropriate during such review process.

     Section 6.5 No Solicitation.

          (a) From the date of this Agreement until the Closing or the termination of this Agreement, except as specifically permitted in Section 6.5(d) or 6.5(e), the Company shall not, and shall cause each of its Subsidiaries and Representatives and its Subsidiaries’ Representatives not to, directly or indirectly:

               (i) solicit, initiate, knowingly encourage or take any other action that might reasonably be expected to lead to the submission of any Takeover Proposal;

               (ii) engage in discussions or negotiations with or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries) or any Company Assets to any Person that has made or, to the Knowledge of the Company, may reasonably be expected to make any Takeover Proposal;

               (iii) approve, endorse or recommend any Takeover Proposal;

               (iv) enter into any agreement in principle, arrangement, understanding or Contract relating to any Takeover Proposal; or

               (v) grant any waiver or release under any standstill or similar contract relating to the Company or its Subsidiaries to which it or any of its Subsidiaries is a party.

          (b) The Company shall, and shall cause each of its Subsidiaries and Representatives and its Subsidiaries’ Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal. The Company shall promptly inform its Representatives and its Subsidiaries’ Representatives of the Company’s obligations under this Section 6.5. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 6.5, including any failure of such Representatives to comply with any restrictions referred to above, by any of such Representatives or any Affiliate of the Company shall be deemed to be a breach by the Company of this Section 6.5.

          (c) The Company shall notify Parent within 24 hours after receipt of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries (other than information relating solely to the Spin-Off Business), or (iii) any request for access to the Company Assets by any Person that has made or, to the Knowledge of the Company, may reasonably be expected to make any Takeover Proposal. The Company shall provide Parent promptly with the material terms of such Takeover Proposal (including the identity of the Person making such Takeover Proposal, and, if available, a copy of such Takeover Proposal). The Company shall keep Parent reasonably informed on a current basis of the status and details of any such Takeover Proposal.

          (d) Subject to the Company’s compliance with the provisions of this Section 6.5 and prior to obtaining the Requisite Company Vote, nothing in this Agreement shall prevent the Company or its board of directors from:

               (i) engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating to the Company or any of its Subsidiaries or any Company Assets to, any Person who has made a bona fide, written and unsolicited Takeover Proposal that did not result from a breach of Section 6.5(a) which the board of directors of the Company has determined, in good faith and by a majority of the entire board, after consultation with its financial advisor, is reasonably likely to result in a Superior Proposal, but only so long as (A) the board of directors has determined, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, (B) the Company has caused such Person to enter into a confidentiality agreement with the Company on terms and conditions not materially more favorable to such Person than those contained in the Confidentiality Agreement and (C) the Company has concurrently disclosed or made available the same such non-public information to Parent; and

               (ii) following the actions permitted under Section 6.5(d)(i), entering into a definitive agreement providing for the implementation of a Superior Proposal, but only so long as (A) the board of directors, acting reasonably, in good faith and by a majority of the entire board, approves such definitive agreement, (B) the board of directors has determined, after consultation with an independent financial advisor that such bona fide, written and unsolicited Takeover Proposal constitutes a Superior Proposal, (C) such definitive agreement is conditioned upon the termination of this Agreement in accordance with its terms and (D) the Company notifies Parent in writing of its intention to terminate this Agreement pursuant to, and after complying with all of the provisions of, Section 9.4(a).

          (e) The board of directors of the Company shall not:

               (i) withdraw, modify or amend, or propose to withdraw, modify or amend, the Company Board Recommendation in any manner adverse to Parent unless the board of directors has (A) acted reasonably, in good faith and by a majority of the entire board and (B) determined, after consultation with outside legal counsel, that failure to take such action would result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws; or

               (ii) approve, endorse or recommend, or propose to approve, endorse or recommend, any Takeover Proposal, unless (A) such Takeover Proposal was a bona fide, written and unsolicited Takeover Proposal, (B) the board of directors has acted reasonably, in good faith and by a majority of the entire board, (C) the board of directors has determined, after consultation with an independent financial advisor, that such Takeover Proposal would constitute a Superior Proposal and (D) the Company notifies Parent in writing of its intention to terminate this Agreement pursuant to, and after complying with all of the provisions of, Section 9.4(a).

     Section 6.6 Notices of Certain Events.

          (a) The Company shall notify Parent as promptly as practicable of (i) any notice or other material communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Action threatened in writing or commenced against or otherwise affecting the Company or any of its Subsidiaries but only to the extent such Legal Action would have been required to be disclosed pursuant to Section 4.18 had such Legal Action been pending or, to the Knowledge of the Company, threatened as of the date of this Agreement, (iv) any written communications from a third party suggesting or requesting that the Company or any of its Subsidiaries consider entering into a license agreement or similar arrangement with respect to Intellectual Property owned by such third party or (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing which makes any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate or causes or is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied.

          (b) Parent shall notify the Company as promptly as practicable of (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Action threatened in writing or commenced against or otherwise affecting Parent and its Subsidiaries, but only to the extent such Legal Action would have been required to be disclosed pursuant to Section 5.14 had such Legal Action been pending or, to the Knowledge of Parent, threatened as of the date of this Agreement and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing which makes any of the representations or warranties of Parent contained in this Agreement untrue or inaccurate or causes or is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied.

     Section 6.7 Post-Closing Benefit Plan Matters. If any employee of the Company or any of its Subsidiaries at any time after the Effective Time becomes a participant in (or eligible to participate in) an employee benefit plan, program, policy or arrangement maintained by or contributed to by Parent or any of its Subsidiaries, Parent shall cause such plan, program, policy or arrangement to treat the prior service of such employee with the Company or its Subsidiaries, to the extent prior service is generally recognized under the applicable plan, program, policy or arrangement, as service rendered to Parent or such Subsidiary. Parent shall use its reasonable commercial efforts to cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to such employee (or his or her eligible dependents).

     Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

          (a) For a period of not less than six years after the Closing, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the current and former directors and officers of the Company and its Subsidiaries (the “D&O Indemnified Parties”) against all Damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions at or before the Closing (including the acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent as the D&O Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the Company Organizational Documents and indemnification agreements, if any, in effect on the date of this Agreement between the D&O Indemnified Parties and the Company or one of its Subsidiaries.

          (b) Parent shall cause the Surviving Corporation to maintain in effect for at least six years after the Closing the current policies of directors’ and officers’ liability insurance (the “D&O Insurance”) maintained by the Company or its Subsidiaries or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Closing so long as Parent or the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company or its Subsidiaries for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation is unable to obtain the insurance required under the prior sentence it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. The Company represents that the current annual premium is $28,350. Prior to the Closing, Parent shall have the right to cause coverage to be extended under the Company’s D&O Insurance at the Closing by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.8(b).

          (c) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and is not the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then, and in each case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.8.

          (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and legal representatives, it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8.

     Section 6.9 Reasonable Commercial Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.10 Consents; Filings; Further Action.

          (a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its reasonable commercial efforts to (i) obtain any consents, approvals or other authorizations required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) make the necessary filings and notifications, and thereafter make any other submissions either required or deemed appropriate by both parties, acting reasonably, with respect to the Merger and the other transactions contemplated by this Agreement required under (A) the Securities Act, the Exchange Act and state securities or “blue sky” Laws, (B) the HSR Act, (C) the DGCL, (D) any Canadian or other applicable Laws and (E) the rules and regulations of the Toronto Stock Exchange and the NASDAQ Small-Cap Market. Parent, on the one hand, and the Company, on the other hand, shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing party and its advisors prior to filing, and neither party will file any such document if the other party shall have reasonably objected to the filing of such document. Parent, on the one hand, and the Company, on the other hand, shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (b) If Parent, on the one hand, or the Company, on the other hand, or any of their respective Affiliates receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity.

          (c) Notwithstanding the foregoing, nothing in this Section 6.10 shall require, or be construed to require, Parent or the Company, in connection with the receipt of any regulatory approval, to propose or agree to (i) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Closing, any asset, business or interest in any asset or business of Parent, the Company or any of their respective Affiliates (or consent to any such act) or (ii) any condition relating to, change in or restriction on, the operations of any such asset or business if such condition, change or restriction could reasonably be expected to adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

     Section 6.11 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this

Agreement and until the Closing, each of Parent and the Company shall use its reasonable commercial efforts (and shall cause their respective Subsidiaries to use their reasonable commercial efforts) to cause the Merger to qualify, and shall not, without the prior written consent of the other party, knowingly take any actions or cause any actions to be taken which would or would reasonably be likely to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Closing, and consistent with any such consent, neither Parent nor any of its Subsidiaries, nor any of its Affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

     Section 6.12 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the Toronto Stock Exchange or the NASDAQ Small-Cap Market, in which case the issuing party shall use reasonable commercial efforts to consult with the other party before issuing any such release or making any such public statement; provided, however, that, unless required by Applicable Law or the rules and regulations of the Toronto Stock Exchange or the NASDAQ Small-Cap Market, prior to Closing in no event shall Parent or its Subsidiaries release any information as to the satisfaction of the condition set forth in Section 7.2(n).

     Section 6.13 Stock Exchange Matters; Parent Stockholders Meeting.

          (a) Parent shall (i) use its reasonable commercial efforts to obtain an exemption from Rule 4350(i)(C)(ii) of the Nasdaq Marketplace Rules to the effect that no approval by Parent’s stockholders will be required in connection with the transactions contemplated by this Agreement (the “Nasdaq Exemption”) and (ii) file the requisite notice with the Toronto Stock Exchange and the appropriate forms with the NASDAQ Small-Cap Market for the listing of the shares of Parent Common Stock issuable pursuant to the Merger, the Canadian Transaction and upon exercise of all outstanding Company Warrants as soon as practicable after the date of this Agreement. Parent will use reasonable commercial efforts to obtain from the Toronto Stock Exchange acceptance of the requisite notice for the listing of additional shares with respect to the shares of Parent Common Stock issuable pursuant to the Merger, the Canadian Transaction and upon exercise of all outstanding Company Warrants.

          (b) Whether or not the Requisite Vote is required, Parent shall prepare, with the cooperation of the Company, an information circular (the “Parent Proxy Statement”) relating to a special meeting of the stockholders of Parent to be held to consider the issuance of Parent Common Stock in connection with this Agreement (including the Canadian Transaction) (the “Parent Stockholders Meeting”). As promptly as practicable after the date of this Agreement, having regard to applicable Canadian provincial and territorial corporate and securities Laws, Parent shall (i) call the Parent

Stockholders Meeting, (ii) mail the Parent Proxy Statement to the stockholders of Parent and (iii) if the Requisite Vote is required, hold the Parent Stockholders Meeting; provided, however, that, if the Requisite Vote is not required in connection with the issuance of Parent Common Stock as contemplated by this Agreement (including in connection with the Canadian Transaction), Parent shall cancel the Parent Stockholders Meeting. Parent shall consult with the Company regarding the date of the Parent Stockholders Meeting, which, if held, shall be held after the Condition Determination Date but on or about the date immediately prior to the date of the Company Stockholders Meeting, and shall use its reasonable commercial efforts not to postpone or adjourn (other than for the absence of a quorum) the Parent Stockholders Meeting without the prior written consent of the Company following the occurrence of the Condition Determination Date. Parent shall use its reasonable commercial efforts to solicit or cause to be solicited from its stockholders proxies in favor of the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement (including the Canadian Transaction) and shall use its reasonable commercial efforts to take any other action necessary or advisable to secure the Requisite Parent Vote, if required.

     Section 6.14 Expenses. Except as otherwise provided in Section 9.7 and Section 9.8 and the definition of “Cash Consideration,” whether or not the Merger is consummated, all fees and expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by any party to this Agreement or on its behalf (“Expenses”) in connection with this Agreement and the transactions contemplated hereby (including the Spin-Off Transaction and the Canadian Transaction) shall be paid by the party incurring such Expenses, except that the filing fee under the HSR Act and any other Expenses incurred in connection with responding to any requests by any Governmental Entity for additional information with respect thereto (other than any Expenses constituting legal fees or other Company Advisor Expenses) and Expenses incurred in connection with (i) the preparation and filing of the Permit and (ii) the preparation, filing and mailing of the Information Statement, the Registration Statement (if required) and the information statement relating to the Spin-Off Transaction, including any supplements or amendments thereto (and any printing and mailing expenses relating to any of the foregoing), shall be borne by Parent. Notwithstanding the foregoing, if the Merger is consummated, the aggregate amount of Company Advisor Expenses that have not been paid by the Company as of the Closing Date shall be deducted from the cash portion of the Merger Consideration, as provided in Section 2.1(c).

     Section 6.15 Takeover Statutes. If any Takeover Statute is or may become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement (including the Canadian Transaction), each of Parent and the Company and their respective boards of directors shall take all necessary action to ensure that such transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.

     Section 6.16 Defense of Litigation. Notwithstanding Section 6.1(l), and subject to the exception contained therein, the Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries) or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent; provided, that this Section 6.16 shall not apply to any action under this Agreement that the Company is expressly permitted or required to take between the date hereof and the Closing. For the avoidance of doubt, the foregoing restriction shall not prohibit the Company from making arrangements with holders of EPIL Options, Company Stock Options or Company Warrants in connection with the Company’s efforts to cancel the EPIL Options and Company Stock Options or cause the Company Warrants to be exercised or terminated prior to the Closing. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Sub to resist any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

     Section 6.17 Pre-Closing Tax Matters. During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall:

          (a) Prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”).

          (b) Consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed.

          (c) Fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed.

          (d) Properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business for all Taxes payable by it (or them) for which no Post-Signing Return is due prior to the Closing.

          (e) Promptly notify Parent of any material federal, state, local or foreign income or franchise Tax matter and any other suit, claim, contest, investigation, administrative or judicial proceeding or audit pending against or with respect to any of the Company or its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims (collectively, “Contests”), and not settle or compromise any such Contest without Parent’s consent.

          (f) Not make or revoke any material Tax election or adopt or change a tax accounting method without Parent’s consent, other than as contemplated by Section 6.28.

          (g) Not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP.

          (h) Terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there is no further liability thereunder.

     Section 6.18 Spin-Off Transaction.

          (a) The Company shall, prior to the Closing, (i) enter into the Distribution Agreement and (ii) cause the other parties thereto to enter into the Distribution Agreement. When executed and delivered by the Company and the other parties thereto, the Distribution Agreement will constitute a legal, valid and binding agreement, enforceable in accordance with its terms, subject to the Enforceability Exception. The Company shall use its reasonable commercial efforts to complete the Spin-Off Transaction prior to the Closing and in accordance with the terms of the Distribution Agreement. The Company shall comply with all applicable Laws in connection with the Spin-Off Transaction, including applicable securities Laws.

     Section 6.19 Sarbanes-Oxley Compliance. The Company and its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries) shall, prior to the Closing, take all reasonable commercial actions that Parent may deem reasonably necessary or appropriate, including to permit Parent’s Representatives to meet from time to time with the Representatives of the Company and its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries) responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries), to enable Parent, immediately following the Closing, to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the rules and regulations promulgated by the SEC pursuant thereto and the other requirements of the SOA with respect to the Company and its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries), including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

     Section 6.20 Use of Ensyn Name. Parent acknowledges that it shall not, by virtue of any of the transactions contemplated by this Agreement or otherwise, obtain any rights to use the name “Ensyn.” Notwithstanding the foregoing, for a period not to exceed six months from the Closing Date, Parent shall have the right to use the name “Ensyn” in connection with (i) any tangible property acquired hereunder that contains such name, (ii) the transition of the ownership of the Company and (iii) the exercise of any Intellectual Property rights, including any licenses granted thereunder.

     Section 6.21 Escrow Agreements. The Company shall, and shall use its reasonable commercial efforts to cause the Securityholders’ Representative to, and Parent shall, and shall use its reasonable commercial efforts to cause the Indemnity Escrow Agent and the Warrant Escrow Agent to, execute the Escrow Agreements to which they are a party prior to the Closing.

     Section 6.22 Parent Board of Directors. Parent shall take all requisite actions so that, immediately following the Closing, two Qualified Persons designated by the Company (the “New Directors”) shall become members of the board of directors of Parent (the “Parent Board”). A “Qualified Person” means a person that the Parent Board reasonably determines in good faith, after customary investigation of such person’s qualifications, is qualified and acceptable to be a member of the Parent Board under standards applied fairly and equally to all nominees. Parent shall use its reasonable best efforts to cause the New Directors to be nominated and, as necessary, renominated as members of the Parent Board for not less than five years. In the event a New Director elects not to serve in such capacity, one or more of the New Directors may designate another Qualified Person as a replacement.

     Section 6.23 EPIL Options. The Company shall use its reasonable commercial efforts to cause the outstanding options (the “EPIL Options”) to acquire shares of Ensyn Petroleum International Ltd. (“EPIL”) (or the shares of EPIL common stock issued upon exercise thereof) to be cancelled or otherwise converted or exchanged prior to the Closing Date either for (i) Company Options (which shall then be treated in accordance with Section 2.5) or (ii) shares of Company Common Stock (which shall be treated in accordance with Section 2.1(c)). To the extent any EPIL Options remain outstanding following the Closing Date or any holders of EPIL Options shall have exercised their EPIL Options prior to the Closing Date and as a result shares of EPIL common stock are outstanding following the Closing Date that are not owned by the Surviving Corporation or by Parent, Parent shall be entitled to make a claim against the Indemnity Escrow Fund as provided in Section 8.2(a)(ix). Parent agrees to use its reasonable commercial efforts to cause EPIL to become wholly-owned (directly or indirectly) by Parent within 90 days following the Closing and, in connection with canceling any EPIL Options or any shares of EPIL common stock that remain outstanding following the Closing Date (other than shares held by the Surviving Corporation or Parent or any of its Subsidiaries), Parent hereby agrees not to offer consideration therefor to a holder thereof in excess of the Merger Consideration that such holder would have been entitled to receive had such holder converted EPIL Options or EPIL common stock into Company Common Stock on a basis of 47.52 shares of Company Common Stock for each share of EPIL common stock immediately prior to the Closing.

     Section 6.24 Ensyn Energy Minority Interest. The Company and Parent shall use their reasonable commercial efforts to cause the shares of Ensyn Energy Corp. that are not owned by the Company (the “Ensyn Energy Minority Interest”) to be acquired by the Company or Parent or otherwise to be no longer be outstanding as soon as practicable after the Closing Date; provided, that, unless otherwise consented to by

Parent, the cost of acquiring the Ensyn Energy Minority Interest held by Edythe A. Parkinson-Marcoux shall not exceed the cost of acquiring the Ensyn Energy Minority Interest owned by Stuart Smith. The Company shall not amend the Option Agreement, dated November 11, 2004 (the “Smith Agreement”), without the consent of Parent, other than to extend the option thereunder.

     Section 6.25 Affiliates. Not more than ten days after the Information Statement is delivered to the Company’s stockholders pursuant to Section 3.1(e), the Company shall deliver to Parent a letter setting forth a list of all Persons, who in the judgment of the Company, may be deemed “affiliates” of the Company within the meaning of Rule 145 under the Securities Act and the applicable rules and regulations thereunder (the “Rule 145 Affiliates”) as of the date this Agreement is submitted to the Company’s stockholders for their approval, and such list shall be updated from time to time as necessary to reflect changes from the date hereof. The Company shall use its reasonable commercial efforts to cause each Person who is identified as a Rule 145 Affiliate in such list, as updated from time to time, to deliver, as soon as practicable after the date of this Agreement and prior to the Closing, a signed agreement substantially in the form attached as Exhibit I hereto.

     Section 6.26 Canadian Transaction. Parent shall send to each stockholder set forth on Schedule 1 the Canadian Exchange Agreement, executed by Parent. Parent shall be obligated to consummate, and shall consummate, the Canadian Transaction with respect to each stockholder that executes such Canadian Exchange Agreement prior to Closing, subject to the terms and conditions set forth in the Canadian Exchange Agreement.

     Section 6.27 Parent and Company Tax Representation Letters. Each of Parent and the Company shall provide to the Company’s U.S. and Canadian counsel, respectively, representation letters, substantially in the respective forms attached as Attachment 1 to the Parent Disclosure Letter and the Company Disclosure Letter, as applicable (and with such changes thereto as shall be negotiated in good faith), to enable such counsel to provide the tax opinions contemplated by Section 7.2(f).

     Section 6.28 Negotiations Regarding Tax Condition Covenant. If the conditions to the Closing contained in Article VII have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing) and the Closing nevertheless is not being effected solely due to the failure to be satisfied or waived of the condition set forth in Section 7.3(f) of this Agreement, then the Company and Parent shall negotiate in good faith with each other regarding an amendment to this Agreement revising or restructuring the transactions contemplated by this Agreement, on substantially the same economic terms to both parties, in a manner that would qualify as a tax-free reorganization under the Code on terms mutually acceptable to the Company and Parent.

     Section 6.29 Tax Election. Company shall make an election to close its tax year end as of the Closing Date and Parent shall take any actions reasonably requested by the Company or the Securityholders’ Representative to cause that to happen.

     Section 6.30 Voting Agreement. Parent shall not agree to any amendment of or other modification to the Voting Agreement without the consent of the Company.

ARTICLE VII

CONDITIONS

     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company or prior to the Closing Date of each of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been approved by the Requisite Company Vote.

          (b) Parent Stockholder Approval. If the Additional Shares Issuance Condition has occurred, the issuance of Parent Common Stock as contemplated by this Agreement (including in connection with the Canadian Transaction) shall have been approved by the Requisite Parent Vote; provided, that if the Additional Shares Issuance Condition has occurred but the Requisite Parent Vote shall only be required under the Nasdaq Marketplace Rules and not under the rules of the Toronto Stock Exchange, then either (i) Parent shall have received the Nasdaq Exemption or (ii) the issuance of Parent Common Stock as contemplated by this Agreement (including in connection with the Canadian Transaction) shall have been approved by the Requisite Parent Vote.

          (c) California Permit; Registration Statement Effective. Either (i) the Permit shall have been issued by the California Commissioner or (ii) the Registration Statement shall have become effective under the Securities Act. No stop order pertaining to the Permit or suspending the effectiveness of the Registration Statement, as applicable, shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the Department of Corporations of the State of California or the SEC, as applicable, and not concluded or withdrawn.

          (d) Listing; Stock Exchange Approval. The shares of Parent Common Stock issuable pursuant to this Agreement and the Canadian Transaction and upon exercise of all outstanding Company Warrants shall have been (i) approved for listing on the Toronto Stock Exchange and all requisite approvals from the Toronto Stock Exchange shall have been received, subject to any notifications required to be given to the Toronto Stock Exchange upon Closing, and (ii) authorized for quotation on the NASDAQ Small-Cap Market, subject to any notifications required to be given to the NASDAQ Small-Cap Market upon Closing.

          (e) Antitrust. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement (including the Canadian Transaction) under the HSR Act shall have expired or been terminated.

          (f) Consents. All consents, approvals and actions of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement (including the Canadian Transaction) (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) and listed in Schedule 7.1(f) of each of the Company Disclosure Letter and the Parent Disclosure Letter shall have been obtained or made, free of any condition that could reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (g) Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

          (h) Spin-Off Transaction. The Spin-Off Transaction shall have occurred in accordance with the terms of the Distribution Agreement.

          (i) Canadian Transaction. The Canadian Transaction shall have been consummated. Notwithstanding the foregoing, it shall not be a failure of this condition if any party to the Canadian Transaction (other than Parent) does not fulfill such party’s obligation to exchange such party’s shares of Company Common Stock for the Merger Consideration pursuant to a Canadian Exchange Agreement. Such party shall, instead, be entitled to receive the Merger Consideration upon consummation of the Merger in accordance with the terms of this Agreement.

          (j) Representation Letters. Parent and the Company shall have provided the Company’s U.S. and Canadian counsel with the representation letters referred to in Section 6.27 to enable each such counsel to deliver an opinion as to the qualification of the Merger as a reorganization under Section 368(a) of the Code.

     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company set forth in Article IV that are not so qualified shall be true and correct in all material respects, in each case, as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date (the parties acknowledging that the phrase “as of the date of this Agreement” appearing in the lead-in sentence of Article IV shall not be deemed to mean that the representations and warranties in Article IV are being made as of a “specified date” within the meaning of this Section 7.2(a)). Notwithstanding the foregoing, the representations and warranties in Section 4.7 [Subsidiaries] (second sentence and clause (ii) of first sentence only) and Section 4.10(b) shall be true and correct in all respects as of the Closing Date (notwithstanding reference to another date in such Sections) except for such changes permitted pursuant to the terms of this Agreement and that are disclosed in a certificate to be delivered by the Company to Parent not less than one Business Day prior to the Closing Date. For the avoidance of doubt, it is understood and agreed that the only changes between the date of this Agreement and the Closing (x) with respect to the Company’s representations in Section 4.7, shall be to reflect the acquisition of the Ensyn Energy Minority Interest, (y) with respect to the Company’s representations in Section 4.10(b)(i), shall be to reflect the issuance of Company Common Stock upon the exercise of Company Options or Company Warrants or in exchange for EPIL Options or EPIL common stock and (z) with respect to the Company’s representations in Section 4.11, shall be to reflect the issuance of Company Options, Company Common Stock or EPIL Options as permitted by the proviso in Section 6.1(b). For purposes of this Section 7.2(a), the phrase “Spin-Off Subsidiary and its Subsidiaries” appearing in the representations and warranties of the Company set forth in Article IV shall be deemed to include the entity that immediately prior to the Spin-Off Transaction will own all of the common stock of the Spin-Off Subsidiary and whose common stock will be distributed to the Company’s stockholders pursuant to the Spin-Off Transaction.

          (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect, whether or not the applicable event, change, occurrence, circumstance or development is covered by insurance.

          (d) Certificates. Parent shall have received (i) a certificate of the Company signed by its chief executive officer or chief financial officer, certifying as to the matters set forth in Sections 7.2(a) and 7.2(b) (the “Company Closing Certificate”), (ii) a certificate of the Company signed by its Secretary certifying as to board resolutions, organizational documents and incumbency and (iii) a legal opinion from Mayer, Brown, Rowe & Maw LLP, substantially in the form of Exhibit J.

          (e) Consents Under Agreements. The Company shall have obtained the consents and approvals for the Company Contracts listed in Section 7.2(e) of the Company Disclosure Letter.

          (f) Director and Officer Resignations. Parent shall have received copies of written resignation letters from each of the members of the board of directors, and each officer, of the Company and each of its Subsidiaries (excluding the

Spin-Off Subsidiary and its Subsidiaries and Ensyn Energy Corp.) effective as of the Closing.

          (g) FIRPTA Affidavit. The Company shall have provided to Parent a certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code.

          (h) Dissenting Shares. Not more than 8% of the issued and outstanding Company Common Stock (excluding Excluded Shares other than those Excluded Shares consisting of shares of Company Common Stock acquired by Parent in the Canadian Transaction) shall constitute Dissenting Shares.

          (i) Amended Administration Services Agreement. The amendment to the Administration and Services Agreement in the form attached hereto as Exhibit K (the “Amended Administration Services Agreement”) shall have been executed and delivered by the parties thereto.

          (j) [Intentionally Omitted].

          (k) Escrow Agreements. The Escrow Agreements and the Securityholders’ Representative Fund Escrow Agreement shall have been executed and delivered by the other parties thereto.

          (l) Consents. Parent shall have obtained the consents and approvals set forth in Section 7.2(l) of the Parent Disclosure Letter.

          (m) Termination of Affiliated Agreements and Intercompany Loans. All outstanding loans or extensions of credit to officers or directors (or to any of their controlled Affiliates) of the Company or any of its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries), and any existing commitments to make any such loans or extensions of credit, shall have been terminated, and all amounts due or owed thereunder shall have been paid, forgiven or otherwise settled in full. All other agreements disclosed in Section 4.29 of the Company Disclosure Letter, as indicated in such Section, also shall have been terminated.

          (n) Performance Criteria. The Company shall have performed the Steady State Test and shall have obtained and provided to Parent the Expert’s Report, each as described and defined in Attachment 2 to the Company’s Disclosure Letter.

          (o) License Amendment. The Company and its Subsidiaries, as applicable, shall have executed and delivered the License Amendment in the form attached as Attachment 3 to the Company’s Disclosure Letter.

          (p) Liabilities Certificate. Parent shall have received a certificate of the Company signed by its chief financial officer in which the Company shall represent that, as of the Closing Date, there are no Liabilities of the Company or any of its Subsidiaries (excluding the Spin-Off Subsidiary and its Subsidiaries) other than:

               (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheet or described in the footnotes to the Audited 2003 Financials;

               (ii) Liabilities fully and adequately reflected or reserved against on the Balance Sheet included in the Unaudited 2004 Financials; and

               (iii) other Liabilities in an amount not exceeding $300,000 in the aggregate; provided that expenses incurred in the ordinary course of business consistent with past practices in connection with (A) the construction of the Commercial Demonstration Facility, (B) overhead costs such as utilities, office lease rental and office equipment, (C) employee salaries and bonuses and (D) costs associated with effectuating the transactions contemplated by this Agreement, shall not be considered Liabilities for this purpose.

     Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in Article V that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in Article V that are not so qualified shall be true and correct in all material respects, in each case, as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date (the parties acknowledging that the phrase “as of the date of this Agreement” appearing in the lead-in sentence of Article V shall not be deemed to mean that the representations and warranties in Article V are being made as of a “specified date” within the meaning of this Section 7.3(a)).

          (b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Parent Material Adverse Effect. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect, whether or not the applicable event, change, occurrence, circumstance or development is covered by insurance.

          (d) Officer’s Certificate. The Company shall have received (i) a certificate of Parent signed by its chief executive officer or chief financial officer certifying as to the matters set forth in Sections 7.3(a) and 7.3(b) (a “Parent Closing Certificate”) and (ii) a certificate of Parent signed by its Secretary as to board resolutions, organizational documents and incumbency.

          (e) Escrow Agreements. The Escrow Agreements shall have been executed and delivered by Parent and the escrow agents party thereto.

          (f) Tax Opinions. The Company shall have received an opinion from its U.S. counsel that the Merger will qualify as a reorganization under Section 368(a) of the Code and from its Canadian counsel that the Canadian Transaction will qualify for ITA Section 85(1) treatment.

     Section 7.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use reasonable commercial efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; TAX CONTESTS

     Section 8.1 Survival of Representations, Warranties and Covenants. All covenants and agreements to be performed prior to the Closing, and all representations and warranties made by the Company, Parent or Merger Sub in this Agreement, the Company Closing Certificate, the Liabilities Certificate or the Parent Closing Certificate, shall survive the Closing and continue until the Indemnity Escrow Termination Date; provided, that if any bona fide claim for indemnification has been asserted in accordance with this Article VIII with respect to any such representation, warranty, covenant or agreement prior to the Indemnity Escrow Termination Date, such claim shall continue in effect until final resolution of such claim. All covenants and agreements to be performed after the Closing shall continue in accordance with their terms.

     Section 8.2 Indemnification.

          (a) By Securityholders. From and after the Closing, the Securityholders (in such capacity, each a “Company Indemnifying Party” and collectively, the “Company Indemnifying Parties”) shall severally (in proportion to their respective Pro Rata Portion), and not jointly, indemnify, save and hold harmless Parent, Merger Sub, the Surviving Corporation and their Affiliates and respective Representatives, and each of their successors and permitted assigns (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any and all losses, liabilities, obligations, claims, damages, awards, judgments, costs and expenses (including reasonable legal fees and expenses and litigation costs, and reasonable costs of investigation) (provided, that such fees, expenses and costs will not include the compensation of any officers, directors or employees of Parent or Company or any overhead allocable to them that is incurred in investigating, defending, settling or resolving any indemnification claim for which losses are determined) (herein, “Damages”), to the extent incurred in connection with, arising out of, resulting from or incident to:

               (i) a breach of any representation or warranty made by the Company in this Agreement or in the Company Closing Certificate; provided,

however, that Parent shall not be entitled to indemnification for any breach or inaccuracy of any of the representations and warranties set forth in Article IV if such breach or inaccuracy was disclosed in the Company Closing Certificate and related to any matter arising after the date of this Agreement and prior to the Closing Date;

               (ii) a breach of any covenant or agreement made, or to be performed, by the Company in this Agreement;

               (iii) a breach of the representation and warranty made by the Company in the Liability Certificate;

               (iv) any breach of any representation, warranty, covenant or agreement made by the parties to the Distribution Agreement therein (other than actions taken by the Surviving Corporation after the Closing);

               (v) any Pre-Closing Taxes of the Company and its Subsidiaries, to the extent not paid prior to the Closing;

               (vi) Taxes for periods prior to Closing of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local law, to the extent not paid prior to the Closing;

               (vii) Taxes arising out of any transactions contemplated by this Agreement, including as a result of or in connection with the Spin-Off Transaction (including any federal income Taxes and any withholding Taxes), to the extent not paid prior to the Closing;

               (viii) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement entered into on or before the date hereof (whether written or not) or by reason of being a successor-in-interest or transferee of another entity, to the extent not paid prior to the Closing;

               (ix) any costs associated with, or reasonable Expenses (including any reasonable costs or Expenses of any appraisal proceeding) incurred by a Parent Indemnified Party following the Closing in connection with (A) canceling or otherwise eliminating any EPIL Options outstanding following the Closing, (B) causing any EPIL common stock (other than any held by the Surviving Corporation or Parent or any of its Subsidiaries) to no longer be outstanding following the Closing or (C) otherwise causing EPIL to be wholly-owned (directly or indirectly) by Parent; provided, that there shall be excluded from any Damages payable under this Section 8.2(a)(ix) any amount payable by any Parent Indemnified Party to any current or former holder of an EPIL Option in exchange for such holder’s EPIL Options or the shares of EPIL common stock issuable upon exercise thereof (regardless of the form of such exchange) that is equal to (A) the Merger Consideration times (B) the applicable fraction (determined as provided below) of a share of EPIL common stock issued or issuable upon exercise of such holder’s EPIL Options (assuming each share of EPIL common stock held by such holder or issuable upon exercise of such holder’s EPIL Options is exchanged for 47.52 shares of Company Common Stock; such applicable fraction to be derived based on such assumptions);

               (x) a claim made by any Securityholder challenging, objecting to or otherwise relating to any of the actions permitted under the proviso to Section 6.1(b), including the Company’s determination of the number of shares of Company Common Stock that is issued to any current or former holder of an EPIL Option in exchange for such holder’s EPIL Options or the shares of EPIL common stock issuable upon exercise thereof;

               (xi) a claim made by a D&O Indemnified Party, pursuant to its rights under the organizational documents of any Parent Indemnified Party or under the D&O Insurance of any Parent Indemnified Party, in connection with a claim by any Person that such D&O Indemnified Party violated the provisions of DGCL Section 170; or

               (xii) any claim made with respect to the matter listed as Item 1 of Section 4.34 of the Company’s Disclosure Letter.

          (b) By Parent and Surviving Corporation. From and after the Closing, Parent and the Surviving Corporation (in such capacity, each a “Parent Indemnifying Party” and collectively, the “Parent Indemnifying Parties”) shall, jointly and severally, indemnify, save and hold harmless the Securityholders and each of their successors and permitted assigns (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Damages, to the extent incurred in connection with, arising out of, resulting from or incident to:

               (i) a breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in the Parent Closing Certificate; provided, however, that the Company shall not be entitled to indemnification for any breach or inaccuracy of any of the representations and warranties set forth in Article V if such breach or inaccuracy was disclosed in the Parent Closing Certificate and related to any matter arising after the date of this Agreement and prior to the Closing Date; or

               (ii) a breach of any covenant or agreement made, or to be performed, by Parent or Merger Sub in this Agreement.

          (c) Limitations.

               (i) Notwithstanding anything to the contrary contained in this Article VIII, the maximum liability of any Securityholder under Section 8.2(a) shall be limited to, and paid solely from, such Securityholder’s Pro Rata Portion of the Indemnity Escrow Fund or Indemnity Warrant Escrowed Shares, as applicable, as the same may be reduced from time to time in accordance with this Agreement and the

Escrow Agreements. For the avoidance of doubt, Securityholders that are a party to the Canadian Transaction shall have such additional contractual liability with respect to the Canadian Transaction as shall be provided in the Canadian Exchange Agreement, which liability shall not be secured by the Indemnity Escrow Fund or the Indemnity Warrant Escrowed Shares.

               (ii) The Company Indemnifying Parties shall have no obligation to indemnify the Parent Indemnified Parties for any Damages under Section 8.2(a)(i) unless and until the Company Indemnifying Parties’ aggregate indemnification obligations thereunder with respect to such Damages shall exceed $500,000 (the “Deductible Amount”), whereupon the Parent Indemnified Parties shall be entitled to receive indemnification for the amount of Damages in excess of the Deductible Amount; provided, however, that the foregoing Deductible Amount limitation shall not apply to any claim for indemnification to the extent incurred in connection with, arising out of or resulting from the Company’s breach of the representations or warranties set forth in Section 4.3 [Corporate Authorization], Section 4.7 [Subsidiaries] (second sentence and clause (ii) of first sentence only), Section 4.10 [Capitalization], Section 4.11 [Options], Section 4.24 [Intellectual Property] or Section 4.36 [Brokers and Finders] of this Agreement (or in the Company Closing Certificate to the extent relating to the Company’s representations and warranties in such Sections); provided further, that with respect to any such breach of the representations or warranties set forth in Section 4.24 [Intellectual Property], the Deductible Amount relating to such breach shall be $100,000 instead of $500,000, but the Deductible Amount with respect to all other applicable representations and warranties of the Company shall remain $500,000, irrespective of any claims relating to representations or warranties set forth in Section 4.24 [Intellectual Property].

               (iii) The Parent Indemnifying Parties shall have no obligation to indemnify the Company Indemnified Parties for any Damages under Section 8.2(b)(i) unless and until the Parent Indemnifying Parties’ aggregate indemnification obligations thereunder with respect to Damages shall exceed $500,000, whereupon the Company Indemnified Parties shall be entitled to receive indemnification for the amount of such Damages in excess of $500,000; provided, however, that the foregoing $500,000 limitation shall not apply to any claim for indemnification to the extent incurred in connection with, arising out of or resulting from Parent’s breach of the representations or warranties set forth in Section 5.3[Corporate Authorization] or Section 5.23 [Brokers and Finders] (or in the Parent Closing Certificate to the extent relating to the Parent’s representations and warranties in such Sections).

               (iv) Cap. No indemnification payment by Indemnifying Parties shall be payable to Indemnified Parties to the extent the aggregated claims hereunder for Damages of such Indemnified Parties exceeds (A) in the case of claims against the Parent Indemnifying Parties, an amount equal to $25,000,000, and (B) in the case of claims against the Company Indemnifying Parties, the amount of the Indemnity Escrow Fund plus the Indemnity Escrowed Warrant Shares (such shares, together with any stock dividends and stock distributions that have been paid thereon and deposited into the Warrant Escrow Fund, the “Indemnity Escrowed Warrant Portion”) up to an aggregate value of $25,000,000 in paid-out claims, with the value of any Indemnity Escrowed Shares and Indemnity Escrowed Warrant Shares paid to satisfy a claim to be determined in accordance with Section 8.3(b); provided, that if only 16.665% of the Indemnity Escrowed Shares and the Indemnity Escrowed Warrant Shares have been deposited into the Indemnity Escrow Fund and the Warrant Escrow Fund, respectively, as contemplated by this Agreement (under the definitions of “Indemnity Escrowed Shares” and “Indemnity Escrowed Warrant Shares”), the reference to “$25,000,000” in the foregoing clauses (A) and (B) shall be replaced with “$12,500,000.”

          (d) Interpretation. The term “Damages” as used in this Article VIII is not limited to matters asserted by third parties against an Indemnified Party, but includes Damages incurred or sustained by the Indemnified Party in the absence of third party claims. The term “Damages” as used in this Article VIII shall not include any consequential damages or punitive damages or awards (unless payable as a result of a Third Party Claim).

          (e) Damage Payments. Except as provided in Section 6.8 with respect to a Company Indemnifying Party’s right to indemnification for acts or omissions of an officer or director of the Company or its Subsidiaries, each of the Company Indemnifying Parties and the Securityholders’ Representative hereby agrees that if, following the Closing, any payment is made pursuant to this Article VIII by such Company Indemnifying Party in respect of any Damages (a “Damage Payment”), such Company Indemnifying Party shall have no rights against the Surviving Corporation, or any current or former director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Damage Payment, and shall not take any action against the Surviving Corporation or any such Person with respect thereto. Any rights with respect to Damage Payments which any of the Company Indemnifying Parties or the Securityholders’ Representative may, by operation of law or otherwise, have against the Surviving Corporation or any such Person shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.

          (f) Adjustment to Purchase Price for Tax Purposes. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

     Section 8.3 Certain Matters Relating to the Indemnity Escrow.

          (a) Escrow Period. The period during which claims for indemnification from the Indemnity Escrow Fund and the Warrant Escrow Fund may be initiated (the “Escrow Period”) shall commence on the Closing Date and terminate on the Indemnity Escrow Termination Date. Upon expiration of (i) the Escrow Period, the Indemnity Escrow Fund shall terminate with respect to all Indemnity Escrowed Shares and other property in the Indemnity Escrow Fund at such time (including any shares of Parent Common Stock or other Parent equity securities (“New Shares”) issued or distributed by Parent (upon a stock split or otherwise) in respect of the Indemnity Escrowed Shares and constituting part of the Indemnity Escrow Fund) and (ii) the Indemnity Escrowed Warrant Portion of the Warrant Escrow Fund shall no longer be available for the satisfaction of any claims under this Article VIII; provided, however, that the number of Indemnity Escrowed Shares (and any related New Shares), the part of the Indemnity Escrowed Warrant Portion of the Warrant Escrow Fund, and any other property which, subject to the provisions of this Article VIII, the Indemnity Escrow Agreement (including any objection of the Securityholders’ Representative in accordance with the provisions of the Indemnity Escrow Agreement) and the Warrant Escrow Agreement, as applicable, are necessary (i) to satisfy any unsatisfied claims specified in any Parent Indemnification Certificate delivered to the Indemnity Escrow Agent prior to the expiration of the Escrow Period and (ii) as further provided in Section 7(b) of the Indemnity Escrow Agreement, to pay the estimate of the fees of the Securityholders’ Representative in fulfilling his Securityholders’ Representative Obligations in order to resolve such unsatisfied claims shall remain in the Indemnity Escrow Fund (with respect to the Indemnity Escrowed Shares), which fund shall remain in existence, and shall remain available (with respect to the Indemnity Escrowed Warrant Portion), until all such claims have been resolved. As such claims are resolved, (i) the Indemnity Escrow Agent shall deliver Indemnity Escrowed Shares (and any related New Shares) and other property remaining in the Indemnity Escrow Fund and not necessary to satisfy such resolved claims or any remaining unresolved claims pursuant to the terms of the Indemnity Escrow Agreement and (ii) any part of the Indemnity Escrowed Warrant Portion of the Warrant Escrow Fund that is not necessary to satisfy such resolved claims or any remaining unresolved claims pursuant to the terms of the Indemnity Escrow Agreement shall remain in the Warrant Escrow Fund for distribution to holders of Company Warrants following such holders’ exercise of their Company Warrants.

          (b) Valuation of Indemnity Escrowed Shares. For purposes of making a Damage Payment pursuant to this Article VIII, each Indemnity Escrowed Share held as part of the Indemnity Escrow Fund and each Indemnity Escrowed Warrant Share held as part of the Warrant Escrow Fund, in either case consisting of Parent Common Stock, shall be deemed to be valued at the Closing Price (as the same shall be adjusted as a result of a stock split, stock dividend, stock distribution, combination, reclassification, recapitalization or other similar change with respect to Parent Common Stock occurring after the Closing Date), notwithstanding the then current market price of the Parent Common Stock.

     Section 8.4 Procedure for Claims between Parties.

          (a) If a claim for Damages is to be made by a Parent Indemnified Party entitled to indemnification hereunder, Parent shall be the only party entitled to give notice to the Securityholders’ Representative and shall give such notice to the Securityholders’ Representative and the Indemnity Escrow Agent as soon as reasonably practicable after Parent becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Parent Indemnified Party may be sought under this Article VIII (a “Notice”). If a claim for

Damages is to be made by a Company Indemnified Party entitled to indemnification hereunder, the Securityholders’ Representative shall be the only party entitled to give Notice to Parent, and shall give such Notice to Parent as soon as reasonably practicable after the Securityholders’ Representative becomes aware that a fact, condition or event has occurred or exists which may give rise to Damages for which indemnification by a Company Indemnified Party may be sought under this Article VIII. In each case, the Notice shall consist of a certificate signed by an officer of Parent (a “Parent Indemnification Certificate”) or a certificate by the Securityholders’ Representative (a “Securityholders’ Indemnification Certificate”), as applicable, that shall (i) describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim and the amount arising therefrom and (ii) if the aggregate amount of Damages exceeds the applicable Deductible Amount (after taking into account any other indemnification claims made by the Parent Indemnified Parties or Company Indemnified Parties, as applicable, pursuant to this Article VIII), provide for a demand of payment of the amount. Any delay in submitting a Notice to the Securityholders’ Representative or Parent, as applicable, shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was prejudiced by such delay; provided that Parent and the Securityholders’ Representative shall only be entitled to submit a Notice during the Escrow Period.

          (b) If the Securityholders’ Representative does not object in writing within the 30 day period after delivery by Parent of the Notice, such failure to so object shall be an irrevocable acknowledgment by the Securityholders’ Representative on behalf of the Company Indemnifying Parties that the Parent Indemnified Parties identified in the Notice are entitled to the full amount of the claim for Damages set forth in such Notice. If Parent does not object in writing within the 30 day period after delivery by the Securityholders’ Representative of the Notice, such failure to so object shall be an irrevocable acknowledgment by Parent that the Company Indemnified Parties identified in the Notice are entitled to the full amount of the claim for Damages set forth in such Notice.

     Section 8.5 Defense of Third Party Claims.

          (a) If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (other than a Contest, with respect to which the provisions of Section 8.8 shall apply) (each a “Third Party Claim”) for which indemnification under this Article VIII may be sought, written notice (“Third Party Notice”) thereof shall be given by Parent to the Securityholders’ Representative or by the Securityholders’ Representative to Parent, as applicable, as promptly as practicable, but in any event within 30 days of service. The Third Party Notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. The delay of any Indemnified Party in giving a Third Party Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was prejudiced by such delay.

          (b) After receipt of such Third Party Notice, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Party) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there are one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Parties, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost and expense, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to one firm of attorneys, together with appropriate local counsel, for any such Third Party Claim) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, unless the Indemnified Party and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or relief for other than money damages portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing. The parties shall cooperate with each other in any notifications to insurers.

          (c) If the Indemnifying Party fails to notify the Indemnified Party within 30 days after receipt of the Third Party Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 8.5, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 8.5 but fails to diligently prosecute or settle the Third Party Claim, which failure continues for ten days after notice to the Indemnifying Party from the Indemnified Party of such failure, then the Indemnified Party against which such claim has been asserted will have the right to undertake, and the cost and expense thereof will constitute Damages, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall cooperate in all reasonable respects with the Indemnified Party in such defense and make available to the Indemnified Party at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party, and the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

          (d) Subject to Section 8.2(c), in the event the Securityholders’ Representative has consented to any settlement pursuant to this Section 8.5, the Securityholders’ Representative shall promptly deliver a notice to the Indemnity Escrow Agent (with a copy to Parent) specifying the monetary amount of such settlement and instructing the Indemnity Escrow Agent to deliver cash and/or Indemnity Escrowed Shares out of the Indemnity Escrow Fund valued at such monetary amount (together with any related New Shares) to the applicable Parent Indemnified Party; provided, that if the Securityholders’ Representative shall fail to deliver such notice to the Indemnity Escrow Agent, Parent shall be authorized to deliver the notice to the Indemnity Escrow Agent (with a copy to the Securityholders’ Representative) instructing the Indemnity Escrow Agent to deliver cash and/or Indemnity Escrowed Shares out of the Indemnity Escrow Fund valued (as provided in Section 8.3(b)) at the monetary amount of such settlement (together with any related New Shares) to the applicable Parent Indemnified Party.

          (e) Notwithstanding anything to the contrary contained in this Section 8.5, (x) if at the time of or subsequent to the receipt of a Third Party Claim the Indemnity Escrow Fund is not sufficient to cover the full amount of the Damages relating to such Third Party Claim that may be payable to the Parent Indemnified Parties under this Article VIII (assuming the full amount of such Damages becomes payable to the Parent Indemnified Parties) (the “Full Damages Amount”) and either (i) the Full Damages Amount exceeds the then remaining value of the Indemnity Escrow Fund (excluding any portion thereof subject to a pending claim) by $3,500,000 or (ii) the remaining value of the Indemnity Escrow Fund (determined valuing Indemnity Escrowed Shares at the Closing Price and excluding any portion thereof already subject to a pending claim) is less than 50% of the Full Damages Amount, (y) if the Third Party Claim relates to Intellectual Property or (z) if no Damages are specified in the Third Party Claim and at the time of or subsequent to the receipt of the Third Party Claim the remaining value of the Indemnity Escrow Fund (determined valuing Indemnity Escrowed Shares at the Closing Price and excluding any portion thereof already subject to a pending claim) is less than $500,000, then the Securityholders’ Representative shall no longer have the right to control or participate in the defense or investigation of such Third Party Claim (which right shall vest with the Parent), or to compromise or settle such Third Party Claim or to consent to any such compromise or settlement; provided, that the last two sentences of Section 8.5(c) shall become applicable with respect to any such Third Party Claim.

     Section 8.6 Resolution of Conflicts and Claims.

          (a) If an Indemnifying Party objects in writing to any claim (or part of any claim) for indemnification made by an Indemnified Party (an “Objection Notice”), the Indemnified Party and Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such agreement involves a payment to a Parent Indemnified Party, shall be furnished to the Indemnity Escrow Agent and the Warrant Escrow Agent. The Indemnity Escrow Agent and the Warrant Escrow Agent shall each be entitled to rely on any such memorandum and distribute Indemnity Escrowed Shares, Indemnity Escrowed Warrant Shares and other property from the Indemnity Escrow Fund and Warrant Escrow Fund in accordance with the terms of the Escrow Agreements.

          (b) If no such agreement can be reached after good faith negotiations and prior to 30 days after delivery of an Objection Notice, either Parent or the Securityholders’ Representative may demand arbitration of the matter unless the amount of the Damages that is at issue is the subject of a pending litigation involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by a panel of three arbitrators. Within ten business days of written notice by the party seeking arbitration under this Agreement (such notice, an “Arbitration Request”), the party requesting arbitration shall appoint one person as an arbitrator and, within ten days thereafter, the other party shall appoint the second arbitrator. At the time of appointment, the appointing party shall designate whether its arbitrator will be treated as a neutral and independent arbitrator or as a partisan arbitrator to become effective upon the appointment of the third impartial and neutral arbitrator. Within ten days after the Arbitration Request, the two arbitrators so selected shall select a third arbitrator. Unless the parties agree otherwise, such third impartial and neutral arbitrator shall be a licensed attorney with ten or more years experience negotiating and drafting commercial contracts similar to this Agreement or a senior executive or retired senior executive with ten or more years of experience with companies having business similar to the Retained Business or of the Spin-Off Subsidiary. If the Securityholders’ Representative fails to select an arbitrator during such ten day period, then the parties agree that Parent may select, in its sole discretion, such arbitrator. If Parent fails to select an arbitrator during such ten day period, then the parties agree that the Securityholders’ Representative may select, in its sole discretion, such arbitrator.

          (c) Any such arbitration shall be held in the State of New York under the commercial arbitration rules then in effect of the American Arbitration Association, subject to the discretion of the arbitrators to permit discovery or portions of the arbitration hearing to be conducted in other jurisdictions to minimize the inconvenience or costs to either of the parties. If the American Arbitration Association or its successor ceases to provide arbitration services, then the term “American Arbitration Association” as used in this Agreement will thereafter mean and refer to

J.A.M.S./ENDISPUTE. Each of the parties to the arbitration shall bear its own expenses, except that all expenses relating to the fees of the arbitrators and the administrative fee of the American Arbitration Association shall be shared equally between the parties. If the parties are not able to agree upon the rate of compensation of the impartial and neutral arbitrator, the American Arbitration Association shall determine such rate based upon the normal and customary hourly or daily consulting rate of such impartial and neutral arbitrator. The arbitrators shall be instructed to conduct the arbitration in a manner as expeditious as reasonably possible, consistent with the parties’ intention to have a full and fair hearing on the merits of the disputed matter. Unless otherwise agreed by the parties, the parties shall make their initial and any supplemental claims to the arbitration panel within 20 days after the Arbitration Request. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the majority of the three arbitrators to discover relevant information from the opposing parties about the subject matter of the dispute. The majority of the three arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the majority of the three arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. Each party shall supply to the other party copies of any and all materials that are supplied to the arbitrators concurrently with delivery of such materials to the arbitrators. At least five days prior to the commencement of any hearing on the merits before the arbitration panel, each party shall deliver to the arbitrators and to the other party a list of all witnesses whose testimony such party tends to introduce in connection with all such hearings as well as copies of all documents not previously delivered which such party intends to introduce into evidence or to rely upon in connection with such hearings. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such conclusions shall be set forth in a written award, judgment, decree or order awarded by the arbitrators, and the Escrow Agent shall be entitled to rely on, and make distributions from the Indemnification Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrators requiring payment by one party to another, such party shall make the payment to such other party or, in the case of a payment to a Parent Indemnified Party, cause the Escrow Agent to make the payment to such Indemnified Party.

          (d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between Indemnifying Parties and Indemnified Parties under this Article VIII hereof, whether relating to claims upon the Indemnity Escrow Fund or to the other indemnification obligations set forth in this Article VIII, and shall be the sole and exclusive remedy for any such dispute. The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of the arbitration provisions or other provisions in this Agreement.

     Section 8.7 Securityholders’ Representative.

          (a) At the Closing, Raymond T. Pirraglia shall be constituted and appointed, without any further act of any Securityholder, the Company Indemnifying Parties’ and the Company Indemnified Parties’ representative (the “Securityholders’ Representative”) and, as such, shall serve as and have all powers as agent and attorney-in-fact for and on behalf of each Company Indemnifying Party or Company Indemnified Party, as the case may be: (i) to give and receive notices and communications on their behalf with respect to any matters related to this Agreement, the Escrow Agreements or the Securityholders’ Representative Fund Escrow Agreement; (ii) to enter into and perform under the Escrow Agreements and the Securityholders’ Representative Fund Escrow Agreement; (iii) to authorize delivery of Indemnity Escrowed Shares or other property from the Indemnity Escrow Fund to a Parent Indemnified Party; (vi) to object to such deliveries and any claims set forth in any Parent Indemnification Certificate; (v) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claim for indemnification pursuant to this Article VIII; (vi) to litigate, mediate, arbitrate, defend, enforce or take any other actions and execute the Escrow Agreements and any other documents that the Securityholders’ Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Company Indemnifying Parties and the Company Indemnified Parties; (vii) to sign receipts, consents or other documents in connection with the Securityholders’ Representative’s duties hereunder; and (viii) to take any and all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any Securityholder. Notice or communications to or from the Securityholders’ Representative shall constitute notice to or from the Company Indemnifying Parties and the Company Indemnified Parties. All actions to be taken by a Company Indemnified Party or Company Indemnifying Party, as the case may be, shall be taken solely by the Securityholders’ Representative.

          (b) Without limiting the generality of the foregoing Section 8.7(a), the Securityholders’ Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for any action or inaction in reliance in good faith upon advice of legal counsel. The Securityholders’ Representative shall have rights to indemnification, contribution and reimbursement, as set forth in the Securityholders’ Representative Fund Escrow Agreement, from each Securityholder. If the Securityholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, Securityholders, acting by consent of Securityholders having an interest in the Indemnity Escrow Fund equal to a majority of the Indemnity Escrowed Shares then held in the Indemnity Escrow Fund (a “Majority”) shall, as soon as practicable after such death, resignation or disability, appoint a successor to the Stockholders’ Representative and immediately thereafter notify Parent of the identity of such successor. If a Majority chooses to remove the Securityholders’ Representative for any reason, such Majority shall simultaneously appoint a successor to the Securityholders’ Representative and immediately thereafter notify Parent of the identity of such successor. Any such successor pursuant to either of the preceding two sentences shall succeed the Securityholders’ Representative as Securityholders’ Representative hereunder.

          (c) A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be, and shall be final, binding and conclusive upon the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be. The Indemnity Escrow Agent and any Parent Indemnified Party may rely upon any decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be. Although the Securityholders’ Representative shall not be obligated to obtain instructions from the Company Indemnifying Parties or the Company Indemnified Parties, as the case may be, prior to any decision, act, consent or instruction, if, and to the extent that, the Securityholders’ Representative receives any written instructions from a Majority, the Securityholders’ Representative shall comply with such instructions.

          (d) The Securityholders’ Representative shall not be liable to the Securityholders for any act taken or omitted to be taken as Securityholders’ Representative or for the selection of investments of the escrowed cash in the Indemnity Escrow Fund and the Securityholders’ Representative Fund and any interest or income earned thereon or for investment losses incurred thereon, except for the commission of actual fraud or willful misconduct. Each Securityholder shall severally indemnify the Securityholders’ Representative and hold the Securityholders’ Representative harmless against any damages or expenses incurred without bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholders’ Representative.

          (e) The power of attorney granted by the Company Indemnifying Parties and the Company Indemnified Parties to the Securityholders’ Representative pursuant to this Section 8.7 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Indemnifying Party or Company Indemnified Party.

          (f) The provisions of this Section 8.7 (or a reasonably detailed summary thereof) shall be distributed to the Securityholders prior to the Company Stockholders Meeting, and approval of the Merger and adoption of this Agreement by the Securityholders shall constitute ratification of the appointment of the Securityholders’ Representative and approval of the provisions of this Section 8.7.

     Section 8.8 Certain Tax Indemnification Matters; Contests.

          (a) Preparation of Tax Returns and Payment of Taxes.

               (i) Parent shall prepare (or cause to be prepared at Parent’s expense) and timely file all Tax Returns of the Company and its Subsidiaries required to be filed with any Governmental Entity after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any taxable periods (or portions thereof) ending on or before the Closing Date (“Pre-Closing Taxable Periods”), the Company Indemnifying Parties shall be responsible for the Taxes of the Company and its Subsidiaries for all Pre-Closing Taxable Periods (“Pre-Closing Taxes”). Parent shall notify the Securityholders’ Representative and the Escrow Agent pursuant to the provisions of Section 8.4(a) with respect to any amounts for Taxes due from the Company Indemnifying Parties in respect of any such Tax Return, and the provisions of Section 8.4 shall apply with respect thereto.

               (ii) In the case of Tax Returns that are filed after the Closing Date with respect to taxable periods that end on or prior to the Closing Date, Parent shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Law. The Company Indemnifying Parties shall be responsible for all Pre-Closing Taxes with respect to any such Tax Returns. Parent shall deliver any such Tax Returns to the Securityholders’ Representative for review at least 30 days prior to the date such Tax Returns are required to be filed. If the Securityholders’ Representative disputes any item on any such Tax Return, the Securityholders’ Representative shall notify Parent of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.

               (iii) In the case of Tax Returns that are filed with respect to any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), Parent shall prepare such Tax Returns (“Straddle Returns”) in a manner consistent with past practice, except as otherwise required by Law. The Company Indemnifying Parties shall be responsible for all Pre-Closing Taxes with respect to any Straddle Period (whether or not shown on any Straddle Return). Parent shall notify the Securityholders’ Representative and the Escrow Agent pursuant to the provisions of Section 8.4(a) with respect to any amounts due from the Company Indemnifying Parties in respect of any Pre-Closing Taxes with respect to any Straddle Period, and the provisions of Section 8.4 shall apply with respect thereto.

               (iv) From and after the Closing Date, the Parent Indemnifying Parties shall indemnify the Company Indemnifying Parties against, and hold them harmless from, any and all Damages arising out of any Taxes of the Post-Spin-Off Company Group for that portion of Taxes attributable to a Straddle Period that does not constitute Pre-Closing Taxes, other than amounts for which a Parent Indemnifying Party is indemnified by the Company Indemnifying Parties under Section 8.2(a).

               (v) For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.8 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and its Subsidiaries. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

          (b) Control of Contests.

               (i) In the case of a Contest arising after the Closing Date but during the Escrow Period that relates solely to Taxes for which the Parent Indemnified Parties are indemnified under Section 8.2(a), Parent shall notify the Securityholders’ Representative thereof, who shall be entitled to control the conduct of such Contest, but the Parent Indemnified Parties shall have the right to participate in such Contest at their own expense, and the Securityholders’ Representative shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of any of the Surviving Corporation and its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the reasonable consent of the Parent, which consent shall not be unreasonably withheld or delayed; provided, that, if the Securityholders’ Representative fails to assume control of the conduct of any such Contest within a reasonable period of time following the receipt by the Securityholders’ Representative of notice of such Contest, or if at the time the Escrow

Fund is not sufficient to cover the full amount of the Damages relating to such Contest (assuming the full amount thereof becomes payable to the Parent Indemnified Parties), then the Parent Indemnified Parties shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in their sole discretion.

               (ii) In the case of a Contest arising after the Closing Date but during the Escrow Period that relates both to Taxes for which the Parent Indemnified Parties are indemnified under Section 8.2(a) and Taxes for which the Parent Indemnified Parties are not indemnified under Section 8.2(a), Parent shall notify the Securityholders’ Representative thereof, and the Parent Indemnified Parties shall be entitled to control the conduct of such Contest, but the Securityholders’ Representative shall have the right to participate in such Contest at its own expense, and the Parent Indemnified Parties shall not settle, compromise and/or concede such Contest without the consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld or delayed; provided, that if at the time the Indemnity Escrow Fund is not sufficient to cover the full amount of the Damages relating to such Contest that may be payable to the Parent Indemnified Parties under this Article VIII (assuming the full amount of such Damages becomes payable to the Parent Indemnified Parties) (the “Full Contest Amount”) and either (i) the Full Contest Amount exceeds the then remaining value of the Indemnity Escrow Fund (excluding any portion thereof subject to a pending claim) by $3,500,000 or (ii) the remaining value of the Indemnity Escrow Fund (determined valuing Indemnity Escrowed Shares at the Closing Price and excluding any portion thereof already subject to a pending claim) is less than 50% of the Full Contest Amount, the Securityholders’ Representative shall no longer have the right to participate in such Contest and the Parent Indemnified Parties shall no longer be required to obtain the consent of the Securityholders’ Representative with respect to the settlement, compromise and/or concession of such Contest; provided that (a) such Contest is conducted in good faith and with due regard for the Securityholders’ interests and (b) the Securityholders’ Representative is kept reasonably informed of the progress of such Contest.

               (iii) After the Closing Date, except as provided in Section 8.8(b)(i) or Section 8.8(b)(ii), the Parent Indemnified Parties shall control the conduct, through counsel of their own choosing, of any Contest involving any asserted Tax liability or refund with respect to any of the Surviving Corporation and its Subsidiaries.

     Section 8.9 Limitation on Liability. In determining the amount of Taxes for any Pre-Closing Tax Period for which the Company Indemnifying Parties are required to indemnify the Parent Indemnified Parties pursuant to this Agreement, any net operating losses of the Company and its Subsidiaries at the time of Closing will be deemed to be available, even if those net operating losses have been utilized by the Parent Indemnified Parties in a taxable period ending before the Closing, but taking into account any limitations to which the utilization of such losses were subject immediately prior to the Closing.

     Section 8.10 Sole Remedy. From and after the Closing, the rights to indemnification provided for in this Article VIII shall be the exclusive remedy for money damages available to the parties with respect to the subject matter of this Agreement, except for claims of, or causes of action arising from, fraud or fraud-based claims.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Parent and the Company, notwithstanding any approval of this Agreement by the stockholders of either the Company or Parent.

     Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing:

          (a) if the Merger has not been consummated by May 15, 2005, plus the number of days, if any, but in any event not exceeding 60 days in the aggregate, that the consummation of the Merger has been delayed due to (i) a suit, action, Order or proceeding brought by a Governmental Entity seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement, (ii) a delay in obtaining the Permit following the filing of the application therefor or (iii) a delay in the SEC declaring the Registration Statement effective (if the same shall be required to be filed) following the filing thereof (the “Outside Date”);

          (b) if any Laws shall permanently prohibit consummation of the Merger;

          (c) if any Governmental Entity issues an Order or takes any other action, including withholding or denying consent, which Order or other action the parties shall have used their reasonable commercial efforts to resist, resolve or lift, as applicable, permanently restraining, enjoining or otherwise prohibiting consummation of the Merger, and such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such Order being issued, or such other action taken, by such Governmental Entity;

          (d) if this Agreement is not adopted by the Requisite Company Vote at a duly held Company Stockholders Meeting or adjournment thereof; or

          (e) if the Additional Shares Issuance Condition occurs and the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement (including in connection with the Canadian Transaction) is not approved by the Requisite Parent Vote at a duly held Parent Stockholders Meeting or any adjournment thereof.

     Section 9.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

          (a) if the board of directors of the Company fails to make, withdraws, or modifies or amends in any manner adverse to Parent, the Company Board Recommendation;

          (b) if (i) the board of directors of the Company approves, endorses or recommends a Superior Proposal, (ii) the Company enters into an agreement in principle, arrangement or understanding or a Company Contract relating to a Superior Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days following such commencement, or (iv) the Company or its board of directors publicly announces its intention to do any of the foregoing;

          (c) if the board of directors of the Company exempts any Person other than the Parent or any of its Affiliates from the provisions of Section 203 of the DGCL;

          (d) if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) and (ii) cannot reasonably be, or has not been, cured by the Company within 30 calendar days after the Company’s receipt of written notice of such breach from Parent;

          (e) if the Additional Share Issuance Condition occurs and Parent provides the notice to terminate this Agreement as permitted under Section 3.2(b); provided that if Parent makes a Stockholder Meeting Election, this Section 9.3(e) shall be of no further force and effect; or

          (f) if the Audited 2004 Financials differ from the Unaudited 2004 Financials in any material respect that is adverse to Parent as the buyer of the Company, and Parent so notifies the Company not later than five Business Days after the Audited 2004 Financials have been delivered to Parent in accordance with Section 4.14(b).

     Section 9.4 Termination by the Company. This Agreement may be terminated by the Company:

          (a) if, prior to obtaining the Requisite Company Vote, the board of directors of the Company, acting by a majority of the board, shall approve, and the Company shall concurrently with such termination enter into, a definitive agreement, arrangement or understanding providing for the implementation of a Superior Proposal, so long as:

               (i) the Company is not then and has not been in breach of any of its obligations under Section 6.5;

               (ii) the board of directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement, that is conditioned upon the termination of this Agreement in accordance with its terms, concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing either that it has entered into or that it intends to enter into such an agreement, attaching the most current version of such agreement (including any amendments, supplements or modifications to such notice;

               (iii) during the three day period following Parent’s receipt of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with), Parent to attempt to adjust the terms and conditions of this Agreement such that the Company can proceed with the Merger and (B) the board of directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by Parent, if any, that any Superior Proposal giving rise to such notice continues to be a Superior Proposal;

               (iv) such termination occurs within two Business Days following the three day period referred to in Section 9.4(a)(iii); and

               (v) simultaneously with such termination, the Company makes the payment required by Section 9.7(b) together with a written acknowledgment from each party to the Superior Proposal that it is aware of the amounts due Parent under Section 9.7 and that such party waives any right it may have to contest any such amounts payable under Section 9.7;

     (b) if Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a), 7.3(b) or 7.3(c) and (ii) cannot reasonably be, or has not been, cured by Parent within 30 calendar days after Parent’s receipt of written notice of such breach from the Company; or

          (c) if the Closing Price is less than or equal to $1.00 (such amount to be equitably adjusted to eliminate the effects of any stock dividend or distribution, stock split, reclassification, recapitalization, combination or other change with respect to Parent Common Stock); provided, that the termination right granted under this Section 9.4(c) must be exercised by the Company not later than noon (Eastern time) on the second Business Day following the Condition Determination Date.

     Section 9.5 Rescission of Canadian Transaction. If either (a) this Agreement is terminated in accordance with this Article IX or (b) the Merger is not consummated within one Business Day following the effective date of the Canadian Transaction, the Canadian Transaction shall become null and void and any actions previously taken in connection therewith shall promptly be unwound, including without limitation Parent’s return of any shares of Company Common Stock surrendered to it by the Canadian holders who participated in such Canadian Transaction and the return by such Canadian holders of any shares of Parent Common Stock or cash constituting Merger Consideration that they may have received.

     Section 9.6 Effect of Termination.

          (a) If this Agreement is terminated pursuant to this Article IX, it shall become void and of no further force and effect, except that the provisions of Section 6.4(c), Section 6.12, Section 6.14, Section 9.6, Section 9.7 and Section 9.8 and Article X shall survive any termination of this Agreement, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that if such termination results from the willful breach by any party of its representations, warranties, covenants or agreements contained in this Agreement, then such party shall be fully liable for the actual damages incurred or suffered by the other parties as a result of such willful breach. For the avoidance of doubt, nothing in Section 9.8 shall operate to limit the actual damages that the Company would otherwise be entitled to pursuant to this Section 9.6.

          (b) For the avoidance of doubt, the Company expressly acknowledges that the exclusive rights, granted by the Company to Parent’s subsidiary, Ivanhoe Energy (USA) Inc. (“Ivanhoe Energy”), under the Stock Purchase and Shareholders Agreement, dated as of January 15, 2004, among the Company, EPIL and Ivanhoe Energy (the “Purchase Agreement”), to be issued site licenses to use the process employing the RTP™ technology of the Company to upgrade bitumen and heavy oil in the territories specified in the Purchase Agreement during the exclusivity period specified in the Purchase Agreement, as such period was extended pursuant to the letter agreement dated June 17, 2004, shall continue in accordance with the terms of the Purchase Agreement, as so amended, notwithstanding any termination of this Agreement.

     Section 9.7 Expenses Following Termination; Termination Fee.

          (a) Except as set forth in this Section 9.7 and in Section 9.8, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 6.14.

          (b) The Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds, the Termination Fee:

               (i) if this Agreement is terminated by the Company pursuant to Section 9.4(a), in which case payment shall be made concurrently with, and as a condition to, such termination;

               (ii) if this Agreement is terminated by Parent pursuant to Section 9.3(a), 9.3(b) or 9.3(c), in which case payment shall be made promptly, but in no event later than two Business Days, following any such termination; or

               (iii) if (A) a Takeover Proposal shall have been made or proposed to the Company or its stockholders or otherwise publicly announced (whether or not conditional and whether or not withdrawn), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 9.2(a), Section 9.2(d) or Section 9.3(d) and (C) within nine months following the date of such termination, the Company or any of its Subsidiaries enters into an agreement, arrangement or understanding providing for the implementation of any Takeover Proposal or shall consummate any Takeover Proposal, regardless of whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A) (provided that for purposes of this clause (C) only, references in the definition of the term “Takeover Proposal” to the phrase “10% or more” shall be deemed to be replaced by the phrase “more than 50%”), in which case payment shall be made promptly, but in no event later than two Business Days, following the earlier of the entering into any such agreement, arrangement or understanding providing for the implementation of any Takeover Proposal or the consummation of any such Takeover Proposal.

          (c) Parent shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, the Termination Fee:

               (i) if this Agreement is terminated by Parent pursuant to Section 9.3(e), in which case payment shall be made concurrently with such termination; or

               (ii) if this Agreement is terminated by either Parent or the Company pursuant to Section 9.2(e), in which case payment shall be made promptly, but in no event later than two Business Days, following any such termination.

          (d) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 9.7 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, it would not have entered into this Agreement.

     Section 9.8 Reimbursement of Certain Expenses. If this Agreement is terminated by any party pursuant to Section 9.2(a), (b), (c) or (e), by Parent pursuant to Section 9.3(e), or by the Company pursuant to Section 9.4(b) or (c), Parent shall reimburse the Company for its reasonable, documented, out-of-pocket Expenses incurred in connection with this Agreement; provided, that such reimbursement obligation shall not exceed $1,000,000.

     Section 9.9 Amendment. This Agreement may be amended by the parties to this Agreement by action taken or authorized by their respective boards of directors at any time prior to the Closing, so long as no amendment that requires stockholder approval under applicable Laws shall be made without the requisite approval of those stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     Section 9.10 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 9.11 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, any termination or amendment of this Agreement or any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall be in writing and require the prior approval of that action by the board of directors, or a duly authorized designee of the board of directors, of the party or parties seeking to take such action.

ARTICLE X

MISCELLANEOUS

     Section 10.1 Certain Definitions. For purposes of this Agreement:

          (a) “Additional Shares Issuance Condition” means that the issuance of the shares of Parent Common Stock pursuant to the transactions contemplated by this Agreement (including pursuant to the Merger, the Canadian Transaction, upon the exercise, termination or exchange of Company Options, EPIL Options and Company Warrants, and in connection with any financing by Parent in connection with the transactions contemplated by this Agreement) would require Parent to obtain the Requisite Parent Vote under the rules of either the Toronto Stock Exchange or the Nasdaq Marketplace Rules. For the avoidance of doubt, it is understood and agreed that issuances of Parent Common Stock by Parent to meet its capital raising requirements may cause the Additional Shares Issuance Condition to occur, notwithstanding the fact that the Additional Shares Issuance Condition may not have occurred in the absence of such capital raising.

          (b) “Advance Agreement” means the Amended and Restated Advance Agreement, dated October 27, 2004, by and between EPIL, the Company,

Ivanhoe Energy (USA) Inc. and Parent, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

          (c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     (d) “Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

          (e) “Change of Control” means (i) any merger or consolidation of Parent with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Parent on a consolidated basis, in one transaction or a series of related transactions, if, in each such case immediately after giving effect to either such transaction, any “Person” or “Group” (other than Robert Friedland and his Affiliates) is or becomes the “beneficial owner” directly or indirectly of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; or (ii) when any “person” or “group” (other than Robert Friedland and his Affiliates) is or becomes the “beneficial owner” directly or indirectly of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors of Parent. For purposes of this definition of “Change of Control” (i) the terms “person” and “group” shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act, as in effect on the date hereof, whether or not applicable, and (ii) “beneficial owner” shall have the meaning used in the Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof, whether or not applicable, except that a “person” shall be deemed to have a “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

          (f) “Closing Date Portion” means, with respect to any Securityholder, the Merger Consideration payable to such Securityholder as of the Effective Time, but excluding any portion thereof constituting such Securityholder’s portion of the Indemnity Escrowed Shares.

          (g) “Closing Date Shares” means, with respect to any Securityholder, the Closing Date Portion payable to such Securityholder consisting of Parent Common Stock.

          (h) “Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

          (i) “Company Contracts” means any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (including any Contracts consisting of license agreements or any Contracts affecting or relating to Intellectual Property).

          (j) “Company Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that any effect, condition, change or development involving, arising out of or relating to any of the following will be excluded for this purpose: (i) the existence or terms of this Agreement, the transactions contemplated hereby or the announcement thereof; (ii) changes or conditions affecting generally the industries to which the Company operates, to the extent the Company is not disproportionately affected; (iii) changes in economic, regulatory or political conditions generally; and (iv) changes in any Laws or Orders that apply generally to similarly situated Persons, to the extent the Company is not disproportionately affected. The phrase “Company and its Subsidiaries” as used in this definition shall refer to the Company and its Subsidiaries after giving effect to the Spin-Off Transaction.

          (k) “Contracts” means (i) any contracts, license agreements, commitments, memoranda of understanding, letters of intent, heads of agreement, understandings and other agreements (whether written or oral) and (ii) any notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

          (l) “Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), and integrated circuit topographies, whether registered or unregistered, and pending applications to register the same.

          (m) “Distribution Agreement” means the Distribution Agreement between the Company, ERI Holdings and the Spin-Off Subsidiary, in the form of Exhibit N hereto, with such changes and additions thereto and to the disclosure letter referred to therein as shall be agreed to by Parent and the Company (each acting reasonably) after the date hereof.

          (n) “EPIL Option Plans” means the plan or plans under which the EPIL Options are issued.

          (o) “ERISA Affiliate” of any entity means any other entity which, together with the entity, would be treated as a single employer under Section 414 of the Code.

          (p) “Escrow Agreements” means, collectively, the Indemnity Escrow Agreement and the Warrant Escrow Agreement.

          (q) “Escrowed Warrant Consideration” means the aggregate amount of Merger Consideration that would have been paid to the holders of the Company Warrants under Section 2.1(a) if (i) all outstanding Company Warrants had been exercised (or terminated in exchange for Company Common Stock that would have been issued to the holders of such Company Warrants upon exercise thereof) prior to the Closing and (ii) the Company Common Stock issued upon such exercise (or termination) had been converted into the Merger Consideration pursuant to the Merger. For the avoidance of doubt, the term “Escrowed Warrant Consideration” does not include Merger Consideration payable in respect of Company Warrants that are exercised or terminated prior to the Effective Time.

          (r) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action or an Order under any Environmental Laws.

          (s) “Indemnified Party” means a Company Indemnified Party or a Parent Indemnified Party, as the case may be.

          (t) “Indemnifying Party” means a Company Indemnifying Party or a Parent Indemnifying Party, as the case may be.

          (u) “Indemnity Escrow Termination Date” means the earliest of (i) the second anniversary of the date that Parent, the Company, EPIL or any of their Affiliates (post-Closing) shall have entered into a definitive agreement with an unaffiliated third party (which for these purposes shall include a joint venture between or among any of the foregoing Persons and an unaffiliated third party that has at least a 10% economic interest in the joint venture) for the construction or use of an RTP™ technology-equipped processing plant with a minimum daily input processing capacity of 10,000 barrels of oil per day (an “RTP™ Plant”), (ii) the second anniversary of the date that Parent or any of its Affiliates shall have commenced construction or use of an RTP™ Plant, (iii) the date that Parent, the Company, EPIL or any of their Affiliates (post-Closing) shall have entered into a definitive agreement with an unaffiliated third party (as defined above) for the construction or use of a second RTP™ Plant, (iv) the date that Parent or any of its Affiliates shall have commenced construction of a second RTP™ Plant, and (v) the third anniversary of the Closing Date; provided, that, notwithstanding anything to the contrary contained herein, in no event shall the Indemnity Escrow Termination Date occur prior to the first anniversary of the Closing Date.

          (v) “Indemnity Escrowed Shares” means 33.33% of the aggregate number of shares of Parent Common Stock that (i) are issued in connection with the Merger pursuant to Section 2.1(c)(i)(B) of this Agreement and (ii) are issued in connection with the Canadian Transaction; provided, that if between the date hereof and the Closing Date the Company, EPIL or any of their Affiliates shall have entered into a definitive agreement with an unaffiliated third party (which for these purposes shall include a joint venture between or among any of the foregoing Persons and an unaffiliated third party that has at least a 10% economic interest in the joint venture) for the construction or use of an RTP™ Plant, the percentage set forth above in this Section 10.1(v) shall be replaced with “16.665%.”

          (w) “Indemnity Escrowed Warrant Shares” means 33.33% of the aggregate number of shares of Parent Common Stock that are included in the Escrowed Warrant Consideration; provided, that if between the date hereof and the Closing Date the Company, EPIL or any of their Affiliates shall have entered into a definitive agreement with an unaffiliated third party (which for these purposes shall include a joint venture between or among any of the foregoing Persons and an unaffiliated third party that has at least a 10% economic interest in the joint venture) for the construction or use of an RTP™ Plant, the percentage set forth above in this Section 10.1(w) shall be replaced with “16.665%.”

          (x) “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

          (y) “Knowledge” means, when used with respect to Parent or the Company, the knowledge, after due inquiry, of the officers or directors of the Company or Parent, as the case may be.

          (z) “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

          (aa) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

          (bb) “Open Source Software” means any Software that meets one or more of the following criteria: (i) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of law or otherwise, (ii) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed, (iii) is subject to, distributed, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (iv) subject to, distributed, licensed or otherwise made available under any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative (www.opensource.org), or any similar organization.

          (cc) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

          (dd) “Parent Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole, or on the ability of the Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that any effect, condition or change or development involving, arising out of or relating to any of the following will be excluded for this purpose: (i) the existence or terms of this Agreement, the transactions contemplated hereby or the announcement thereof; (ii) changes or conditions affecting generally the industries in which the Parent operates, to the extent Parent is not disproportionately affected; (iii) changes in economic, regulatory or political conditions generally; and (iv) changes in any Laws or Orders that apply generally to similarly situated Persons, to the extent Parent is not disproportionately affected.

          (ee) “Patent Rights” means all worldwide rights, present and future, to inventions or discoveries, including, but not limited to, United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, renewals, extensions, patent disclosures, design patents and industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

          (ff) “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for Taxes not yet due and payable or being contested in good faith in proper proceedings; (ii) encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business for amounts not past due; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (iv) survey exceptions, utility easements, reciprocal easement agreements, covenants, restrictions and other matters of record and/or encumbrances on title to real property that (x) were not incurred in connection with any indebtedness for borrowed money and (y) do not materially adversely affect the value or the use of such property for its present purposes.

          (gg) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

          (hh) “Post-Spin-Off Company Group” means those Persons, identified on Exhibit O hereto, that will constitute the Company and its Subsidiaries after the Spin-Off Transaction and immediately prior to the Closing.

          (ii) “Pro Rata Portion” means, with respect to any Securityholder, the percentage obtained by dividing (i) the number of shares of Parent Common Stock issued to such Securityholder pursuant to the Merger or the Canadian Transaction plus the number of shares of Parent Common Stock issuable to such Securityholder upon exercise of Company Warrants following the Effective Time, as applicable (regardless of whether any of such shares are deposited into the Indemnity Escrow Fund pursuant to Section 2.2(a) or the Warrant Escrow Fund pursuant to Section 2.2(b)), by (ii) the number of shares of Parent Common Stock issued to all Securityholders pursuant to the Merger and the Canadian Transaction plus the number of shares of Parent Common Stock issuable to Securityholders upon exercise of all Company Warrants following the Effective Time (regardless of whether any shares of Parent Common Stock are deposited into the Indemnity Escrow Fund pursuant to Section 2.2(a)).

          (jj) “Retained Business” means the business of applying the Company’s RTP™ technology to the production and upgrading of heavy oil, both in conjunction with resource owners or other Persons through long term production agreements and through licensing and royalty arrangements.

          (kk) “Separation Agreement” means the Agreement, dated October 1, 2003, by and among the Company, Ensyn Technologies Inc., EPIL, the Spin-Off Subsidiary, Ensyn Energy Corp. and Ensyn Energy Management, L.P., as amended pursuant to the License Amendment.

          (ll) “Securityholder” means any holder of shares of Company Common Stock who receives shares of Parent Common Stock (i) in connection with the Merger pursuant to Section 2(c)(i)(B), (ii) pursuant to the Canadian Transaction, (iii) upon exercise of Company Warrants following the Effective Time or (iv) in exchange for shares of EPIL common stock following the Effective Time (regardless of the form of such exchange).

          (mm) “Software” means computer software programs and software systems, and all proprietary rights thereto, including all databases, compilations, system documentation, flow charts, build instructions, commentary, workbenches, tools, libraries, utilities, compilers, higher level or “proprietary” languages and other related documentation and materials, whether in source code, object code or human readable form.

          (nn) “Spin-Off Business” means the business of the Spin-Off Subsidiary and its Subsidiaries, i.e., the processing of Renewables Feedstock (as such term is defined in the Separation Agreement) using thermal conversion, including, but not limited to, fast pyrolysis, and the production, use and sale of any products related to such thermal conversion.

          (oo) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

          (pp) “Superior Proposal” means a bona fide, written and unsolicited Takeover Proposal involving a merger, an offer to acquire a substantial equity interest of the Company or a substantial portion of the Company Assets, or a recapitalization or restructuring of the Company (i) on terms and conditions more favorable from a financial point of view to the stockholders of the Company than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied in a timely manner, (iii) for which financing, to the extent required, is reasonably capable of being obtained and (iv) which was not made in violation of any standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

     (qq) “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of the Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by this Agreement.

          (rr) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).

          (ss) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

     (tt) “Termination Fee” means an amount in cash equal to US$2,750,000.

          (uu) “Trademarks” means United States, state, common law and non-U.S. trademarks, service marks, trade names, corporate names, Internet domain names, world wide web addresses, designs, logos, slogans, trade dress and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

          (vv) “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, schematics, customer lists, supplier lists, mailing lists, business plans, and other proprietary information and all documentation relating to any of the foregoing.

          (ww) “Viruses” means any computer code intentionally designed to disrupt, disable, harm, or otherwise impede in any manner (including but not limited to aesthetic disruptions or distortions) the operation of the computer program, or any other associated software, firmware, hardware, or computer system (including local area or wide-area networks), in a manner not intended by the creator(s) of such computer program or such other associated software, firmware, hardware, or computer system including networks. A Virus may attach itself to, and become part of, another program.

          (xx) “Worms” means any self-replicating computer code intentionally designed to disrupt, disable, harm, or otherwise impede in any manner (including but not limited to aesthetic disruptions or distortions) the operation of the computer program, or any other associated software, firmware, hardware, or computer system (including local area or wide-area networks), in a manner not intended by the creator(s) of such computer program or such other associated software, firmware, hardware, or computer system including networks. A Worm may be self-contained and need not be part of another program to propagate itself.

     Section 10.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a person also refer to its predecessors and permitted successors and assigns. All references in this Agreement to “dollars” or “$” shall refer to United States currency.

     Section 10.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

     Section 10.4 Submission to Jurisdiction; Jury Trial. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware and (b) waive any claim of improper venue or any claim that those courts are in an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Each party to this Agreement irrevocably waives the right to trial by jury in connection with any matter arising out of this Agreement.

     Section 10.5 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight courier or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to Parent or Merger Sub, to:

Ivanhoe Energy Inc.
5060 California Avenue — Suite 400
Bakersfield, California 93309

Attention: Oscar Blake
Facsimile: 661-869-2820

with a copy to:

Goodmans
19th Floor — 355 Burrard Street
Vancouver, BC
Canada V6C 2G8
Attention: Steve Robertson
Facsimile: 604-682-7131

and

Irell & Manella
900-1800 Avenue of the Stars
Los Angeles, California 90067-4276
Attention: Tony Iler
Facsimile: 310-203-7199

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell
Facsimile: 212-757-3990

If to the Company, to:

Ensyn Group, Inc.
56 Stella Road
Bellmont, Massachusetts 02478
Attention: Robert Pirraglia
Facsimile: 617-489-4477

with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, IL 60603-3441
Attention: Paul Gupta
                 James T. Lidbury
Facsimile: 312-701-7711

If to the Securityholders’ Representative after the Closing, to:

Raymond T. Pirraglia
74 Narrows Road South
Staten Island, N.Y. 10305
Attention: Raymond T. Pirraglia
Facsimile: 718-273-2987

with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, IL 60603-3441
Attention: Paul Gupta
                 James T. Lidbury
Facsimile: 312-701-7711

or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above. For the avoidance of doubt, any notice given under the Indemnity Escrow Agreement, to the extent also relating to a provision of this Agreement that requires or permits the giving or receiving of notice, shall be deemed to also constitute notice under this Agreement.

     Section 10.6 Entire Agreement. This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter, the Escrow Agreements, the Canadian Exchange Agreement, the Securityholders’ Representative Fund Escrow Agreement, the Distribution Agreement, the Amended Administration Services Agreement, the Separation Agreement, the Confidentiality Agreement, the Advance Agreement (other than Section 3 thereof which the parties hereby agree shall terminate and be of no further force or effect as of the date hereof), the Parent Closing Certificate, the Company Closing Certificate and the Liabilities Certificate (collectively, the “Transaction Agreements”), constitute the entire agreement and supersede all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in the Transaction Agreements has been made or relied upon by any of the parties to this Agreement.

     Section 10.7 No Third-Party Beneficiaries. Except as provided in Section 6.8 and Article VIII, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

     Section 10.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     Section 10.9 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

     Section 10.10 Assignment. This Agreement shall not be assignable except by operation of law; provided that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.

     Section 10.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

     Section 10.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled under this Agreement.

     Section 10.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

IVANHOE ENERGY INC.
By:	/s/ E. L. Daniel
	Name:	E. L. Daniel
	Title:	President & Chief Executive Officer

IVANHOE MERGER SUB, INC.
By:	/s/ O. A. Blake
	Name:	O. A. Blake
	Title:	Director

ENSYN GROUP, INC.
By:	/s/ R. G. Graham
	Name:	R. G. Graham
	Title:	President & Chief Executive Officer

Exhibit A

EXCHANGE AGREEMENT

DATED AS OF ______________, 2005

EXCHANGE AGREEMENT

          EXCHANGE AGREEMENT, dated as of                                     , 2005 (this “Agreement”), by and among IVANHOE ENERGY INC., a Yukon corporation (“Parent”), and each Canadian stockholder of ENSYN GROUP, INC., a Delaware corporation (the “Company”), that has become a party to this Agreement by the execution and delivery, in accordance with the terms hereof, of a counterpart signature page and joinder (the “Counterpart Signature Page”) in the form attached hereto as Exhibit A (each, a “Participating Stockholder”).

RECITALS

          A. Parent, Ivanhoe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of December 11, 2004 (the “Merger Agreement”), a copy of which (including all exhibits thereto) is attached as Exhibit B hereto, pursuant to which, among other things, Parent will acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving corporation.

          B. Under the terms of the Merger Agreement, it is contemplated that certain Canadian stockholders of the Company will, immediately prior to the Merger, consummate a transaction (the “Canadian Transaction”) whereby such Canadian stockholders will exchange their shares for the Merger Consideration they would have received in respect of those shares pursuant to the Merger had they not sold their shares to Parent immediately prior to the Merger.

          C. The Merger Agreement provides, among other things, that each issued and outstanding share of common stock, par value $.001, of the Company (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration (other than the Excluded Shares).

          D. At the Closing, Parent, the Securityholders’ Representative (as defined below) and Mellon Investor Services, or such other bank or trust company designated by Parent and reasonably approved by the Company, shall enter into (i) an Indemnity Escrow Agreement (the “Indemnity Escrow Agreement”), substantially in the form attached as Exhibit E to the Merger Agreement, (ii) a Warrant Escrow Agreement (the “Warrant Escrow Agreement”), substantially in the form attached as Exhibit F to the Merger Agreement, and (iii) a Securityholders’ Representative Fund Escrow Agreement (the “Securityholders’ Representative Fund Escrow Agreement”), substantially in the form attached as Exhibit G to the Merger Agreement.

          E. Each Participating Stockholder is the owner of that number of shares of Company Common Stock set forth below the Participating Stockholder’s name on such Participating Stockholder’s Counterpart Signature Page (such shares of Company Common Stock, the “Exchange Shares”).

          F. Upon the terms and subject to the conditions of this Agreement, each Participating Stockholder wishes to participate in the Canadian Transaction and surrender the Exchange Shares owned by it to Parent, and Parent wishes to acquire such Exchange Shares, in exchange for the Merger Consideration such Participating Stockholder would have received under the terms of the Merger Agreement had such Participating Stockholder not consummated the transactions contemplated hereby and instead had their shares of Company Common Stock converted into the right to receive the Merger Consideration.

AGREEMENT

          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     Section 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

     Section 2. Agreement to Exchange. Subject to the terms and conditions set forth in this Agreement, each Participating Stockholder shall sell, surrender, transfer and assign to Parent all of such Participating Stockholder’s Exchange Shares, free and clear of any Liens, and in exchange for each such Exchange Share, Parent shall issue and pay to such Participating Stockholder the Merger Consideration, determined in accordance with the terms of Article II of the Merger Agreement assuming such shares of Company Common Stock had been owned by the Participating Stockholder at the Effective Time.

     Section 3. Tax Election. Each of the Participating Stockholders and Parent shall execute and file a joint election pursuant to subsection 85(1) of the Income Tax Act (Canada) and any similar provision of provincial law as necessary in prescribed form and within the prescribed time. This joint election shall provide that the amount elected to be the proceeds of disposition to each of the Participating Stockholders and the cost of acquisition to Parent of the Exchange Shares shall be an amount equal to that amount which will result in each of the Participating Stockholders realizing the maximum capital gain that he or she can realize tax-free and without adverse tax consequences.

     Section 4. Closing. The closing of the exchange of the Exchange Shares for the Merger Consideration under this Agreement (the “Exchange Closing”) shall take place on the Closing Date, immediately prior to the closing of the Merger, after the last of the conditions to closing contained in Sections 10 and 11 of this Agreement (other than any conditions that by their nature are to be satisfied at the Exchange Closing) is satisfied or waived in accordance with this Agreement. The date on which the Exchange Closing shall occur is hereinafter referred to as the “Exchange Closing Date.” Notwithstanding anything to the contrary contained in this Agreement, in the event the closing of the Merger does not occur immediately following the Exchange Closing, the transactions contemplated by this Agreement shall become null and void.

     Section 5. Dispensation of Merger Consideration to Participating Stockholders.

          (a) Indemnity Escrow. Each Participating Stockholder hereby (i) consents and agrees to the establishment of the Indemnity Escrow Fund pursuant to the terms of the Indemnity Escrow Agreement for the purposes set forth in the Merger Agreement (including, without limitation, Section 2.2(a) of the Merger Agreement) and (ii) consents to the provisions of

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the Indemnity Escrow Agreement. Each Participating Stockholder acknowledges and agrees that (A) at the Closing, 33.33% (or 16.665%, if applicable, as provided under the terms of the Merger Agreement) of the aggregate number of shares of Parent Common Stock issuable to such Participating Stockholder hereunder shall be deposited into the Indemnity Escrow Fund and shall constitute Indemnity Escrowed Shares for purposes of the Merger Agreement and (B) all matters relating to such shares of Parent Common Stock shall be governed by the terms of the Merger Agreement and the Indemnity Escrow Agreement, including, but not limited to, the release (if any) of such shares of Parent Common Stock to the Participating Stockholder or Parent.

          (b) Warrant Escrow and Participating Rights. Each Participating Stockholder hereby (i) consents and agrees to the establishment of the Warrant Escrow Fund pursuant to the terms of the Warrant Escrow Agreement for the purposes set forth in the Merger Agreement (including, without limitation, Section 2.2(b) of the Merger Agreement) and (ii) consents to the provisions of the Warrant Escrow Agreement. As more fully described in the Merger Agreement and the Warrant Escrow Agreement, each Participating Stockholder shall be entitled to receive, from time to time, its Pro Rata Portion of the residual assets held in the Warrant Escrow Fund (if any) on the terms and subject to the conditions set forth in the Merger Agreement and the Warrant Escrow Agreement.

          (c) Securityholders’ Representative Fund Escrow. Each Participating Stockholder hereby (i) consents and agrees to the establishment of the Securityholders’ Representative Fund pursuant to the terms of the Securityholders’ Representative Fund Escrow Agreement for the purposes set forth in the Merger Agreement (including, without limitation, Section 2.2(f) of the Merger Agreement) and (ii) consents to the provisions of the Securityholders’ Representative Fund Escrow Agreement. As more fully described in the Merger Agreement and the Securityholders’ Representative Fund Escrow Agreement, each Participating Stockholder shall be entitled to receive its Pro Rata Portion of the residual assets held in the Securityholders’ Representative Fund (if any) on the terms and subject to the conditions set forth in the Merger Agreement and the Securityholders’ Representative Fund Escrow Agreement.

     Section 6. Delivery of this Agreement by the Participating Stockholder. Each Participating Stockholder shall deliver this Agreement, together with a Counterpart Signature Page duly executed and completed by the Participating Stockholder, to the Exchange Agent at the address set forth in Section 19 prior to 4:00 p.m. EST on                          , 2005 (as the same may be extended by notice to the Participating Stockholders, the “Expiry Time”).

     Section 7. Exchange Procedures. The procedures for the exchange of the Exchange Shares for the Merger Consideration shall be governed by the provisions of the Merger Agreement, including Section 2.3 thereof, as if such Participating Stockholder was a holder of a Company Certificate immediately prior to the Effective Time. Without limiting the generality of the foregoing, promptly following the Closing, Parent shall instruct the Exchange Agent to mail to each Participating Stockholder a letter of transmittal and instructions for surrendering certificates representing the Exchange Shares.

     Section 8. Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration

3

payable to any Participating Stockholder such amounts as it is required to deduct and withhold from such payment under any applicable Laws. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, deducts or withholds any such amounts, such amounts shall be treated for all purposes as having been paid to the Participating Stockholder in respect of whom the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 9. Representations and Warranties of Participating Stockholders; Etc.

          (a) Representations and Warranties of Participating Stockholders. Each Participating Stockholder represents and warrants to Parent, as to itself, that:

     (i) Power and Authority; Due Execution; Enforceability. The execution, delivery and performance by the Participating Stockholder of this Agreement are within the power of the Participating Stockholder and, if applicable, have been duly authorized by all necessary action on the part of the Participating Stockholder. This Agreement has been duly executed and delivered by the Participating Stockholder and constitutes a legal, valid and binding agreement of the Participating Stockholder, enforceable against the Participating Stockholder in accordance with its terms.

     (ii) Ownership of Exchange Shares. The Participating Stockholder owns beneficially and of record, free and clear of any Lien, the number of Exchange Shares set forth on such Participating Stockholder’s Counterpart Signature Page and, upon consummation of the exchange of the Exchange Shares for the Merger Consideration, will transfer and deliver to Parent good and valid title to the Exchange Shares, free and clear of any Liens.

          (b) Participating Stockholder Subject to Merger Agreement as a Securityholder. Each Participating Stockholder hereby acknowledges and agrees that it shall be subject to the provisions of the Merger Agreement as if such Participating Stockholder was a Securityholder thereunder, and shall be severally, and not jointly, liable in such capacity for the obligations of the Securityholders thereunder, including, without limitation, the indemnification obligations set forth in Article VIII of the Merger Agreement.

          (c) Securityholders’ Representative. Each Participating Stockholder hereby approves and ratifies the provisions of Section 8.7 of the Merger Agreement, including the appointment of the Securityholders’ Representative thereunder.

     Section 10. Conditions to Parent’s Obligation to Close. The obligations of Parent to consummate the transactions contemplated by this Agreement with respect to each Participating Stockholder is conditioned upon satisfaction of the following conditions precedent (any or all of which may be waived by Parent in its sole discretion):

          (a) Each of the conditions set forth in Section 7.1 of the Merger Agreement (except the condition that the Exchange Closing shall have occurred) shall have been satisfied or waived on or prior to the Exchange Closing Date, and, except for such conditions that are by

4

their nature to be satisfied on the Closing Date, each of the conditions set forth in Section 7.2 of the Merger Agreement shall have been satisfied or waived prior to the Exchange Closing Date.

          (b) The representations and warranties of such Participating Stockholder contained in this Agreement shall be true and correct as though made on and as of the Exchange Closing Date.

          (c) Such Participating Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Exchange Closing Date.

          (d) Such Participating Stockholder shall have delivered to Parent and Parent shall have received, prior to the Expiry Time, the items required to be delivered by the Participating Stockholder pursuant to Section 6 hereof.

     Section 11. Conditions to Participating Stockholder’s Obligation to Close. The obligation of each Participating Stockholder to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction of the following conditions precedent (any or all of which may be waived by the Participating Stockholder in its sole discretion):

          (a) The representations and warranties of Parent contained in the Merger Agreement shall be true and correct as though made on and as of the Exchange Closing Date.

          (b) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Exchange Closing Date.

     Section 12. Termination.

          (a) Termination of Merger Agreement. This Agreement shall automatically terminate upon termination of the Merger Agreement in accordance with the terms thereof.

          (b) Termination by Parent. This Agreement may be terminated by Parent with respect to any Participating Stockholder if such Participating Stockholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 10 and (ii) has not been cured by such Participating Stockholder upon the earlier of (A) ten Business Days after such Participating Stockholder’s receipt of written notice of such breach from Parent and (B) the Business Day immediately prior to the Closing Date of the Merger.

          (c) Termination by Participating Stockholder. This Agreement may be terminated by a Participating Stockholder, with respect to such Participating Stockholder only, if Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 11 and (ii) has not been cured by Parent on or prior to the Business Day immediately prior to the Closing Date of the Merger. In addition, in the event Parent and a majority-in-interest of the Participating Stockholders agree to amend or modify this Agreement prior to the Exchange Closing in accordance with Section 18, then any Participating Stockholder

5

who has not signed any such written consent shall have the right to terminate this Agreement as to itself.

          (d) Effect of Termination. If this Agreement is terminated pursuant to this Section 12, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement, except that if such termination results from the willful (i) failure of any party to perform its obligations or (ii) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such willful failure or breach. The provisions of Sections 12(d), 14, 23 and 24 shall survive any termination of this Agreement.

     Section 13. Survival of Representations and Warranties. All representations and warranties made by a Participating Stockholder and by Parent in this Agreement, or in any exhibit, schedule or certificate delivered pursuant hereto, shall survive the Exchange Closing and continue until the Indemnity Escrow Termination Date.

     Section 14. Governing Law; Submission to Jurisdiction; Jury Trial.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

          (b) Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of or for the State of Delaware. The parties to this Agreement (i) irrevocably submit to the personal jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware and (ii) waive any claim of improper venue or any claim that those courts are in an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 19 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Each party to this Agreement irrevocably waives the right to trial by jury in connection with any matter arising out of this Agreement.

     Section 15. Successors and Assigns. This Agreement shall (a) not be assignable by Parent and (b) be assignable by a Participating Stockholder upon a transfer by such Participating Stockholder of all of the Exchange Shares owned by it to any Person who agrees to be bound by the terms of this Agreement by executing and delivering a Counterpart Signature Page in accordance with the terms of this Agreement, whereupon this Agreement shall automatically terminate with respect to such Participating Stockholder. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 16. Entire Agreement. This Agreement, the Merger Agreement, the Indemnity Escrow Agreement, the Warrant Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement (including the schedules and exhibits hereto and thereto) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to the other in any manner by

6

any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     Section 17. Severability . The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     Section 18. Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of Parent and a majority-in-interest of the Participating Stockholders.

     Section 19. Notices. Any notice or delivery required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by same-day courier, overnight delivery service or confirmed facsimile, provided that if delivered on a date that is not a Business Day or after 5:00 p.m. on a business day (in each case at the place of delivery), such notice shall be deemed delivered on the next succeeding business day, if such notice is delivered to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice:

If to Parent, to:

Ivanhoe Energy Inc.
5060 California Avenue, Suite 400
Bakersfield, California 93309
Attn: Oscar Blake
Fax: 661-869-2820

with a copy to:

Goodmans
19th Floor — 355 Burrard Street
Vancouver, BC
Canada V6C 2G8
Attention: Steve Robertson
Facsimile: 604-682-7131

and

Irell & Manella
900-1800 Avenue of the Stars

7

Los Angeles, California 90067-4276
Attention: Tony Iler
Fax: 310-203-7199

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell, Esq.
Fax: (212) 757-3990

If to the Participating Stockholder, to the address set forth opposite such Participating Stockholder’s name on the Counterparty
Signature Page

with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, IL 60603-3441
Attention: James T. Lidbury
Fax: 312-701-7711

     Section 20. Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     Section 22. Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party (collectively, “Agents”) is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein, except, in the case of Parent, for such Agents of Parent the fees and commissions of which will be the sole responsibility of Parent and, in the case of any Participating Stockholder, for such Agents of the Company or the Participating Stockholders the fees and commissions of which will be the sole responsibility of the Company and/or the Participating Stockholders. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 22 being untrue.

     Section 23. Public Announcements. No Participating Stockholder shall issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement or any other transactions contemplated hereby or thereby without the prior written consent of Parent, except to the extent required by applicable Law, in which case the Participating Stockholder shall use reasonable commercial efforts to consult with Parent before

8

issuing any such release or making any such public statement. Parent shall not issue any press release or otherwise make any public statement with respect to this Agreement or any transactions contemplated hereby, except in accordance with Section 6.12 of the Merger Agreement.

     Section 24. Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that such party has read and understood all of the terms and provisions of this Agreement and its exhibits (including the Merger Agreement). This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Remainder of this page intentionally left blank]

9

          IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement as of the date set forth in the first paragraph hereof.

IVANHOE ENERGY INC.
By:
Title: Name:

EXHIBIT A

EXCHANGE AGREEMENT
COUNTERPART SIGNATURE PAGE AND JOINDER OF
PARTICIPATING STOCKHOLDER

     Reference is hereby made to that certain Exchange Agreement, dated as of                                 , 2005 (the “Exchange Agreement”), by and among IVANHOE ENERGY INC., a Delaware corporation (“Parent”), and each other person or entity identified therein as a “Participating Stockholder.”

     The undersigned hereby executes, acknowledges and delivers this counterpart signature page for the purpose of (i) acknowledging receipt of a copy of the Exchange Agreement as executed by Parent, (ii) acknowledging receipt of a copy of the Merger Agreement, (iii) acknowledging receipt of a copy of the form of Indemnity Escrow Agreement attached as an exhibit to the Merger Agreement, (iv) acknowledging receipt of a copy of the form of Warrant Escrow Agreement attached as an exhibit to the Merger Agreement, (v) acknowledging receipt of a copy of the form of Securityholders’ Representative Fund Escrow Agreement attached as an exhibit to the Merger Agreement, (vi) representing to Parent and the other Participating Stockholders that the undersigned has read carefully and understands the terms and provisions of the Exchange Agreement, the Merger Agreement, the form of Indemnity Escrow Agreement, the form of Warrant Escrow Agreement, and the form of Securityholders’ Representative Fund Escrow Agreement, (vii) joining in the execution of the Exchange Agreement as a Participating Stockholder and accepting and agreeing to be bound by all the terms and provisions of the Exchange Agreement applicable to the undersigned as a Participating Stockholder and (viii) accepting and agreeing to the bound by all the terms of the Merger Agreement, the Indemnity Escrow Agreement, the Warrant Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement applicable to the undersigned solely in the undersigned’s capacity as a Securityholder thereunder.

NAME AND ADDRESS:	SIGNATURE OF PARTICIPATING STOCKHOLDER

Name	Signature

Date Signed: _________________________, 2005
Address

Address

City, State & Zip or Postal Code

A-1

IMPORTANT: EACH PARTICIPATING STOCKHOLDER MUST COMPLETE THE FOLLOWING:

Number of Exchange Shares to be exchanged pursuant to the Exchange Agreement: _______________

A-2

EXHIBIT B

MERGER AGREEMENT

Exhibit B

Ivanhoe Energy, Inc.
The World Trade Centre
654-999 Canada Place
Vancouver, BC
Canada V6C 3E1

December      , 2004

[Insert Name and Address of Ensyn Group, Inc. Stockholder]

Dear                     :

     Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Ivanhoe Energy, Inc., a Yukon corporation (“Ivanhoe”), Ivanhoe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Ensyn Group, Inc., a Delaware corporation (the “Company”).

     To induce Ivanhoe and Merger Sub to enter into the Merger Agreement with the Company, you are requested, as a stockholder of the Company, to enter into this letter agreement regarding the common stock, no par value, of Ivanhoe (“Ivanhoe Common Stock”).

     1.   No Hedging Agreement. You hereby represent to Ivanhoe that at no time during the 30-day period up to and including the date hereof did you directly or indirectly, and you hereby agree that you shall not during the period beginning on the date hereof and ending on the date upon which the consummation of the merger (the “Merger”) contemplated by the Merger Agreement occurs, directly or indirectly, (a) enter into any contract to pledge, grant any option to purchase, make any short sale or otherwise hedge Ivanhoe Common Stock or (b) enter into any hedging transaction, swap arrangement or any other derivative arrangement or transaction that has the same economic consequences as a sale, disposition or elimination of economic risk of shares of Ivanhoe Common Stock received by you in the Merger including, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option), with respect to any shares of Ivanhoe Common Stock held by you or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Ivanhoe Common Stock.

     2.   Termination. This letter agreement shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

     3.   Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

     4.   Specific Performance. The parties to this letter agreement agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled hereunder. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     5.   Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original and together shall be deemed one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     If the foregoing is acceptable to you, please acknowledge your agreement by signing and returning a copy of this letter agreement to Ivanhoe, whereupon this letter agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours, IVANHOE ENERGY, INC.
By:
Name:
Title:

Acknowledged and agreed as of the day of , 2004. [Ensyn Group, Inc. Stockholder]
By:
Name:
Title:

3

Exhibit C

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of December 11, 2004 (this “Agreement”), by and among Ivanhoe Energy Inc., a Yukon corporation (“Parent”), Ensyn Group Inc., a Delaware corporation (the “Company”), and Robert M. Friedland, Businessman (“RMF”).

RECITALS

     WHEREAS Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”);

     WHEREAS, as of the date hereof, RMF is the direct or indirect record and beneficial holder of 46,611,725 common shares without par value of Parent (collectively, the “Shares” and, together with such additional Shares hereafter acquired by RMF whether by means of purchase, dividend, distribution or otherwise, “Owned Shares”), representing 27.47% of the outstanding common shares without par value of Parent and 23.64% on a fully diluted basis, including common shares issued as a result of the exercise of options issued and outstanding under Parent’s employee stock plans and other outstanding convertible securities of Parent; and

     WHEREAS, Parent and the Company have requested that RMF agree, and RMF has agreed, to enter into this Agreement, pursuant to which, among other things, the parties desire to set forth their agreement with respect to the voting of the Owned Shares by RMF in connection with the Merger, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     SECTION 1. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement as in effect on the date hereof.

     SECTION 2. Agreement to Vote. RMF agrees that at such time as Parent conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders for the purpose of approving the issuance by Parent of common shares without par value of Parent (“Merger Shares”) in connection with the transactions contemplated by the Merger Agreement (the “Merger Share Issue Approval”), RMF shall vote, or provide a consent with respect to, the Owned Shares in favor of the Merger Share Issue Approval provided that RMF will be under no obligation to vote, or provide a consent with respect to, the Owned Shares in favor of the Merger Share Issue Approval if the Merger Share Issue Approval contemplates the issuance to the shareholders of the Company of more than 42,300,000 Merger Shares (as the same may be adjusted for any stock split, dividend, distribution, reclassification, recapitalization, combination or other change with respect to the Shares occurring prior to the Closing Date).

     SECTION 3. Covenants of RMF. RMF hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement, RMF shall not while this Agreement is in effect:

(i) sell, give, assign or otherwise dispose of (each, a “Transfer”), or agree to Transfer, any Owned Shares (except to Transfer a portion of the Owned Shares to a Person who agrees to be bound by the provisions of Section 2 and Section 3 of this Agreement with respect to the transferred Owned Shares (such agreement to be evidenced by a written agreement in form and substance reasonably acceptable to each of Parent and the Company));

(ii) enter into any agreement or grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares which is inconsistent with this Agreement; or

(iii) by any action or omission cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusal, agreements or limitations on RMF’s voting rights to attach to the Owned Shares.

     SECTION 4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to RMF, and neither Parent nor the Company shall have any power or authority to direct RMF in the voting of any of the Owned Shares, except as otherwise provided herein.

     SECTION 5. Representations and Warranties of RMF. RMF represents and warrants to Parent and the Company as follows:

     (a) This Agreement has been duly and validly executed and delivered by RMF and, assuming the due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of RMF, enforceable against RMF in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) The execution and delivery of this Agreement by RMF does not, and the performance of this Agreement by RMF shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to RMF or by which the Owned Shares are bound or affected or (ii) except with respect to any of the following as to which a consent or waiver has already been obtained, result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which RMF is a party or by which

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RMF or the Owned Shares are bound or affected, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by RMF of his obligations under this Agreement.

     (c) The execution and delivery of this Agreement by RMF does not, and the performance of this Agreement by RMF shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by RMF of his obligations under this Agreement.

     (d) As of the date hereof, RMF is, directly or indirectly, the beneficial owner of 46,611,725 Shares. The Shares are, and the Owned Shares will be, all of the securities of Parent owned, either of record or beneficially, by RMF and his immediate family members sharing the same residence on and as of the Closing Date and RMF owns no other rights or interests exercisable for or convertible into any securities of Parent. The Shares are, and the Owned Shares will be, owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on RMF’s voting rights, charges and other encumbrances of any nature whatsoever. RMF has not appointed or granted any proxy that is inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Owned Shares.

     SECTION 6. Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the day on which the Merger Agreement is terminated in accordance with its terms and (b) the Effective Time. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

     SECTION 7. Shareholder Capacity. Notwithstanding anything herein to the contrary, RMF has entered into this Agreement solely in RMF’s capacity as the beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by RMF in his capacity as an officer or director of Parent.

     SECTION 8. Non-Survival. The representations and warranties made herein shall terminate upon termination of this Agreement.

     SECTION 9. Miscellaneous.

     (a) Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 3, the rights and obligations under this Agreement shall not be transferred by any party without the prior written consent of the other parties.

     (b) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, executors,

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administrators, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (c) Amendment. This Agreement may not be amended, changed, supplemented, or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

     if to RMF, to:

Robert M. Friedland
Number 1 Temasek Avenue
37-02 Millenia Tower
Singapore 039192

Facsimile:     65 6338 822

     if to Parent, to:

Ivanhoe Energy Inc.
Suite 654, 999 Canada Place
Vancouver, British Columbia
V6C 3E1
Attention:     Corporate Secretary
Facsimile:     (604) 683-9387

     with a copy to:

Goodmans
19th Floor – 355 Burrard Street
Vancouver, British Columbia
V6C 2G8
Attention:     Steven G. Robertson
Facsimile:     (604) 682-7131

     and:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:     Jeffrey D. Marell
Facsimile:     (212) 757-3990

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     if to the Company, to:

Ensyn Group Inc.
20 Park Plaza, Suite 434
Boston, Massachusetts 02116
Attention:     Robert A. Pirraglia
Facsimile:     (617) 266-0557

     with a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, IL 60603-3441
Attention:     Paul Gupta
                      James T. Lidbury
Facsimile:     (312) 701-7711

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     (h) Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of Wilmington, Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by

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registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9(d), such service to become effective ten days after such mailing.

     (i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (j) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

     (l) Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

IVANHOE ENERGY INC.
By:
Name:
Title:

ENSYN GROUP, INC.
By:
Name:
Title:

}

Witness		ROBERT M. FRIEDLAND

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Exhibit D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IVANHOE ENERGY HTL, INC.

     FIRST: The name of the Corporation is Ivanhoe Energy HTL, Inc.

     SECOND: The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. The name and address of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

     THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation are as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to have and exercise all of the powers conferred by the laws of the State of Delaware upon corporations incorporated or organized under such Law.

     FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is one hundred (100) shares, all of which shall be common stock, par value one cent ($.01) per share (the “Common Stock”), amounting in the aggregate to One Dollar ($1.00).

     FIFTH: In furtherance and not in limitation of powers conferred by statute, it is further provided:

     (a) Election of directors need not be by written ballot unless so provided in the By-Laws of the Corporation.

     (b) The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

     SIXTH: The Corporation shall have and may exercise, to the fullest extent permitted by Delaware law, the power to indemnify its officers, directors, employees and agents, and persons acting at its request as directors, officers, partners, members, trustees, employees or agents of other entities, whether corporations, partnerships, joint ventures, limited liability companies, trusts or other enterprises, or non-profit organizations (any such enterprise or non-profit organization, an “Entity”). Without limitation of the foregoing, it is hereby provided that:

1. Indemnification Generally.

     (a) Actions By Third Parties. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person (or a person for whom he or she is the legal representative) is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another Entity, against all liability, losses, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if it shall be determined, pursuant to Section 2 of this Article SIXTH, that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding against any such person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Corporation, or, in the case of a criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

     (b) Actions By or on Behalf of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another Entity against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if it shall be determined, pursuant to Section 2 of this Article SIXTH, that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

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     (c) Indemnification for Expenses of Successful Defense. To the extent that (i) in the case of actions, suits or proceedings relating to acts or omissions occurring prior to July 1, 1997, any director, officer, employee or agent of the Corporation, or (ii) in the case of actions, suits or proceedings relating to acts or omissions occurring on or after such date, any present or former director or officer of this Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection a. or b. of this Section 1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

     2. Authorization. Any indemnification under subsection a. or b. of Section 1 of this Article SIXTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person whose conduct is at issue has met the applicable standard of conduct set forth in such subsection a. or b. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     3. Expense Advance. Expenses (including attorneys’ fees) incurred by a present or former officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in one of the manners provided in Section 2 of this Article SIXTH upon receipt of an undertaking by or on behalf of such person to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article SIXTH. Such expenses (including attorneys’ fees) incurred by other employees or agents of the Corporation may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

     4. Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article SIXTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, partner, member, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     5. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another Entity against any liability asserted against, and incurred by, him or her in any such capacity, or arising out of his or her status as such, whether or not the

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Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH, or Section 145 of the Delaware General Corporation Law.

     6. “The Corporation”. For the purposes of this Article SIXTH, references to “the Corporation” shall include (i) the corporation surviving or resulting from a merger or consolidation to which this Corporation is a party but is not the resulting or surviving corporation, and (ii) to the extent that the board of directors of the resulting corporation so decides, any constituent corporation (including any constituent of a constituent) which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents if its separate existence had continued, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as director, officer, partner, member, trustee, employee or agent of another Entity shall stand in the same position under the provisions of this Article SIXTH with respect to the resulting or surviving corporation as he or she would have had with respect such constituent corporation if its separate existence had continued.

     7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, partner, member, trustee, employee or agent of another Entity shall be reduced by any amount such person may collect as indemnification from such other Entity or from insurance.

     8. Other Definitions. For purposes of this Article SIXTH , references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article SIXTH .

     9. Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SIXTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, partner, member, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     10. Amendment or Repeal. Neither the amendment or repeal of this Article SIXTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption.

     SEVENTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that

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exculpation from liability is not permitted under the General Corporation Law of the state of Delaware as in effect when such breach occurred. Neither the amendment nor repeal of this Article SEVENTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH shall reduce, eliminate or adversely affect the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to the effectiveness of such amendment, repeal or adoption.

     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Dated: _________, 2005	IVANHOE ENERGY HTL, INC.

By:

Name:

Title:

5

Exhibit E

INDEMNITY ESCROW AGREEMENT

     INDEMNITY ESCROW AGREEMENT, dated as of                         , 2005 (this “Agreement”), by and among IVANHOE ENERGY INC., a Yukon corporation (“Parent”), RAYMOND T. PIRRAGLIA (the “Securityholders’ Representative”) and MELLON INVESTOR SERVICES, a                         , as escrow agent (the “Indemnity Escrow Agent”).

RECITALS

     A. Parent, Ivanhoe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Ensyn Group, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2004 (the “Merger Agreement”), pursuant to which Parent will acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company with the Company as the surviving corporation.

     B. Immediately prior to the Merger, it is contemplated under the Merger Agreement that Parent and certain Canadian stockholders of the Company will consummate a transaction whereby such stockholders will exchange their shares for the consideration they would have received in respect of those shares pursuant to the Merger had they not sold their shares to Parent immediately prior to the Merger (the “Canadian Transaction”).

     C. The Merger Agreement and the Canadian Exchange Agreement contemplate that the Indemnity Escrow Fund provided for herein, together with the Indemnity Escrowed Warrant Shares held in the Warrant Escrow Fund as provided under the Warranty Escrow Agreement, shall be (i) available to secure the indemnification obligations of the Securityholders under the Merger Agreement and (ii) held to secure the Company’s obligations to meet certain business development milestones, in accordance with the terms set forth in this Agreement, the Warrant Escrow Agreement and the Merger Agreement.

     D. Pursuant to the Merger and the Canadian Transaction, the Securityholders, as part of the consideration to be received for their shares of common stock of the Company, will receive shares of Parent Common Stock, a portion of which is to be deposited into the Indemnity Escrow Fund provided for hereby.

     E. The parties desire to establish the terms and conditions pursuant to which the Indemnity Escrow Fund will be established and maintained.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

     2. Consent of Securityholders and Securityholders’ Representative; Appointment of Indemnity Escrow Agent. By virtue of the approval of the Merger Agreement by the stockholders of the Company, and pursuant to the Canadian Exchange Agreement, the

Securityholders have, without any further act of any Securityholder, consented to (i) the establishment of the Indemnity Escrow Fund and the Warrant Escrow Fund to provide the means for paying the indemnification obligations of the Securityholders under Article VIII of the Merger Agreement, (ii) the appointment of the Securityholders’ Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Securityholder with respect to the subject matter of this Agreement, and the taking by the Securityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement (including, without limitation, authorizing delivery of the Escrowed Shares or Escrowed Cash (as those terms are defined in Section 3(a)) and the Indemnity Escrowed Warrant Shares to a Parent Indemnified Party or objecting to such deliveries and any claims set forth in any Parent Indemnification Certificate (as defined in Section 6(a)(i)) (in each case, pursuant to the terms of this Agreement), and (iii) all of the other provisions set forth in this Agreement. The Securityholders’ Representative hereby agrees to act as the Securityholders’ representative in accordance with, and agrees to be bound by, the applicable terms of this Agreement, the Merger Agreement and the Securityholders’ Representative Fund Escrow Agreement. The Indemnity Escrow Agent hereby accepts appointment as Indemnity Escrow Agent and agrees to accept delivery of and hold the Indemnity Escrow Fund in escrow subject to the terms and conditions of this Agreement and the Merger Agreement.

     3. Indemnity Escrow.

     (a) Indemnity Escrow Fund. Pursuant to Section 2.2(a) of the Merger Agreement, at the Closing, Parent shall deposit with the Indemnity Escrow Agent on behalf of the Indemnity Fund Securityholders an original certificate, registered in the name of the Indemnity Escrow Agent, as escrow agent, representing the Indemnity Escrowed Shares (the “Initial Escrowed Shares”). If at any time during the Indemnity Escrow Period (as defined in Section 7(b) hereof) Parent shall issue or otherwise distribute additional shares of Parent Common Stock or other securities (including shares issued upon a stock split, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting the Parent Common Stock) in respect of the Initial Escrowed Shares or any other securities then held in the Indemnity Escrow Fund (the “New Shares,” and together with the Initial Escrowed Shares, the “Escrowed Shares”), Parent shall promptly deliver such New Shares to the Indemnity Escrow Agent. The Escrowed Shares, together with any cash proceeds from the sale of any Escrowed Shares pursuant to Section 8 and any income earned thereon (collectively, the “Escrowed Cash”), are referred to herein as the “Indemnity Escrow Fund.”

     (b) Cash Dividends and Distributions. Notwithstanding anything to the contrary contained herein, and as contemplated by Section 2.2(a) of the Merger Agreement, Parent shall not be required to deposit with the Indemnity Escrow Agent any cash dividends or cash distributions paid in respect of the Escrowed Shares but shall deliver such cash dividends or cash distributions directly to the Indemnity Fund Securityholders in accordance with each Indemnity Fund Securityholder’s Pro Rata Portion (for purposes of this Agreement, the term “Securityholder” contained in the definition of Pro Rata Portion in the Merger Agreement shall be replaced with “Indemnity Fund Securityholder”).

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     (c) Investment. The Indemnity Escrow Agent shall invest and reinvest the Escrowed Cash in money market funds that invest primarily in short term U.S. Treasury securities, obligations of or guaranteed by the United States of America or any agency thereof, certificates of deposit or bankers acceptances issued by any national or state chartered bank having total assets of at least $500,000,000 with a maturity not later than one year from the date of investment, or such other investments as may be specified from time to time to the Indemnity Escrow Agent by written instructions of the Securityholders’ Representative. In no event shall the Indemnity Escrow Agent be liable for the selection of investments or for investment losses incurred thereon. In no event shall the Securityholders’ Escrow Agent be liable for the selection of investments or for investment losses incurred thereon, except as provided in Section 8.7 of the Merger Agreement.

     4. Pro Rata Portion; Voting; Valuation.

     (a) Pro Rata Portion. As provided in Article VIII of the Merger Agreement and the Canadian Exchange Agreement, the Securityholders shall indemnify and hold harmless each Parent Indemnified Party from and against certain Damages in accordance with the Merger Agreement. The Indemnity Escrow Fund (less any Excess Proceeds (as defined in Section 8(a) below) included therein) and the Indemnity Escrowed Warrant Shares shall be the exclusive sources for the satisfaction of these indemnity obligations of the Securityholders, subject to the limitations, and in the manner provided, in this Agreement, the Warrant Escrow Agreement and the Merger Agreement. Each Indemnity Fund Securityholder’s proportionate interest in the Indemnity Escrow Fund shall be equal to such Indemnity Fund Securityholder’s Pro Rata Portion. Immediately prior to any distribution pursuant to Section 7, the Indemnity Escrow Agent shall request and Parent shall provide to the Indemnity Escrow Agent a schedule setting forth, as of the date of such request, the name of each Indemnity Fund Securityholder and such Indemnity Fund Securityholder’s Pro Rata Portion; provided, however, that each such schedule shall be approved by the Securityholders’ Representative (which approval shall not be unreasonably withheld or delayed) prior to Parent delivering such schedule to the Indemnity Escrow Agent. The Indemnity Escrow Agent and Parent (after approval of such schedule by the Securityholders’ Representative) shall be entitled to rely conclusively on the information set forth in the schedule of the Indemnity Fund Securityholders’ Pro Rata Portions provided to the Indemnity Escrow Agent hereunder from time to time.

     (b) Voting. Each Indemnity Fund Securityholder shall have the right to direct the voting of such Securityholder’s Pro Rata Portion of Escrowed Shares, and Parent will cooperate with the exercise of such rights. As the record holder of the Escrowed Shares, the Indemnity Escrow Agent shall promptly deliver copies of all proxy solicitation materials to the Indemnity Fund Securityholders having a beneficial interest therein and shall vote such shares in accordance with the instructions of the Indemnity Fund Securityholders.

     (c) Valuation of Escrowed Shares and Indemnity Escrowed Warrant Shares. For purposes of determining the number of Escrowed Shares to be delivered out of the Indemnity Escrow Fund as provided in this Agreement (including, without limitation, pursuant to Sections 6(a)(i), 6(b)(ii) and 7) and the number of Indemnity Escrowed Warrant Shares as provided in Section 5, each share of Parent Common Stock shall be deemed to be valued at the Closing Price (as adjusted for any stock split, stock dividend, stock distribution, reclassification,

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recapitalization, combination or similar change affecting the Parent Common Stock occurring after the Closing Price is established pursuant to Section 3.2(b) of the Merger Agreement), notwithstanding the then current market price of the Parent Common Stock.

     5. Indemnity Escrowed Warrant Shares.

     (a) Indemnity Payments. Indemnified Damages Payments (as defined in Section 6(d)) shall be made in both Escrowed Shares (and/or Escrowed Cash in accordance with Section 6(a)(ii)) and Indemnity Escrowed Warrant Shares. With respect to any Indemnified Damages Payment, the amount of such payment that will be paid from (x) the Indemnity Escrow Fund shall be determined as follows: the product of (i) the amount of the Indemnified Damages Payment for the particular indemnity claim and (ii) a fraction, (A) the numerator of which is the value of the Indemnity Escrow Fund determined as of the date that the calculation is being made and (B) the denominator of which is the value of (1) the Indemnity Escrow Fund plus (2) the remaining Indemnity Escrowed Warrant Shares, in each case determined as of the date that the calculation is being made, and (y) the Indemnity Escrowed Warrant Shares shall be determined as follows: the product of (i) the amount of the Indemnified Damages Payment for the particular indemnity claim and (ii) a fraction, (A) the numerator of which is the value of the remaining Indemnity Escrowed Warrant Shares on the date that the calculation is being made and (B) the denominator of which is the value of (1) the Indemnity Escrow Fund plus (2) the remaining Indemnity Escrowed Warrant Shares, in each case determined as of the date that the calculation is being made. The Escrowed Shares and Indemnity Escrowed Warrant Shares shall be valued as provided in Section 4(c) hereof. For the avoidance of doubt, the Excess Proceeds that may be included in the Indemnity Escrow Fund at any time shall not be included in any determination of the value of the Indemnity Escrow Fund for purposes of the foregoing calculations.

     (b) Distribution of Indemnity Escrow Fund. In connection with any distribution from the Indemnity Escrow Fund pursuant to Section 7 hereof to the Indemnity Fund Securityholders, a proportionate amount of the Indemnity Escrowed Warrant Shares shall be released (as provided in Section 6(c) of the Warrant Escrow Agreement) and shall no longer be available to satisfy indemnification claims under Article VIII of the Merger Agreement.

     (c) Notice to Warrant Escrow Agent. Prior to any payment or distribution pursuant to Sections 6, 7 or 9, the Indemnity Escrow Agent shall send written notice to the Warrant Escrow Agent (i) informing it of the pending payment or distribution and (ii) in the case of payment on an indemnification claim, stating (A) the name of the Parent Indemnified Party to be paid, (B) the value or number of Indemnity Escrowed Warrant Shares to be paid out or distributed and (C) the date such payment or distribution is to take place. If the Indemnity Escrow Agent and the Warrant Escrow Agent are the same entity, then a written record of such information shall be maintained in lieu of sending a written notice.

     6. Indemnification Claims Process.

     (a) Payment of Claims.

               (i) Parent may make an indemnification claim for Damages pursuant to Article VIII of the Merger Agreement by concurrently delivering to the Indemnity Escrow

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Agent and the Securityholders’ Representative, at any time on or before 5:00 p.m. (EST) on the last day of the Indemnity Escrow Period, a certificate signed by an officer of Parent (a “Parent Indemnification Certificate”) that, with respect to such Damages, (A) describes in reasonable detail the facts and circumstances known to the Parent Indemnified Party that gave rise to such indemnification claim and the amount arising therefrom, and (B) if the amount of Damages exceeds the applicable deductible amount provided for in Section 8.2(c)(ii) of the Merger Agreement (after taking into account any other indemnification claims made by the Parent Indemnified Parties pursuant to Article VIII of the Merger Agreement) (the “Applicable Deductible Amount”), provides for a demand of payment of the amount (not to exceed in the aggregate for all such claims the maximum amount specified in Section 8.2(c)(iv) of the Merger Agreement) arising from such claims for Damages (minus, to the extent not yet exhausted, the applicable Deductible Amount) (the “Payable Damages”), such demand to be accompanied by a statement by Parent that the Parent Indemnified Parties have paid Damages which, on a cumulative basis with all prior Damages, exceed the Applicable Deductible Amount.

               (ii) Any delivery from the Indemnity Escrow Fund to be made to Parent pursuant to this Section 6 shall be made first using Escrowed Shares, to the extent a sufficient number of Escrowed Shares remains in the Indemnity Escrow Fund, and second, using Escrowed Cash; provided, however, that notwithstanding the foregoing, the Securityholders’ Representative shall have the sole and exclusive discretion to direct that such deliveries be made in Escrowed Cash in lieu of or in addition to Escrowed Shares, such direction to be delivered to the Indemnity Escrow Agent (with a copy to Parent) at least two Business Days prior to the earliest date such delivery may be made to Parent in accordance with this Agreement. For purposes of deliveries made to Parent under this Agreement, fractional shares shall be rounded up or down to the nearest whole number.

     (b) Objections to Claims; Settlements.

     (i) For a period of 30 days after receipt by the Indemnity Escrow Agent and the Securityholders’ Representative of a Parent Indemnification Certificate as provided in Section 6(a)(i), (A) the Securityholders’ Representative shall have the right to object in writing to the claim or claims (or part of any claim), including the amount of the Payable Damages, made in such Parent Indemnification Certificate and (B) if such Parent Indemnification Certificate contains a demand for payment, the Indemnity Escrow Agent shall make no delivery to Parent from the Indemnity Escrow Fund pursuant to Section 6(a)(i) hereof (other than as provided in Section 6(b)(ii)) unless the Indemnity Escrow Agent shall have received written authorization from the Securityholders’ Representative to make such delivery. After the expiration of such 30-day period, the Indemnity Escrow Agent shall, as promptly as practicable, deliver to Parent out of the Indemnity Escrow Fund, an amount of Escrowed Shares and/or Escrowed Cash (in the order of priority set forth in Section 6(a)(ii)) having an aggregate value (with respect to the Escrowed Shares, determined in accordance with Section 4(c)) equal to the amount of the Payable Damages set forth in such Parent Indemnification Certificate, less the value of the number of Indemnity Escrowed Warrant Shares being delivered by the Warrant Escrow Agent in accordance with Section 5(a) hereof and Section 6(b) of the Warrant Escrow Agreement; provided, however, that the Indemnity Escrow Agent shall not make any such payment or delivery if the Indemnity Escrow Agent receives, prior to the expiration of such 30-day period, a written statement from the Securityholders’ Representative stating that it objects to

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any claim or claims (or part of any claim), including the amount of the Payable Damages, made in the Parent Indemnification Certificate. The Securityholders’ Representative shall concurrently deliver a copy of any such written statement to Parent. If the Securityholders’ Representative does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Securityholders’ Representative on behalf of the Company Indemnifying Parties that the Parent Indemnified Parties identified in the Parent Indemnification Certificate are entitled to payment as specified herein in respect of the full amount of the claim for Payable Damages set forth in such Parent Indemnification Certificate containing a demand for payment; provided, however, that such failure to object shall not be construed as any admission of liability or responsibility by the Securityholders for any other purpose. Notwithstanding the foregoing, the Indemnity Escrow Agent shall, as promptly as practicable, make delivery from the Indemnity Escrow Fund in accordance with this Section 6(b)(i) to the extent authorized to do so by the Securityholders’ Representative with respect to Escrowed Shares and Escrowed Cash in an aggregate amount equal to the value of the amount of Payable Damages not disputed by the Securityholders’ Representative, less the value of the number of Indemnity Escrowed Warrant Shares being delivered by the Warrant Escrow Agent in accordance with Section 5 hereof and Section 6(b) of the Warrant Escrow Agreement.

               (ii) If the Securityholders’ Representative has consented to any settlement pursuant to Section 8.5 of the Merger Agreement, the provisions of Section 8.5(d) of the Merger Agreement shall apply with respect to the obligation of the Securityholders’ Representative to give notice to the Indemnity Escrow Agent (and the right of Parent to do so upon the failure of the Securityholders’ Representative). If the Securityholders’ Representative has consented to any such settlement, the Securityholders’ Representative shall have no authority to deliver a notice of objection pursuant to Section 6(b)(i) with respect to Payable Damages properly paid by Parent pursuant to such settlement, and upon receipt by the Indemnity Escrow Agent of notice of such settlement from either the Securityholders’ Representative or Parent, the Indemnity Escrow Agent shall, as promptly as practicable, make delivery from the Indemnity Escrow Fund in accordance with Section 6(b)(i), less the Indemnity Escrowed Warrant Shares being delivered by the Warrant Escrow Agent in accordance with Section 5 hereof and Section 6(b) of the Warrant Escrow Agreement.

     (c) Resolution of Conflicts; Arbitration.

               (i) If the Securityholders’ Representative timely objects in writing to any claim or claims (or part of any claim) for indemnification made in any Parent Indemnification Certificate, then the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim within 30 days after the Indemnity Escrow Agent’s receipt of the Securityholders’ Representative’s written objection to the claim pursuant to Section 6(b)(i) (the “Negotiation Period”). If the Securityholders’ Representative and Parent should so agree during the Negotiation Period, then both parties shall prepare, sign and deliver to the Indemnity Escrow Agent, a memorandum setting forth such agreement. The Indemnity Escrow Agent shall be entitled to rely on any such memorandum and, if such agreement involves a payment to a Parent Indemnified Party (the “Negotiated Damages Amount”), shall make delivery of the Negotiated Damages Amount from the Indemnity Escrow Fund in accordance with Section 6(b)(i), less the

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Indemnity Escrowed Warrant Shares being delivered by the Warrant Escrow Agent in accordance with Section 5 hereof and Section 6(b) of the Warrant Escrow Agreement.

               (ii) If no such agreement has been reached by the end of the Negotiation Period, then, unless the amount of the Damages at issue is the subject of a pending litigation involving a Third Party Claim (in which event, as provided in Section 8.6(b) of the Merger Agreement, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration), either Parent or the Securityholders’ Representative may demand arbitration of the matters and in such event the matter shall be settled by arbitration as provided in Section 8.6 of the Merger Agreement. The written decision of the arbitrators as to the validity and amount of any claim in such Parent Indemnification Certificate and the related notice of objection shall be binding and conclusive upon the parties to this Agreement. Parent or the Securityholders’ Representative may deliver to the Indemnity Escrow Agent a copy of the decision of the arbitrators. Notwithstanding anything to the contrary in Section 6(b) hereof, the Indemnity Escrow Agent shall be entitled to act in accordance with such decision and, upon its receipt of a copy thereof, shall make or withhold payments out of the Indemnity Escrow Fund in accordance therewith and provide the notice to the Warrant Escrow Agent pursuant to Section 5(c).

     (d) Indemnified Damage Payments. A payment of Damages to a Parent Indemnified Party with respect to an indemnification claim pursuant to this Section 6 shall be referred to as an “Indemnified Damages Payment.”

     7. Release of Indemnity Escrow Fund.

     (a) [First Release Date. No later than 20 days following the earlier of (i) the date that Parent, the Company, EPIL or any of their Affiliates shall have entered into a definitive agreement with an unaffiliated third party (which for these purposes shall include a joint venture between or among any of the foregoing Persons and an unaffiliated third party that has at least a 10% economic interest in the joint venture) for the construction or use of an RTP™ Plant, (ii) the date that Parent or any of its Affiliates shall have commenced construction or use of an RTP™ Plant and (iii) the second anniversary of the Closing Date (such earlier date being the “First Release Date”), the Indemnity Escrow Fund shall terminate with respect to 50% of the Unencumbered Escrow Fund (as defined below), and such portion of the Unencumbered Escrow Fund shall be delivered as promptly as practicable thereafter to the Indemnity Fund Securityholders in accordance with each Indemnity Fund Securityholder’s Pro Rata Portion, calculated in accordance with Section 4(a) hereof. As soon as practicable (but in no event later than ten Business Days) after the occurrence of the events described in clause (i) or (ii) above, Parent and the Securityholders’ Representative shall deliver to the Indemnity Escrow Agent a certificate signed by both parties notifying the Indemnity Escrow Agent of the occurrence of such event. The term “Unencumbered Escrow Fund” shall mean Escrowed Shares and Escrowed Cash other than the number of Escrowed Shares and/or an amount of Escrowed Cash equal, in the aggregate, to the full amount of each claim for Payable Damages (less the value of the number of Indemnity Escrowed Warrant Shares that would be allocated for payment of such Payable Damages pursuant to Section 5(a)) specified in any Parent Indemnification Certificate

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containing a demand for payment delivered to the Indemnity Escrow Agent on or before the First Release Date that remains unresolved as of the First Release Date.]1

     (b) Expiration of Indemnity Escrow Fund. The Indemnity Escrow Fund shall remain in existence from the Closing Date until the Indemnity Escrow Termination Date (the “Indemnity Escrow Period”). Promptly upon expiration of the Indemnity Escrow Period, Parent and the Securityholders’ Representative shall deliver a certificate signed by both parties to the Indemnity Escrow Agent notifying it of such expiration. Upon the expiration of the Indemnity Escrow Period, the Indemnity Escrow Fund shall terminate with respect to all Escrowed Shares and Escrowed Cash then remaining in the Indemnity Escrow Fund, and all such Escrowed Shares and Escrowed Cash shall be delivered to the Indemnity Fund Securityholders in accordance with each Indemnity Fund Securityholder’s Pro Rata Portion, calculated in accordance with Section 4(a) hereof; provided, however, that (i) a number of Escrowed Shares and/or an amount of Escrowed Cash having an aggregate value equal to the full amount of each claim for Payable Damages (less the value of the number of Indemnity Escrowed Warrant Shares that would be allocated for payment of such Payable Damages pursuant to Section 5) specified in any Parent Indemnification Certificate containing a demand for payment delivered to the Indemnity Escrow Agent on or before the end of the last day of the Indemnity Escrow Period that remains unresolved as of the last day of the Indemnity Escrow Period shall remain in the Indemnity Escrow Fund (and the Indemnity Escrow Fund shall remain in existence) until such claims have been resolved, (ii) a number of Escrowed Shares and/or an amount of Escrowed Cash having an aggregate value equal to an amount determined in good faith by the Sales Committee as the estimate of the fees of the Securityholders’ Representative (less the value of the number of Indemnity Escrowed Warrant Shares that would be allocated for payment of such fees pursuant to Section 5) in fulfilling his Securityholders’ Representative Obligations in order to resolve the indemnification claims that remain unresolved as of the last day of the Indemnity Escrow Period (the “Estimated Fees”) shall remain in the Indemnity Escrow Fund (and the Indemnity Escrow Fund shall remain in existence) and (iii) any distribution of Escrowed Shares and/or Escrowed Cash to the Indemnity Fund Securityholders shall be subject to, and shall not be made prior to, any distribution of all or a portion of such Escrowed Shares and Escrowed Cash required to be made to the Securityholders’ Representative pursuant to Section 7(c). As each claim described in clause (i) of the proviso in the preceding sentence is resolved, the Indemnity Escrow Agent shall deliver to the Indemnity Fund Securityholders all Escrowed Shares and Escrowed Cash then remaining in the Indemnity Escrow Fund and not required to satisfy such resolved claims or any remaining unresolved claims, subject to any obligation to distribute such Escrowed Shares and Escrowed Cash as requested by the Securityholders’ Representative pursuant to Section 7(c). In the event the Securityholders’ Representative’s actual fees incurred in resolving all unresolved claims as of the last day of the Indemnity Escrow Period is less than the Estimated Fees, the Indemnity Escrow Agent shall deliver to the Indemnity Fund Securityholders all Escrowed Shares and Escrowed Cash then remaining in the Indemnity Escrow Fund that was to be used for Estimated Fees, subject to any obligation to distribute such Escrowed Shares and Escrowed Cash as requested by the Securityholders’ Representative pursuant to Section 7(c).

     (c) Fund Deficiency. Notwithstanding anything to the contrary contained in Section 7(b), if the amount in the Securityholders’ Representative Fund is not sufficient to cover

[1]	Section 7(a) will be deleted if either of the events specified in clause (i) or (ii) occurs prior to the Closing Date.

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the unpaid Securityholders’ Representative Expenses, the Securityholders’ Representative shall have the right to submit any such expenses for payment out of the Indemnity Escrow Fund and the Indemnity Escrowed Warrant Shares in accordance with the payment procedures set forth in Section 5(a) of the Securityholders’ Representative Fund Escrow Agreement, except that the certificate required to be delivered by the Securityholders’ Representative (the “Expense Certificate”) shall be delivered to the Indemnity Escrow Agent and the Warrant Escrow Agent instead of the Securityholders’ Escrow Agent. Upon timely receipt of an Expense Certificate requesting payment of an unpaid Securityholders’ Representative Expense, (i) the Indemnity Escrow Agent shall promptly pay out of the Indemnity Escrow Fund in accordance with the payment instructions set forth therein an amount of Escrowed Cash equal to the product of (A) the amount of the expense set forth in the Expense Certificate and (B) the fraction calculated in accordance with Section 5(a) and (ii) the Warrant Escrow Agent shall promptly pay out of the Indemnity Escrowed Warrant Shares in accordance with the payment instructions set forth therein an amount of Escrowed Cash equal to the product of (A) the amount of the expense set forth in the Expense Certificate and (B) the fraction calculated in accordance with Section 5(a).

     (d) Taxes. For tax reporting purposes, interest or other income earned from the investment of the Indemnity Escrow Fund or any portion thereof that is distributed by the Indemnity Escrow Agent to any Person pursuant to the terms of this Agreement shall be reported as allocated to such Person when paid to such Person. Each Securityholder shall be responsible for his, her or its Pro Rata Portion of (i) all Taxes resulting from any interest or other income earned on the Escrowed Cash, (ii) all Taxes on the gain resulting from the sale of Escrowed Shares pursuant to Section 8, and (iii) all Taxes resulting from any distributions of the Indemnity Escrow Fund to such Securityholder.

     (e) Cash In Lieu of Fractional Shares; Cash Requests.

               (i) In lieu of fractional shares of Parent Common Stock otherwise distributable to the Indemnity Fund Securityholders pursuant to Section 7, the Indemnity Fund Securityholders shall be entitled to receive an amount of cash equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled to receive by (B) the Closing Price (as adjusted for any stock split, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting the Parent Common Stock occurring after the Closing Price is established pursuant to Section 3.2(b) of the Merger Agreement). In lieu of fractional shares of securities other than Parent Common Stock issued or issuable upon distribution of such securities from the Indemnity Escrow Fund, the Indemnity Escrow Agent shall make such distribution of cash as shall be agreed by the Securityholders’ Representative and Parent.

               (ii) If there is insufficient Escrowed Cash in the Indemnity Escrow Fund to make any cash payments pursuant to Section 7(e)(i), the Indemnity Escrow Agent may submit a written request (a “Cash Request”) to Parent for such cash amounts as soon as practicable after it becomes aware of the need for such cash amounts. Within five Business Days after the receipt of a Cash Request, Parent shall deposit with the Indemnity Escrow Agent sufficient funds to pay such cash amounts; provided, however, that Parent shall be reimbursed therefor pursuant to the following sentence. The Indemnity Escrow Agent shall deliver to Parent that number of Escrowed Shares corresponding to such cash amounts based on the Closing Price

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(as adjusted for any stock split, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting the Parent Common Stock occurring after the Closing Price is established pursuant to Section 3.2(b) of the Merger Agreement) (provided, however, that fractional shares shall not be distributed to Parent until the aggregate of such fractional shares equals a whole number) and the Indemnity Escrow Fund shall be reduced by such number of Escrowed Shares.

     8. Sale of Escrowed Shares.

     (a) Sale Direction. From time to time during the Indemnity Escrow Period, a majority of the committee (the “Sales Committee”) comprised of (i) the Securityholders’ Representative, (ii) a representative designated by Credit Suisse First Boston Management Corporation and (iii) Robert G. Graham (each a, “Committee Member”), each of whom shall have an equal vote in the matter, may deliver to the Indemnity Escrow Agent a written direction (a “Sale Direction”) directing the Indemnity Escrow Agent to sell Escrowed Shares on the NASDAQ Small-Cap Market and deposit the sales proceeds thereof (net of any sales commissions or equivalent charges incurred in connection with such sale) (the “Net Sales Proceeds”) into the Indemnity Escrow Fund; provided, however, that (i) the per share Net Sales Proceeds of such Escrowed Shares shall not be less than the Minimum Sale Price (as defined below) and (ii) not more than 500,000 Escrowed Shares are sold during any five consecutive trading-day period and, in addition, not more than 1,500,000 Escrowed Shares are sold within any 20 consecutive trading-day period. A Sale Direction must be signed by at least two of the three Committee Members, and shall specify (x) the number of Escrowed Shares to be sold, (y) the minimum price per share at which such Escrowed Shares may be sold (which minimum price per share must result in per share Net Sales Proceeds equal to at least 105% of the Closing Price (as adjusted for any stock split, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting the Parent Common Stock occurring after the Closing Price is established pursuant to Section 3.2(b) of the Merger Agreement), such minimum price, the “Minimum Sale Price”), and (z) the trading days on which the Indemnity Escrow Agent must attempt to sell such Escrowed Shares (the “Sale Period”). At the time of delivery of any Sale Direction to the Indemnity Escrow Agent, the Securityholders’ Representative shall deliver a duplicate copy of such Sale Direction to Parent and to each other Committee Member. The Net Sales Proceeds of any sale of Escrowed Shares pursuant to this Section 7(a) shall be deposited by the Indemnity Escrow Agent into the Indemnity Escrow Fund; provided, however, that to the extent the per share Net Sales Proceeds of the Indemnity Escrowed Shares exceed the Closing Price (as adjusted for any stock split, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting the Parent Common Stock occurring after the Closing Price is established pursuant to Section 3.2(b) of the Merger Agreement) (such excess amount being referred to as the “Excess Proceeds”), such Excess Proceeds need not be deposited into the Indemnity Escrow Fund but may be paid to the Indemnity Fund Securityholders or, at the discretion of the Sales Committee, used to pay the Securityholders’ Representative’s fees listed in Section 9(b). None of the Committee Members shall be liable to the Indemnity Fund Securityholders for any action taken or omitted to be taken by him or her under this Section 8.

     (b) Initiation of Sale of Escrowed Shares. Upon receipt of a Sale Direction, the Indemnity Escrow Agent shall use commercially reasonable efforts to sell Escrowed Shares

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in accordance with the instructions contained therein. Without limiting the generality of Section 10(g), in no event shall the Indemnity Escrow Agent be required to initiate the sale of any Escrowed Shares prior to the second trading day following the date of the Indemnity Escrow Agent’s receipt of the Sale Direction.

     (c) Sale Statement; Delivery of Excess Proceeds. Within two Business Days following the earlier to occur of (i) the date upon which the Indemnity Escrow Agent sells all of the Escrowed Shares that it has been directed to sell pursuant to a Sale Direction and (ii) the expiration of the applicable Sale Period, the Indemnity Escrow Agent shall deliver to the Securityholders’ Representative and to Parent a statement (a “Sale Statement”) setting forth (w) the total number of Escrowed Shares sold pursuant to the applicable Sale Direction, (x) the average per share Net Sales Proceeds, (y) the aggregate amount of any sales commissions or equivalent charges incurred in connection with the sale of such Escrowed Shares and (z) the aggregate Excess Proceeds. If neither the Securityholders’ Representative nor Parent objects to such Sale Statement within two Business Days of its receipt thereof, the Indemnity Escrow Agent shall pay, as promptly as practicable, such Excess Proceeds to the Indemnity Fund Securityholders.

     (d) All deliveries from the Indemnity Escrow Fund to the Indemnity Fund Securityholders under this Agreement (including deliveries of Excess Proceeds pursuant to Section 8(c)) shall be made in accordance with each Indemnity Fund Securityholder’s Pro Rata Portion.

     9. Securityholders’ Representative.

     (a) Removal. The Securityholders’ Representative may be changed in accordance with the terms of Section 8.7 of the Merger Agreement and the Securityholders’ Representative Fund Escrow Agreement. A Majority of the Securityholders shall notify the Indemnity Escrow Agent and Parent in writing of any such change and the Indemnity Escrow Agent and Parent shall be entitled to rely upon such notice without further inquiry.

     (b) Fees. No bond shall be required of the Securityholders’ Representative. The Securityholders’ Representative shall be entitled to receive a fee of $250.00 per hour for time spent fulfilling the Securityholders’ Representative Obligations. Any request by the Securityholders’ Representative for the payment of such fees shall be made by delivery of a request (the “Fee Request”) to the Indemnity Escrow Agent, the Warrant Escrow Agent and Parent, with a copy to the designated representative of Credit Suisse First Boston Management Corporation and Robert G. Graham, that (i) specifies the amount of fees requested to be paid and (ii) describes in reasonable detail the Securityholders’ Representative Obligations performed for which fees are being requested. The fees specified in the Fee Request shall be paid proportionately out of the Indemnity Escrow Fund and the Indemnity Escrowed Warrant Shares (in accordance with the allocation methodology set forth in Section 5(a)), first, with respect to the Indemnity Escrow Fund, with Escrowed Cash and, if there is not a sufficient amount of Escrowed Cash, with Escrowed Shares, which, together with the Indemnity Escrowed Warrant Shares, shall be valued for purposes of this Section 9(b) at the Daily Closing Price on the trading day immediately preceding the date of payment of such fees. The fees specified in the Fee Request shall be paid to the Securityholders’ Representative promptly, but in no event later than

11

30 days, following receipt by the Indemnity Escrow Agent and Warrant Escrow Agent of written approval by Parent, such approval not to be unreasonably withheld or delayed.

     (c) Reliance. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Securityholders. A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all Securityholders and shall be final, binding and conclusive upon each of such Securityholders, and the Indemnity Escrow Agent, Parent and all other Parent Indemnified Parties may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every such Securityholder. The Indemnity Escrow Agent, Parent and all other Parent Indemnified Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative. The Securityholders’ Representative shall not be liable to the Securityholders for any act done or omitted hereunder as the Securityholders’ Representative except as provided in Section 8.7 of the Merger Agreement.

     10. Indemnity Escrow Agent.

     (a) Duties. The Indemnity Escrow Agent shall hold and safeguard the Indemnity Escrow Fund during the Indemnity Escrow Period, and shall hold and dispose of the Indemnity Escrow Fund only in accordance with the terms of this Agreement and with at least the same degree of care that it exercises with respect to its own similar property. The Indemnity Escrow Agent: (i) shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be responsible for any of the agreements referred to or described herein (including the Merger Agreement or any of the exhibits thereto), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, except where such other agreement is referred to in this Agreement either (A) explicitly or (B) implicitly by use of a capitalized term not defined herein but defined therein; (iii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve material expense or liability unless it shall have been furnished with indemnity reasonably acceptable to it; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (v) may consult counsel satisfactory to it, including in-house counsel, in respect of any action taken, suffered or omitted by it hereunder. Without limiting the generality of clause (iv) above, the Indemnity Escrow Agent shall be entitled to rely conclusively upon a Parent Indemnification Certificate (subject to the provisions of Section 6(b)) or any memorandum of agreement or written decision of arbitrators, as the case may be, for the number of Escrowed Shares and Indemnity Escrowed Warrant Shares and the amount of Escrowed Cash to be delivered pursuant to such instruments without any duty to verify or recalculate same.

     (b) Compliance with Orders. The Indemnity Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or any written decision of arbitrators. If the Indemnity Escrow Agent obeys or complies with any such order, judgment or decree of any court or any written decision of arbitrators, the Indemnity Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of

12

such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) Reliance. The Indemnity Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the other parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (d) Indemnification. Neither the Indemnity Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. In no event shall the Indemnity Escrow Agent be liable for indirect, punitive, special or consequential damages or loss whatsoever. Parent and the Indemnity Fund Securityholders (collectively, the “Escrow Agent Indemnifying Parties”) shall, jointly and severally, indemnify the Indemnity Escrow Agent and hold it harmless from and against any fee, loss, liability or expense (including reasonable attorneys’ fees and expenses) (a “Loss”) incurred by the Indemnity Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by the Indemnity Escrow Agent’s gross negligence, bad faith or willful misconduct; provided, however, that the Indemnity Escrow Fund shall be the exclusive source for the satisfaction by the Indemnity Fund Securityholders of the indemnity obligation set forth in this Section 10(d); provided, further, that the indemnity agreement contained in this Section 10(d) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Securityholders’ Representative and Parent.

     (e) Contribution. Each of the Escrow Agent Indemnifying Parties shall contribute to the indemnification liability under this Section 10 in such proportion as is appropriate to reflect the relative fault of each individual Escrow Agent Indemnifying Party. In all cases where there is no such basis for allocating contribution for such indemnification liability, one half of the total of such indemnification liability shall be paid by Parent and one half of the total of such indemnification liability shall be paid out of the Indemnity Escrow Fund; provided, however, that if insufficient funds are available in the Indemnity Escrow Fund (the “Shortfall”) to pay such half, then Parent shall pay the amount of such Shortfall.

     (f) Resignation; Removal. The Indemnity Escrow Agent may (i) be removed by mutual consent of Parent and the Securityholders’ Representative, provided that the Warrant Escrow Agent and the Securityholders’ Escrow Agent are also so removed, and (ii) resign at any time, in each case, upon giving at least 30 days’ prior written notice to the Indemnity Escrow Agent or Parent and the Securityholders’ Representative, as applicable; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Parent and the Securityholders’ Representative shall use their best efforts to mutually agree upon a successor agent within 30 days after the applicable party receives, or parties receive, such notice. If the parties fail to agree upon a successor escrow agent within such time, the Securityholders’ Representative, with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, shall have the right to appoint a

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successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and becoming a party to this Agreement and it shall thereupon be deemed the Indemnity Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor the Indemnity Escrow Agent as if originally named as the Indemnity Escrow Agent. If no successor escrow agent is named, the Indemnity Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Indemnity Escrow Agent shall be discharged from any further duties and liabilities under this Agreement. If the Indemnity Escrow Agent is removed pursuant to clause (i) above, Parent and the Securityholders’ Representative shall appoint a successor escrow agent in accordance with the procedure set forth in clause (ii) above, provided that the successor escrow agent is the same as the successor escrow agent appointed under the Warrant Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement. The provisions of Section 9(d) shall survive the resignation or removal of the Indemnity Escrow Agent or the termination of this Agreement. Nothing in this Section 10(f) shall affect Parent’s right under Section 8(g) of the Warrant Escrow Agreement.

     (g) Distribution of Indemnity Escrow Fund. Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Indemnity Escrow Agent be required or obligated to distribute any of the Indemnity Escrow Fund (or take other action that may be called for hereunder to be taken by the Indemnity Escrow Agent) sooner than two Business Days after (i) it has received the applicable documents required under this Agreement or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

     (h) Disputes. Should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Indemnity Escrow Fund, or should any claim be made upon the Indemnity Escrow Agent or the Indemnity Escrow Fund by a third party, the Indemnity Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, the portion of the Indemnity Escrow Fund in dispute until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Indemnity Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Indemnity Escrow Fund.

     (i) Transfer Agent. The Indemnity Escrow Agent shall deliver to Mellon Investor Services (the “Transfer Agent”) the original stock certificates representing Escrowed Shares, together with appropriate instructions, whenever the Indemnity Escrow Agent is to disburse Escrowed Shares, whether in payment of a claim or to the Indemnity Fund Securityholders, under the terms hereof. The Indemnity Escrow Agent shall not be liable for the actions or inaction of the Transfer Agent provided the Indemnity Escrow Agent has given the Transfer Agent instructions which conform to the terms hereof. Parent shall cause the Transfer Agent to issue to the Indemnity Escrow Agent stock certificates representing the Escrowed Shares remaining in the Indemnity Escrow Fund upon a distribution of the Escrowed Shares and

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to issue stock certificates in the name of the Indemnity Fund Securityholders, as instructed by the Securityholders’ Representative.

     (j) Fees and Expenses. Parent and the Indemnity Fund Securityholders shall pay or reimburse the Indemnity Escrow Agent for its normal services hereunder. Such fees shall be shared equally by Parent and the Indemnity Fund Securityholders. The Indemnity Escrow Agent shall satisfy the Indemnity Fund Securityholders’ portion of such reimbursement obligation solely from the Indemnity Escrow Fund.

     (k) Periodic Statements. Within ten days following the end of each month, the Indemnity Escrow Agent shall provide to Parent and the Securityholders’ Representative [monthly][quarterly] statements identifying transactions, transfers or holdings of the Indemnity Escrow Fund. Each [monthly][quarterly] statement shall be deemed to be correct and final upon receipt thereof by Parent and the Securityholders’ Representative unless either one notifies the Indemnity Escrow Agent and the other party in writing to the contrary within 30 days of the date of such statement.

     11. Miscellaneous.

     (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Parent, the Securityholders’ Representative and the Indemnity Escrow Agent. Any amendment or waiver effected in accordance with this Section 10(a) shall be binding upon the parties and their respective successors and assigns.

     (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. If the Indemnity Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Indemnity Escrow Agent.

     (c) Governing Law; Jurisdiction; Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Agreement (i) irrevocably submit to the personal jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware and (ii) waive any claim of improper venue or any claim that those courts are in an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Each party to this Agreement irrevocably waives the right to trial by jury in connection with any matter arising out of this Agreement.

     (d) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were

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not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States, in the State of Delaware, in either case sitting in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled under this Agreement.

     (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

     (f) Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents or instruments defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents or instruments as from time to time amended, modified or supplemented, including by waiver or consent. References to a person also refer to its predecessors and permitted successors and assigns. All references in this Agreement to “$” shall refer to United States currency.

     (g) Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight courier or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

                    If to Parent:

                    Ivanhoe Energy Inc.
                    5060 California Avenue, Suite 400
                    Bakersfield, California 93309
                    Attn:     Oscar Blake
                    Fax:     661-869-2820

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                     with copies to:

                     Goodmans
                     19th Floor — 355 Burrard Street
                     Vancouver, BC
                     Canada V6C 2G8
                     Attn:     Steven Robertson
                     Fax:     604-682-7131

                     and:

                     Paul, Weiss, Rifkind, Wharton & Garrison LLP
                     1285 Avenue of the Americas
                     New York, NY 10019-6064
                     Attn:     Jeffrey D. Marell, Esq.
                     Fax:     212-757-3990

                     If to the Securityholders’ Representative:

                     Raymond T. Pirraglia
                     74 Narrows Road South
                     Staten Island, New York 10305
                     Fax: 718-815-2987

                     with a copy to:

                     Robert A. Pirraglia
                     20 Park Plaza, Suite 434
                     Boston, Massachusetts 02116
                     Fax: 617-266-0557

                     If to Indemnity Escrow Agent:

                     Mellon Investor Services
                     Overpeck Centre
                     85 Challenger Road
                     Ridgefield, New Jersey 07660
                     Attn:     Susan Ohene
                     Fax:     201-329-8967

or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

     (h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted for that provision in order to carry out,

17

so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     (i) Entire Agreement. This Agreement, the Merger Agreement, the Canadian Exchange Agreement, the Warrant Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement (together with all the annexes or exhibits thereto and other agreements delivered in connection therewith), constitute the entire agreement and supersede all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

     (j) Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

[Signature Page Follows]

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     The parties have executed this Agreement as of the date first above written.

IVANHOE ENERGY INC.

By:_____________________________________

Name:____________________________

Title:_____________________________

MELLON INVESTOR SERVICES,
as Indemnity Escrow Agent

By:_____________________________________

Name:____________________________

Title:_____________________________

RAYMOND T. PIRRAGLIA,
as Securityholders’ Representative

Exhibit F

WARRANT ESCROW AGREEMENT

     WARRANT ESCROW AGREEMENT, dated as of _____________, 2005 (this “Agreement”), by and among IVANHOE ENERGY INC., a Yukon corporation (“Parent”), RAYMOND T. PIRRAGLIA (the “Securityholders’ Representative”) and MELLON INVESTOR SERVICES, a _____________, as escrow agent (the “Warrant Escrow Agent”).

RECITALS

     A. Parent, Ivanhoe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Ensyn Group, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2004 (the “Merger Agreement”), pursuant to which Parent will acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company with the Company as the surviving corporation.

     B. Immediately prior to the Merger, it is contemplated under the Merger Agreement that Parent and certain Canadian stockholders of the Company will consummate a transaction whereby such stockholders will exchange their shares for the consideration they would have received in respect of those shares pursuant to the Merger had they not sold their shares to Parent immediately prior to the Merger (the “Canadian Transaction”).

     C. As of the Effective Time of the Merger, each Company Warrant shall be converted, by virtue of the Merger and without any action on the part of the holder of that Company Warrant, into a warrant exercisable for the Merger Consideration that such holder would have been entitled to receive had such holder exercised the Company Warrant immediately prior to the Closing Date.

     D. The Merger Agreement and the Canadian Exchange Agreement contemplate that the Warrant Escrow Fund provided for herein shall (i) be available to pay the Merger Consideration to holders of Company Warrants that exercise their Company Warrants after the Closing Date and (ii) to the extent not all Company Warrants are exercised prior to their expiration or termination, be payable pursuant to Participation Rights to the Securityholders entitled to receive Merger Consideration pursuant to the Merger Agreement and the Canadian Exchange Agreement, and upon exercise of Company Warrants.

     E. Pursuant to the Merger and the Canadian Transaction, the Securityholders will receive shares of Parent Common Stock, a cash payment and Participation Rights. The aggregate Merger Consideration consisting of Parent Common Stock and cash to be issued upon exercise of all Company Warrants outstanding as of the Closing Date is to be deposited into the Warrant Escrow Fund provided for hereby.

     F. The Merger Agreement and the Canadian Exchange Agreement contemplate that the portion of the Warrant Escrow Fund provided for herein that consists of Indemnity Escrowed Warrant Shares, together with the Indemnity Escrow Fund under the Indemnity Escrow Agreement, shall be (i) available to secure the indemnification obligations of the Securityholders under the Merger Agreement and (ii) held to secure the Company’s obligations to meet certain business development milestones, in accordance with the terms set forth in this Agreement, the Merger Agreement and the Indemnity Escrow Agreement.

           G. The parties desire to establish the terms and conditions pursuant to which the Warrant Escrow Fund will be established and maintained.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

     2. Consent of Securityholders and Securityholders’ Representative; Appointment of Warrant Escrow Agent. By virtue of the approval of the Merger Agreement by the stockholders of the Company, and pursuant to the Canadian Exchange Agreement, the Securityholders have, without any further act of any Securityholder, consented to (i) the establishment of the Warrant Escrow Fund to secure the payment of the Merger Consideration to holders of Company Warrants that exercise their Company Warrants after the Closing Date and, to the extent not all Company Warrants are exercised prior to their expiration or termination, to provide for the payment to the Securityholders of their Participation Rights, (ii) the appointment of the Securityholders’ Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Securityholder with respect to the subject matter of this Agreement, and the taking by the Securityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement (including, without limitation, authorizing delivery of the Indemnity Escrowed Warrant Shares to a Parent Indemnified Party pursuant to the terms of this Agreement and the Indemnity Escrow Agreement) and (iii) all of the other provisions set forth in this Agreement. The Securityholders’ Representative hereby agrees to act as the Securityholders’ representative in accordance with, and agrees to be bound by, the applicable terms of this Agreement, the Merger Agreement and the Securityholders’ Representative Fund Escrow Agreement. The Warrant Escrow Agent hereby accepts appointment as Warrant Escrow Agent and agrees to accept delivery of and hold the Warrant Escrow Fund in escrow subject to the terms and conditions of this Agreement, the Merger Agreement, the Indemnity Escrow Fund and the Securityholders’ Representative Fund Escrow Agreement.

     3. Warrant Escrow.

           (a) Warrant Escrow Fund. Pursuant to Section 2.2(b) of the Merger Agreement, at the Closing, Parent shall deposit with the Warrant Escrow Agent on behalf of the Securityholders the Escrowed Warrant Consideration, which shall consist of shares of Parent Common Stock (other than fractional shares of Parent Common Stock, in lieu of which cash shall be paid into the Warrant Escrow Fund) and cash (such cash, together with any cash deposited into the Warrant Escrow Fund in lieu of fractional shares of Parent Common Stock, being the “Initial Escrowed Cash”). At the Closing, Parent shall deposit with the Warrant Escrow Agent an original certificate, registered in the name of the Warrant Escrow Agent, as escrow agent, representing such Parent Common Stock (the “Initial Escrowed Warrant Shares”). From time to time during the Warrant Escrow Period (as defined in Section 3(d) hereof), Parent shall deposit with the Warrant Escrow Agent, as promptly as practicable, (i) any additional shares of Parent Common Stock or other securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, stock distribution, reclassification, recapitalization, combination or similar change affecting the Parent Common Stock) in respect of the Initial Escrowed Warrant Shares or any other securities then held in the Warrant Escrow

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Fund (the “New Warrant Shares,” and together with the Initial Escrowed Warrant Shares, the “Escrowed Warrant Shares”), (ii) any cash dividends or other cash distributions paid by Parent in respect of the Escrowed Warrant Shares (“Cash Distributions”) and (iii) the cash exercise price paid by any holder of a Company Warrant who exercises such holder’s Company Warrant after the Closing Date (such cash exercise prices paid, together with the Initial Escrowed Cash and any Cash Distributions, being the “Warrant Escrowed Cash”). The Escrowed Warrant Shares and the Warrant Escrowed Cash are referred to herein as the “Warrant Escrow Fund.”

           (b) Investment. The Warrant Escrowed Cash shall not be invested.

           (c) Warrant Escrow Period. The Warrant Escrow Fund shall remain in existence from the Closing Date until the date that all Company Warrants have been exercised, have expired or have otherwise terminated, and all Participation Rights, if any, have been paid (the “Warrant Escrow Period”). For purposes of this Agreement (including, without limitation, Section 5), no Company Warrant shall be deemed to have expired or terminated (including Company Warrant Agreements Nos. 1 through 20) unless (i) such Company Warrant has an express maturity date or (ii) the holder of such Company Warrant provides a written acknowledgement of the expiration or termination of such Company Warrant to Parent and the Securityholders’ Representative.

     4. Participation Rights; Voting; Valuation.

           (a) Participation Rights. Each Securityholder shall have Participation Rights in the Warrant Escrow Fund equal to such Securityholder’s Pro Rata Portion. For the avoidance of doubt, a holder of Company Warrants who exercises such Company Warrants after the Closing Date and thereby becomes a Securityholder shall be entitled to such holder’s Pro Rata Portion of any distribution made pursuant to Section 5(c)(i) (including any distribution made before such holder exercised its Company Warrants) that would have been payable in respect of such holder’s Company Warrants had they been exercised immediately prior to the Closing Date. Immediately prior to any distributions of the Warrant Escrow Fund pursuant to Sections 5(c)(i) or 5(d), the Warrant Escrow Agent shall request and Parent shall provide to the Warrant Escrow Agent a schedule setting forth, as of the date of such request, the name of each Securityholder and such Securityholder’s Pro Rata Portion; provided, however, that each such schedule shall be approved by the Securityholders’ Representative (which approval shall not be unreasonably withheld or delayed) prior to Parent delivering such schedule to the Warrant Escrow Agent. The Warrant Escrow Agent and Parent (after approval of such schedule by the Securityholders’ Representative) shall be entitled to rely conclusively on the information set forth in the schedule of Securityholders’ Pro Rata Portions provided to the Warrant Escrow Agent hereunder from time to time.

           (b) Voting. Parent shall have the right to direct the voting of the Escrowed Warrant Shares.

           (c) Valuation of Escrowed Warrant Shares. For purposes of determining the value of Escrowed Warrant Shares held in the Warrant Escrow Fund, each share of Parent Common Stock constituting an Escrowed Warrant Share shall be deemed to be valued at the Closing Price (as adjusted for any stock splits, stock dividends, stock distributions, reclassifications, recapitalizations, combinations or similar changes affecting the Parent

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Common Stock occurring after the Closing Price is established pursuant to Section 3.2(b) of the Merger Agreement), notwithstanding the then current market price of the Parent Common Stock.

     5. Distributions. Subject to Section 6 and Section 8(b) hereof, the Warrant Escrow Fund (not including the Indemnity Escrowed Warrant Shares) shall be distributed as follows:

           (a) Notice of Exercise of Company Warrant. Within two Business Days of receipt by Parent or the Company of a notice from a holder of Company Warrants exercising one or more Company Warrants, Parent or the Company, as the case may be, shall provide a copy of such notice to the other and to the Securityholders’ Representative. Upon the determination by Parent and the Securityholders’ Representative that the exercise of such Company Warrants is valid (which determination as to validity shall be made within ten Business Days after such notice is received by the Securityholders’ Representative, or at such earlier time as may be required to comply with the terms of such Company Warrants), Parent and the Securityholders’ Representative shall deliver to the Warrant Escrow Agent a certificate signed by an officer of Parent and the Securityholders’ Representative (a “Joint Certificate”) (i) stating that one or more Company Warrants have been duly exercised, (ii) stating the exercise price(s) with respect thereto and (iii) providing instructions for the delivery of the Merger Consideration payable to such holder of the exercised Company Warrants (less any Indemnity Escrowed Warrant Shares if the Company Warrant is exercised prior to the Indemnity Escrow Termination Date).

           (b) Delivery of Merger Consideration. Upon receipt by the Warrant Escrow Agent of (i) a Joint Certificate pursuant to Section 5(a) and (ii) the full amount of the exercise price payable in respect of the Company Warrants described in the Joint Certificate, the Warrant Escrow Agent shall (A) deposit the aggregate exercise price so received into the Warrant Escrow Fund and (B) deliver to the holder of each Company Warrant that has so exercised Company Warrants, from the Warrant Escrow Fund, (x) the Merger Consideration payable with respect to each Company Warrant so exercised (less any Indemnity Escrowed Warrant Shares if the Company Warrant is exercised prior to the Indemnity Escrow Termination Date) and (y) such holder’s Pro Rata Portion of any distribution previously made pursuant to Section 5(c)(i).

           (c) Release of Excess Warrant Escrow Fund.

               (i) Parent and the Securityholders’ Representative shall deliver a Joint Certificate to the Warrant Escrow Agent within ten Business Days following the end of each calendar [month][quarter], stating the aggregate maximum amount of Escrowed Warrant Consideration that may be payable in respect of all Company Warrants outstanding as of the end of such [month][quarter] (including the portion of any distributions made pursuant to this Section 5(c)(i) relating to any unexercised Company Warrants to be held in the Warrant Escrow Fund) (the “Remaining Warrant Merger Consideration”). If as of such [month][quarter] end the value of the Warrant Escrow Fund (not including the value of the Indemnity Escrowed Warrant Shares) exceeds the value of the Remaining Warrant Merger Consideration (not including the value of the Indemnity Escrowed Warrant Shares) by $50,000 or more, the Warrant Escrow Agent shall deliver to the Securityholders, in accordance with their respective Pro Rata Portions, as promptly as practicable, Escrowed Warrant Shares and Warrant Escrowed Cash, in the relative amounts set forth in Section 5(c)(ii), having an aggregate value equal to the aggregate value of the assets in the Warrant Escrow Fund (not including the Indemnity Escrowed Warrant Shares) minus the Remaining Warrant Merger Consideration. If as of each anniversary date of the Closing Date, the value of the Warrant Escrow Fund (not including the value of the

4

Indemnity Escrowed Warrant Shares) exceeds the value of the Remaining Warrant Merger Consideration by $10,000 or more, the Warrant Escrow Agent shall deliver to the Securityholders, in accordance with their respective Pro Rata Portions, as promptly as practicable, Escrowed Warrant Shares and Warrant Escrowed Cash, in the relative amounts set forth in Section 5(c)(ii), having an aggregate value equal to the aggregate value of the assets in the Warrant Escrow Fund (not including the Indemnity Escrowed Warrant Shares) minus the Remaining Warrant Merger Consideration. Notwithstanding the foregoing, (A) a portion of any distribution from the Warrant Escrow Fund made pursuant to this Section 5(c)(i) equal to the Pro Rata Portion that would have been payable to holders of then-unexercised Company Warrants had such Company Warrants been exercised immediately prior to the Closing Date shall be retained by the Warrant Escrow Agent in the Warrant Escrow Fund, such Pro Rata Portions to be delivered to holders of such unexercised Company Warrants upon the exercise thereof and (B) any distribution of Escrowed Warrant Shares and/or Warrant Escrowed Cash to Securityholders pursuant to this Section 5(c)(i) shall be subject to, and shall not be made prior to, any distribution of all or a portion of such Escrowed Warrant Shares and Warrant Escrowed Cash required to be made to the Securityholders’ Representative pursuant to Section 6(d).

               (ii) Any distribution from the Warrant Escrow Fund to Securityholders pursuant to Section 5(c)(i) shall consist of a combination of Escrowed Warrant Shares and Warrant Escrowed Cash such that, to the extent possible, it is ensured that a number of Escrowed Warrant Shares and an amount of Warrant Escrowed Cash necessary to satisfy any Remaining Warrant Merger Consideration shall remain in the Warrant Escrow Fund.

     (d) Termination of Warrant Escrow Fund. Promptly upon the occurrence thereof, Parent and the Securityholders’ Representative shall deliver a Joint Certificate to the Warrant Escrow Agent notifying the Warrant Escrow Agent of (i) the date that all Company Warrants have been exercised, have expired or have terminated or (ii) the occurrence of a Change of Control affecting Parent. Upon receipt by the Warrant Escrow Agent of a Joint Certificate stating that either of such events has occurred, the Warrant Escrow Agent shall deliver, as promptly as practicable, the Escrowed Warrant Shares (other than Indemnity Escrowed Warrant Shares, if any, which shall remain in the Warrant Escrow Agreement in order to be used to satisfy indemnification obligations under Article VIII of the Merger Agreement as provided in Section 6) and Warrant Escrowed Cash to the Securityholders, in each case, in accordance with their respective Pro Rata Portions, and the Warrant Escrow Fund shall terminate; provided, however, that any distribution of the Escrowed Warrant Shares and Warrant Escrowed Cash to Securityholders pursuant to this Section 5(d) shall be subject to, and shall not be made prior to, any distribution of all or a portion of such Escrowed Warrant Shares and Warrant Escrowed Cash required to be made to the Securityholders’ Representative pursuant to Section 6(d). Thereafter, assuming the Warrant Escrow Fund terminates pursuant to Section 5(d)(ii), each holder of unexercised Company Warrants shall look only to Parent for payment of any claim for Merger Consideration.

     (e) Cash in Lieu of Fractional Shares; Cash Requests.

               (i) In lieu of fractional shares of Parent Common Stock otherwise distributable to the Securityholders pursuant to this Section 5, the Securityholders shall be entitled to receive an amount of cash equal to the product obtained by multiplying (A) that fraction of an Escrowed Warrant Share to which such Securityholder would otherwise have been entitled to receive by (B) the Closing Price (as adjusted for any stock splits, stock dividends,

5

stock distributions, reclassifications, recapitalizations, combinations or similar changes affecting the Parent Common Stock occurring after the Closing Price has been established pursuant to Section 3.2(b) of the Merger Agreement). In lieu of fractional shares of securities other than Parent Common Stock issued or issuable upon distribution of such securities from the Warrant Escrow Fund, if any, the Warrant Escrow Agent shall make such distribution of cash as shall be agreed by the Securityholders’ Representative and Parent.

               (ii) If there is insufficient Warrant Escrowed Cash in the Warrant Escrow Fund to make any cash payments pursuant to Section 5(e)(i), the Warrant Escrow Agent may submit a written request (a “Cash Request”) to Parent for such cash amounts as soon as practicable after it becomes aware of the need for such cash amounts. Within five Business Days after the receipt of a Cash Request, Parent shall deposit with the Warrant Escrow Agent sufficient funds to pay such cash amounts; provided, however, that Parent shall be reimbursed therefor pursuant to the following sentence. The Warrant Escrow Agent shall deliver to Parent that number of Escrowed Warrant Shares corresponding to such cash amounts based on the Closing Price (as adjusted for any stock splits, stock dividends, stock distributions, reclassifications, recapitalizations, combinations or similar changes affecting the Parent Common Stock occurring after the Closing Price has been established pursuant to Section 3.2(b) of the Merger Agreement) (provided, however, that fractional shares shall not be distributed to Parent until the aggregate of such fractional shares equals a whole number) and the Warrant Escrow Fund shall be reduced by such number of Escrowed Warrant Shares.

     (f) Taxes. Each Securityholder shall be responsible for his, her or its Pro Rata Portion for all Taxes resulting from any distributions to such Securityholder of the Warrant Escrow Fund pursuant to this Agreement. Any amounts paid out of the Warrant Escrow Fund to any Securityholder that is treated as interest for United States federal income Tax purposes under the Code shall be deemed paid first by any Warrant Escrow Cash paid to the Securityholder out of the distribution made to the Securityholder.

6. Indemnity Escrowed Warrant Shares

     (a) Indemnification Obligations. As provided in Article VIII of the Merger Agreement and the Canadian Exchange Agreement, the Securityholders shall indemnify and hold harmless each Parent Indemnified Party from and against certain Damages in accordance with the Merger Agreement. The Indemnity Escrow Fund (less any Excess Proceeds (as defined in the Indemnity Escrow Agreement) included therein) and the Indemnity Escrowed Warrant Shares shall be the exclusive sources for the satisfaction of these indemnity obligations of the Securityholders, subject to the limitations, and in the manner provided, in this Agreement, the Indemnity Escrow Agreement and the Merger Agreement.

     (b) Notice of Indemnification Claim Payment. After receipt by the Warrant Escrow Agent of a written notice from the Indemnity Escrow Agent specifying (i) that payment of an indemnification claim for Damages is to be properly paid, (ii) the name of Parent Indemnified Party that is to be paid, (iii) the value or number of Indemnity Escrowed Warrant Shares to be paid with respect to such Indemnified Damages Payment (as defined in Section 6(d) of the Indemnity Escrow Agreement and as calculated pursuant to Section 5(a) thereof) and (iv) the date payment is to take place (unless such written notice has been dispensed because the Indemnity Escrow Agent and the Warrant Escrow Agent are the same entity), the Warrant

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Escrow Agent shall deliver the appropriate number of Indemnity Escrowed Warrant Shares to the Parent Indemnified Party on the appointed date.

     (c) Notice of Release or Termination. After receipt by the Warrant Escrow Agent of a written notice from the Indemnity Escrow Agent specifying that a portion of the assets of the Indemnity Escrow Fund has been released pursuant to Section 7(a) of the Indemnity Escrow Agreement or that the Indemnity Escrow Fund has terminated pursuant to Section 7(b) of the Indemnity Escrow Agreement (unless such written notice has been dispensed because the Indemnity Escrow Agent and the Warrant Escrow Agent are the same entity), (i) in the case of a release of a portion of the assets of the Indemnity Escrow Fund, 50% of the Indemnity Escrowed Warrant Shares remaining in the Warrant Escrow Fund (other than the number of Indemnity Escrowed Warrant Shares that would be allocated for payment of any then-unresolved claims for Payable Damages (as defined in the Indemnity Escrow Agreement), if any, as provided in Section 7(a) of the Indemnity Escrow Agreement) shall cease to be classified as “Indemnity Escrowed Warrant Shares” and shall no longer be used to satisfy any indemnification claim of Parent under Article VIII of the Merger Agreement, or (ii) in the case of the termination of the Indemnity Escrow Fund, 100% of the Indemnity Escrowed Warrant Shares remaining in the Warrant Escrow Fund (other than the number of Indemnity Escrowed Warrant Shares that would be allocated for payment of (A) any then-unresolved claims for Payable Damages (as defined in the Indemnity Escrow Agreement), if any, as provided in Section 7(a) of the Indemnity Escrow Agreement, and (B) Estimated Fees (as defined in the Indemnity Escrow Agreement)) shall cease to be classified as “Indemnity Escrowed Warrant Shares” and shall no longer be used to satisfy any indemnification claim of Parent under Article VIII of the Merger Agreement. As each claim described in clause (ii) of the preceding sentence is resolved, the Indemnity Escrowed Warrant Shares then remaining in the Warrant Escrow Fund and not required to satisfy such resolved claims or any remaining unresolved claims shall cease to be classified as “Indemnity Escrowed Warrant Shares,” subject to any obligation to distribute such Indemnity Escrowed Warrant Shares as requested by the Securityholders’ Representative pursuant to Section 7(c) of the Indemnity Escrow Agreement. In the event the Securityholders’ Representative’s actual fees incurred in resolving all unresolved claims as of the last day of the Indemnity Escrow Period is less than the Estimated Fees, the remaining number of Indemnity Escrowed Warrant Shares shall cease to be classified as “Indemnity Escrowed Warrant Shares” and shall no longer be used to satisfy any indemnification claim of Parent under Article VIII of the Merger Agreement.

     (d) Fund Deficiency. Distributions shall be made from the Indemnity Escrowed Warrant Shares to satisfy any Fund Deficiency as provided in Section 7(c) of the Indemnity Escrow Agreement.

     7. Securityholders’ Representative.

     (a) Removal. The Securityholders’ Representative may be changed in accordance with the terms of Section 8.7 of the Merger Agreement and the Securityholders’ Representative Fund Escrow Agreement. A Majority of the Securityholders shall notify the Warrant Escrow Agent and Parent in writing of any such change and the Warrant Escrow Agent and Parent shall be entitled to rely upon such notice without further inquiry.

     (b) Fees. No bond shall be required of the Securityholders’ Representative. As more fully provided in the Indemnity Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement, the Securityholders’ Representative shall be entitled to

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receive a fee of $250.00 per hour for time spent fulfilling the Securityholders’ Representative Obligations, with such fees to be paid out of the Indemnity Escrow Fund and the Indemnity Escrowed Warrant Shares as provided in the Indemnity Escrow Agreement.

     (c) Reliance. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Securityholders. A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all Securityholders and shall be final, binding and conclusive upon each of such Securityholders, and the Warrant Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every such Securityholder. The Warrant Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative. The Securityholders’ Representative shall not be liable to the Securityholders for any act done or omitted hereunder as the Securityholders’ Representative except as provided in Section 8.7 of the Merger Agreement. Notwithstanding the foregoing, after the Indemnity Escrow Termination Date, the Securityholders’ Representative shall be entitled to have his fees for time spent by him fulfilling his duties under this Agreement paid out of the Warrant Escrow Fund before any distribution is made pursuant to Section 5(c)(i).

     8. Warrant Escrow Agent.

     (a) Duties. The Warrant Escrow Agent shall hold and safeguard the Warrant Escrow Fund during the Warrant Escrow Period, and shall hold and dispose of the Warrant Escrow Fund only in accordance with the terms of this Agreement and with at least the same degree of care that it exercises with respect to its own similar property. The Warrant Escrow Agent: (i) shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be responsible for any of the agreements referred to or described herein (including the Merger Agreement or any of the exhibits thereto), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, except where such other agreement is referred to in this Agreement either (A) explicitly or (B) implicitly by use of a capitalized term not defined herein but defined therein; (iii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve material expense or liability unless it shall have been furnished with indemnity reasonably acceptable to it; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (v) may consult counsel satisfactory to it, including in-house counsel, in respect of any action taken, suffered or omitted by it hereunder. Without limiting the generality of clause (iv) above, the Warrant Escrow Agent shall be entitled to rely conclusively upon a Joint Certificate with respect to the Merger Consideration to be paid to the holder of an exercised Company Warrant named in such Joint Certificate pursuant to such instrument without any duty to verify or recalculate the same.

     (b) Compliance with Orders. The Warrant Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or any written decision of arbitrators. If the Warrant Escrow Agent obeys or complies with any such order, judgment or decree of any court or any written decision of arbitrators, the Warrant Escrow Agent

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shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) Reliance. The Warrant Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the other parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (d) Indemnification. Neither the Warrant Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. In no event shall the Warrant Escrow Agent be liable for indirect, punitive, special or consequential damages or loss whatsoever. Parent and the Securityholders (collectively, the “Escrow Agent Indemnifying Parties”) shall, jointly and severally, indemnify the Warrant Escrow Agent and hold it harmless from and against any fee, loss, liability or expense (including reasonable attorneys’ fees and expenses) (a “Loss”) incurred by the Warrant Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by the Warrant Escrow Agent’s gross negligence, bad faith or willful misconduct; provided, however, that the Indemnity Escrowed Warrant Shares shall be the exclusive source for the satisfaction by the Securityholders of the indemnification obligation set forth in this Section 8(d); provided, further, that the indemnity agreement contained in this Section 8(d) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Securityholders’ Representative and Parent.

     (e) Contribution. Each of the Escrow Agent Indemnifying Parties shall contribute to the indemnification liability under this Section 8 in such proportion as is appropriate to reflect the relative fault of each individual Escrow Agent Indemnifying Party. In all cases where there is no such basis for allocating contribution for such indemnification liability, one half of the total of such indemnification liability shall be paid out of the Indemnity Escrowed Warrant Shares and one half of the total of such indemnification liability shall be paid by Parent; provided, however, that if insufficient funds are available from the then remaining Indemnity Escrowed Warrant Shares (the “Shortfall”) to pay such half, then Parent shall pay the amount of such Shortfall.

     (f) Resignation; Removal. The Warrant Escrow Agent may (i) be removed by mutual consent of Parent and the Securityholders’ Representative, provided that the Indemnity Escrow Agent and the Securityholders’ Escrow Agent are also so removed, and (ii) resign at any time, in each case, upon giving at least 30 days’ prior written notice to the Warrant Escrow Agent or Parent and the Securityholders’ Representative, as applicable; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Parent and the Securityholders’ Representative shall use their best efforts to mutually agree upon a successor agent within 30 days after the applicable party receives, or parties receive, such notice. If the parties fail to agree upon a successor escrow agent within such time, the Securityholders’ Representative, with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the

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preceding manner shall execute and deliver an instrument accepting such appointment and becoming a party to this Agreement and it shall thereupon be deemed the Warrant Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor the Warrant Escrow Agent as if originally named as the Warrant Escrow Agent. If no successor escrow agent is named, the Warrant Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Warrant Escrow Agent shall be discharged from any further duties and liabilities under this Agreement. If the Warrant Escrow Agent is removed pursuant to clause (i) above, Parent and the Securityholders’ Representative shall appoint a successor escrow agent in accordance with the procedure set forth in clause (ii) above, provided that the successor escrow agent appointed is the same as the successor escrow agent appointed under the Indemnity Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement. The provisions of Section 8(d) shall survive the resignation or removal of the Warrant Escrow Agent or the termination of this Agreement.

     (g) Parent as Warrant Escrow Agent. Notwithstanding anything contained herein to the contrary, if the Company Warrants have been exercised prior to the “Warrant Escrow Agent Termination Date” (such date being the later of (i) the second anniversary of the Closing Date and (ii) the Indemnity Escrow Termination Date, as the same shall have been extended until such date as all unresolved claims on that date shall have been resolved) and upon delivery of 10 days’ advance written notice to the Securityholders’ Representative, Parent, at its election, may cause the Warrant Escrow Agent to be removed replaced by Parent, who thereupon shall act as Warrant Escrow Agent hereunder; provided, however, that the Warrant Escrow Agent in place immediately prior to the Warrant Escrow Agent Termination Date shall not be so removed if the Securityholders’ Representative shall agree to pay or reimburse all of the normal fees and expenses of the Warrant Escrow Agent so in place that are incurred on or after the Warrant Escrow Agent Termination Date, such reimbursement obligation to be satisfied solely from the Warrant Escrow Fund. In the event of an election by Parent under this Section 8(g), the provisions of this Section 8 shall no longer apply.

     (h) Distribution of Warrant Escrow Fund. Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Warrant Escrow Agent be required or obligated to distribute any of the Warrant Escrow Fund (or take other action that may be called for hereunder to be taken by the Warrant Escrow Agent) sooner than two Business Days after (i) it has received the applicable documents required under this Agreement or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

     (i) Disputes. Should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Warrant Escrow Fund, or should any claim be made upon the Warrant Escrow Agent or the Warrant Escrow Fund by a third party, the Warrant Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, the portion of the Warrant Escrow Fund in dispute until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Warrant Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Warrant Escrow Fund.

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     (j) Transfer Agent. The Warrant Escrow Agent shall deliver to Mellon Investor Services (the “Transfer Agent”) the original stock certificates representing Escrowed Warrant Shares, together with appropriate instructions, whenever the Warrant Escrow Agent is to disburse Escrowed Warrant Shares, whether in payment of a claim or to the Securityholders, under the terms hereof. The Warrant Escrow Agent shall not be liable for the actions or inaction of the Transfer Agent provided the Warrant Escrow Agent has given the Transfer Agent instructions which conform to the terms hereof. Parent shall cause the Transfer Agent to issue to the Warrant Escrow Agent stock certificates representing the Escrowed Warrant Shares remaining in the Warrant Escrow Fund upon a distribution of the Escrowed Warrant Shares and to issue stock certificates in the name of the Securityholders, as instructed by the Securityholders’ Representative.

     (k) Periodic Statements. Within ten days following the end of each month, the Warrant Escrow Agent shall provide to Parent and the Securityholders’ Representative [monthly][quarterly] statements identifying transactions, transfers or holdings of the Warrant Escrow Fund. Each [monthly][quarterly] statement shall be deemed to be correct and final upon receipt thereof by Parent and the Securityholders’ Representative unless either one notifies the Warrant Escrow Agent and the other party in writing to the contrary within 30 days of the date of such statement.

     (l) Fees and Expenses. Parent and the Securityholders shall pay or reimburse the Warrant Escrow Agent for its normal services hereunder. Such fees shall be shared equally by Parent and the Securityholders. The Warrant Escrow Agent shall satisfy the Securityholders’ portion of such reimbursement obligation solely from the Warrant Escrow Fund.

     9. Miscellaneous.

     (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Parent, the Securityholders’ Representative and the Warrant Escrow Agent. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

     (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. If the Warrant Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Warrant Escrow Agent.

     (c) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States, in the State of Delaware, in either case sitting in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled under this Agreement.

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     (d) Governing Law; Jurisdiction; Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Agreement (i) irrevocably submit to the personal jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware and (ii) waive any claim of improper venue or any claim that those courts are in an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Each party to this Agreement irrevocably waives the right to trial by jury in connection with any matter arising out of this Agreement.

     (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

     (f) Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents or instruments defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents or instruments as from time to time amended, modified or supplemented, including by waiver or consent. References to a person also refer to its predecessors and permitted successors and assigns. All references in this Agreement to “$” shall refer to United States currency.

     (g) Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight courier or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

                     If to Parent:

                     Ivanhoe Energy Inc.
                     5060 California Avenue, Suite 400
                     Bakersfield, California 93309
                     Attn: Oscar Blake
                     Fax: 661-869-2820

                     with copies to:

                     Goodmans

                     19th Floor — 355 Burrard Street

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                     Vancouver, BC
                     Canada V6C 2G8
                     Attn: Steven Robertson
                     Fax: 604-682-7131

                     and:

                     Paul, Weiss, Rifkind, Wharton & Garrison LLP
                     1285 Avenue of the Americas
                     New York, NY 10019-6064

                     Attn: Jeffrey D. Marell, Esq.
                     Fax: 212-757-3990

                     If to the Securityholders’ Representative:

                     Raymond T. Pirraglia
                     74 Narrows Road South
                     Staten Island, New York 10305
                     Fax: 718-815-2987

                     with a copy to:

                     Robert A. Pirraglia
                     20 Park Plaza, Suite 434
                     Boston, Massachusetts 02116
                     Fax: 617-266-0557

                     If to Warrant Escrow Agent:

                     Mellon Investor Services
                     Overpeck Centre
                     85 Challenger Road
                     Ridgefield, New Jersey 07660

                     Attn: Susan Ohene
                     Fax: 201-329-8967

or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

     (h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

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     (i) Entire Agreement. This Agreement, the Merger Agreement, the Canadian Exchange Agreement, the Indemnity Escrow Agreement and the Securityholders’ Representative Fund Escrow Agreement (together with all the annexes or exhibits thereto and other agreements delivered in connection therewith), constitute the entire agreement and supersede all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

     (j) Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

[Signature Page Follows]

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     The parties have executed this Agreement as of the date first above written.

IVANHOE ENERGY INC.
By:	____________________________________
Name:_______________________________
Title:________________________________

MELLON INVESTOR SERVICES as Warrant Escrow Agent
By:	____________________________________
Name:_______________________________
Title:________________________________

RAYMOND T. PIRRAGLIA, as Securityholders’ Representative

_______________________________________

EXHIBIT G

SECURITYHOLDERS’ REPRESENTATIVE FUND ESCROW AGREEMENT

     SECURITYHOLDERS’ REPRESENTATIVE FUND ESCROW AGREEMENT, dated as of _____________, 2005 (this “Agreement”), by and among IVANHOE ENERGY INC., a Yukon corporation (“Parent”), RAYMOND T. PIRRAGLIA (the “Securityholders’ Representative”) and MELLON INVESTOR SERVICES, a _____________, as escrow agent (the “Securityholders’ Escrow Agent”).

RECITALS

               A. Parent, Ivanhoe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Ensyn Group, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2004 (the “Merger Agreement”), pursuant to which Parent will acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company with the Company as the surviving corporation.

               B. Immediately prior to the Merger, it is contemplated under the Merger Agreement that Parent and certain Canadian stockholders of the Company will consummate a transaction whereby such stockholders will exchange their shares for the consideration they would have received in respect of those shares pursuant to the Merger had they not sold their shares to Parent immediately prior to the Merger (the “Canadian Transaction”).

               C. The Merger Agreement and the Canadian Exchange Agreement contemplate that the Securityholders’ Representative may draw funds from the Securityholders’ Representative Fund for the payment of any out-of-pocket fees and expenses, including reasonable legal and accounting fees and expenses (the “Securityholders’ Representative Expenses”), associated with the Securityholders’ Representative’s execution of the duties and obligations as such representative under the terms of this Agreement, the Merger Agreement (including any letters of transmittal contemplated thereby), the Canadian Exchange Agreement, the Indemnity Escrow Agreement and the Warrant Escrow Agreement (the “Securityholders’ Representative Obligations”).

               D. Pursuant to the Merger Agreement and the Canadian Transaction, the Securityholders, as part of the consideration to be paid for their shares of Company Common Stock, will receive a cash payment, a portion of which is to be deposited into the Securityholders’ Representative Fund provided for hereby.

               E. The parties desire to establish the terms and conditions pursuant to which the Securityholders’ Representative Fund will be established and maintained.

               Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

     1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

     2. Consent of Securityholders and Securityholders’ Representative; Appointment of Securityholders’ Escrow Agent. By virtue of the approval of the Merger Agreement by the stockholders of the Company, and pursuant to the Canadian Exchange Agreement, the Securityholders have, without any further act of any Securityholder, consented to (i) the establishment of the Securityholders’ Representative Fund to provide the means for paying the Securityholders’ Representative Expenses, (ii) the appointment of the Securityholders’ Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Securityholder with respect to the subject matter of this Agreement, (iii) the taking by the Securityholders’ Representative of any and all actions and the making of any and all decisions required or permitted to be taken or made by them under this Agreement (including, without limitation, authorizing payment of the Securityholders’ Representative Expenses) and (iv) all of the other provisions set forth in this Agreement. The Securityholders’ Representative hereby agrees to act as the Securityholders’ representative in accordance with, and agrees to be bound by, the applicable terms of this Agreement and the Merger Agreement. The Securityholders’ Escrow Agent hereby accepts appointment as the Securityholders’ escrow agent and agrees to accept delivery of and hold the Securityholders’ Representative Fund in escrow subject to the terms and conditions of this Agreement and the Merger Agreement.

     3. Securityholders’ Escrow.

               (a) Securityholders’ Representative Fund. Pursuant to Section 2.2(f) of the Merger Agreement, at the Closing Parent shall deposit with the Securityholders’ Escrow Agent an amount in cash equal to $1,000,000 (together with any income earned thereon, the “Securityholders’ Representative Fund”).

               (b) Investment. The Securityholders’ Escrow Agent shall invest and reinvest the Securityholders’ Representative Fund in money market funds that invest primarily in short-term U.S. Treasury securities, obligations of or guaranteed by the United States of America or any agency thereof, certificates of deposit or bankers acceptances issued by any national or state chartered bank having total assets of at least $500,000,000 with a maturity not later than one year from the date of investment, or such other investments as may be specified from time to time to the Securityholders’ Escrow Agent by the written instructions of the Securityholders’ Representative. In no event shall the Securityholders’ Escrow Agent be liable for the selection of investments or for investment losses incurred thereon. In no event shall the Securityholders’ Representative be liable for the election of investments or for investment losses incurred thereon, except as provided in Section 8.7 of the Merger Agreement.

     4. Pro Rata Portion. Each Securityholder’s proportionate interest in the Securityholders’ Representative Fund shall be equal to such Securityholder’s Pro Rata Portion. Immediately prior to any distribution pursuant to Section 6, the Securityholders’ Escrow Agent shall request and Parent shall provide to the Securityholders’ Escrow Agent a schedule setting forth, as of the date of such request, the name of each Securityholder and such Securityholder’s Pro Rata Portion; provided, however, that such schedule shall be approved by the Securityholders’ Representative (which approval shall not be unreasonably withheld or delayed) prior to Parent delivering such schedule to the Securityholders’ Escrow Agent. The Securityholders’ Escrow Agent and Parent (after approval of such schedule by the

2

Securityholders’ Representative) shall be entitled to rely conclusively on the information set forth in the schedule of the Securityholders’ Pro Rata Portions provided to the Securityholders’ Escrow Agent.

     5. Payment of Securityholders’ Representative Expenses.

               (a) The Securityholders’ Representative may submit any Securityholders’ Representative Expenses associated with the Securityholders’ Representative Obligations (a “Submitted Expense”) for payment out of the Securityholders’ Representative Fund by delivering to the Securityholders’ Escrow Agent (with a copy to the designated representative of Credit Suisse First Boston Management Corporation, Robert G. Graham and Parent) at any time on or before 5:00 p.m. (EST) on the last day of the Securityholders’ Escrow Period, a certificate signed by the Securityholders’ Representative (a “Certificate”) that, with respect to such expense, (i) sets forth the amount of the Submitted Expense, together with an invoice or similar form substantiating such amount, (ii) contains instructions for payment and (iii) describes in reasonable detail the Securityholders’ Representative Obligations that gave rise to the Submitted Expense. Upon timely receipt of a Certificate requesting payment of a Submitted Expense, the Securityholders’ Escrow Agent shall promptly pay such Submitted Expense in accordance with the payment instructions set forth in the Certificate out of the Securityholders’ Representative Fund.

               (b) If at any time the amount in the Securityholders’ Representative Fund is not sufficient to cover payment of a Submitted Expense, the Securityholders’ Representative shall have the right to submit such expense for payment out of the Indemnity Escrow Fund and the Warrant Escrow Fund as provided for under the Indemnity Escrow Agreement and Warrant Escrow Agreement, respectively.

     6. Expiration and Release of Securityholders’ Representative Fund. (a) The Securityholders’ Representative Fund shall remain in existence from the Closing Date until the earlier of: (a) the date on which the balance of the Securityholders’ Representative Fund falls below $1,000 or (b) the date on which both the Warrant Escrow Fund and the Indemnity Escrow Fund are terminated (or with respect to the Warrant Escrow Fund, the date on which Parent becomes Warrant Escrow Agent) pursuant to the Warrant Escrow Agreement and Indemnity Escrow Agreement, respectively (the “Securityholders’ Escrow Period”). Promptly upon expiration of the Securityholders’ Escrow Period, the Securityholders’ Representative shall deliver a certificate signed by it to the Securityholders’ Escrow Agent notifying it of such expiration. Upon the expiration of the Securityholders’ Escrow Period, the Securityholders’ Representative Fund shall terminate, and any amounts remaining in the Securityholders’ Representative Fund shall be delivered to the Securityholders in proportion to each Securityholder’s Pro Rata Portion (calculated pursuant to Section 4 hereof) and to the Warrant Escrow Agent, as applicable; provided, however, that if the Securityholders’ Representative Fund expires due to the passage of time, (i) an amount equal to the full amount of each Submitted Expense specified in any Certificate containing a demand for payment delivered to the Securityholders’ Escrow Agent on or before the end of the last day of the Securityholders’ Escrow Period that remains unpaid as of the last day of the Securityholders’ Escrow Period shall remain in the Securityholders’ Representative Fund (and the Securityholders’ Representative Fund shall remain in existence) until such expenses have been paid, and (ii) any distribution shall

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be subject to, and shall not be made prior to, the payment of such Submitted Expenses.

               (a) Following the termination of the Securityholders’ Escrow Period, this Agreement shall terminate, except that Sections 8(d) and (e) shall continue to be effective until such time as the Warrant Escrow Agreement is terminated.

     7. Taxes. For tax reporting purposes, interest or other income earned from the investment of the Securityholders’ Representative Fund or any portion thereof that is distributed by the Securityholders’ Escrow Agent to any Person pursuant to the terms of this Agreement shall be reported as allocated to such Person when paid to such Person. Each Securityholder shall be responsible for his, her or its Pro Rata Portion of (i) all Taxes resulting from any interest or other income earned on the Securityholders’ Representative Fund and (ii) all Taxes resulting from any distributions of the Securityholders’ Representative Fund to such Securityholder.

     8. Securityholders’ Representative.

               (a) Removal. The Securityholders’ Representative may be changed in accordance with the terms of Section 8.7 of the Merger Agreement. A Majority of the Securityholders shall notify the Securityholders’ Escrow Agent and Parent in writing of any such change and the Securityholders’ Escrow Agent and Parent shall be entitled to rely upon such notice without further inquiry. The provisions of Section 8(d) shall survive the removal or resignation of any Securityholders’ Representative.

               (b) Fees. No bond shall be required of the Securityholders’ Representative. As more fully provided in the Indemnity Escrow Agreement, the Securityholders’ Representative shall be entitled to receive a fee of $250.00 per hour for time spent fulfilling the Securityholders’ Representative Obligations, with such fees to be paid out of the Indemnity Escrow Fund and Indemnity Escrowed Warrant Shares.

               (c) Reliance. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Securityholders. A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all Securityholders and shall be final, binding and conclusive upon each of such Securityholders, and the Securityholders’ Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every such Securityholder. The Securityholders’ Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative. The Securityholders’ Representative shall not be liable to the Securityholders for any act done or omitted hereunder as the Securityholders’ Representative except as provided in Section 8.7 of the Merger Agreement.

               (d) Indemnification. Each Securityholder shall severally indemnify the Securityholders’ Representative and hold him harmless from and against any fee, loss, liability or expense (including reasonable attorneys’ fees and expenses) (a “Loss”) incurred by the Securityholders’ Representative arising out of or in connection with the acceptance or performance of his obligations under this Agreement, the Indemnity Escrow Agreement, the

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Warrant Escrow Agreement or the Merger Agreement. The Securityholders’ Representative shall be entitled to be reimbursed for any such Loss first out of any funds otherwise distributable to the Securityholders, including amounts distributable out of the Securityholders’ Escrow Fund pursuant to Section 6, amounts distributable out of the Indemnity Escrow Fund or release of the Indemnity Escrowed Warrant Shares and amounts distributable pursuant to Section 5(c)(i) of the Warrant Escrow Agreement, and then by the Securityholders pursuant to Section 8(e) of this Agreement.

     (e) Right of Contribution. If at any time amounts in the Securityholders’ Representative Fund and the Indemnity Escrow Fund and the Indemnity Escrowed Warrant Shares are insufficient to cover payment of a Submitted Expense or a Loss, then the Securityholders’ Representative shall have the right to seek contribution from any or all Securityholders of such Submitted Expense or Loss (the “Contribution Amount”). If such Securityholder does not pay his, her or its Contribution Amount within 20 Business Days following receipt of a written request for the Contribution Amount from the Securityholders’ Representative, any unpaid amount shall bear default interest from and including the due date to but excluding the date of payment at a rate per annum equal to the prime rate as published in The Wall Street Journal, Central Edition in effect from time to time. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. The Securityholders’ Representative shall be entitled to take all actions reasonably necessary to collect any Contribution Amount from each Securityholder.

     9. Securityholders’ Escrow Agent.

     (a) Duties. The Securityholders’ Escrow Agent shall hold and safeguard the Securityholders’ Representative Fund during the Securityholders’ Escrow Period, and shall hold and dispose of the Securityholders’ Representative Fund only in accordance with the terms of this Agreement and with at least the same degree of care that it exercises with respect to its own similar property. The Securityholders’ Escrow Agent: (i) shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be responsible for any of the agreements referred to or described herein (including the Merger Agreement or any of the exhibits thereto), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, except where such other agreement is referred to in this Agreement either (A) explicitly or (B) implicitly by use of a capitalized term not defined herein but defined therein; (iii) shall not be obligated to take any legal or other action hereunder which might in its reasonable judgment involve material expense or liability unless it shall have been furnished with indemnity reasonably acceptable to it; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (v) may consult counsel satisfactory to it, including in-house counsel, in respect of any action taken, suffered or omitted by it hereunder. Without limiting the generality of clause (iv) above, the Securityholders’ Escrow Agent shall be entitled to rely conclusively upon a Certificate for the amount to be paid to the Person named in such Certificate without any duty to verify or recalculate same.

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     (b) Compliance with Orders. The Securityholders’ Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or any written decision of arbitrators. If the Securityholders’ Escrow Agent obeys or complies with any such order, judgment or decree of any court or any written decision of arbitrators, the Securityholders’ Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) Reliance. The Securityholders’ Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the other parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (d) Indemnification. Neither the Securityholders’ Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. In no event shall the Securityholders’ Escrow Agent be liable for indirect, punitive, special or consequential damages or loss whatsoever. Parent and the Securityholders (collectively, the “Escrow Agent Indemnifying Parties”) shall, jointly and severally, indemnify the Securityholders’ Escrow Agent and hold it harmless from and against any Loss incurred by the Securityholders’ Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by the Securityholders’ Escrow Agent’s gross negligence, bad faith or willful misconduct; provided, however, that the Securityholders’ Representative Fund shall be the exclusive source for the satisfaction by the Securityholders of the indemnity obligations contained in this Section 9(d); provided, further, that the indemnity agreement contained in this Section 9(d) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Securityholders’ Representative.

     (e) Contribution. Each of the Escrow Agent Indemnifying Parties shall contribute to the indemnification liability under this Section 9 in such proportion as is appropriate to reflect the relative fault of each individual Escrow Agent Indemnifying Party. In all cases where there is no such basis for allocating contribution for such indemnification liability, one half of the total of such indemnification liability shall be paid by Parent and one half of the total of such indemnification liability shall be paid out of the Securityholders’ Representative Fund; provided, however, that if insufficient funds are available in the Securityholders’ Representative Fund (the “Shortfall”), then Parent shall pay the amount of such Shortfall.

     (f) Resignation; Removal. The Securityholders’ Escrow Agent may (i) be removed by mutual consent of Parent and the Securityholders’ Representative, provided that the Indemnity Escrow Agent and Warrant Escrow Agent are also so removed, and (ii) resign at any time, in each case, upon giving at least 30 days’ prior written notice to the Securityholders’ Representative and Parent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows:

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     Parent and the Securityholders’ Representative shall use their best efforts to mutually agree upon a successor agent within 30 days after the applicable party receives, or parties receive, such notice. If the parties fail to agree upon a successor escrow agent within such time, the Securityholders’ Representative, with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and becoming a party to this Agreement and it shall thereupon be deemed the Securityholders’ Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor the Securityholders’ Escrow Agent as if originally named as the Securityholders’ Escrow Agent. If no successor escrow agent is named, the Securityholders’ Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Thereafter, the predecessor Securityholders’ Escrow Agent shall be discharged from any further duties and liabilities under this Agreement. If the Securityholders’ Escrow Agent is removed pursuant to clause (i) above, Parent and the Securityholders’ Representative shall appoint a successor escrow agent in accordance with the procedure set forth in this Section 9(f), provided that the successor escrow agent is the same as the successor escrow agent appointed under the Indemnity Escrow Agreement and the Warrant Escrow Agreement. The provisions of Section 9(d) shall survive the resignation or removal of the Securityholders’ Escrow Agent or the termination of this Agreement. Nothing in this Section 9(f) shall affect Parent’s right under Section 8(g) of the Warrant Escrow Agreement.

     (g) Distribution of Securityholders’ Representative Fund. Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Securityholders’ Escrow Agent be required or obligated to distribute any of the Securityholders’ Representative Fund (or take other action that may be called for hereunder to be taken by the Securityholders’ Escrow Agent) sooner than two Business Days after (i) it has received the applicable documents required under this Agreement or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

     (h) Disputes. Should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Securityholders’ Representative Fund, or should any claim be made upon the Securityholders’ Escrow Agent or the Securityholders’ Representative Fund by a third party, the Securityholders’ Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, the portion of the Securityholders’ Representative Fund in dispute until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Securityholders’ Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Securityholders’ Representative Fund.

     (i) Fees and Expenses. Parent and the Securityholders shall pay or reimburse the Securityholders’ Escrow Agent for its normal services hereunder. Such fees shall be shared equally by Parent and the Securityholders. The Securityholders’ Escrow Agent shall satisfy the

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Securityholders’ portion of such reimbursement obligation from the Securityholders’ Representative Fund.

     (j) Periodic Statements. Within ten days following the end of each month, the Securityholders’ Escrow Agent shall provide to the Securityholders’ Representative [monthly][quarterly] statements identifying transactions, transfers or holdings of the Securityholders’ Representative Fund. Each [monthly][quarterly] statement shall be deemed to be correct and final upon receipt thereof by the Securityholders’ Representative unless the Securityholders’ Representative notifies the Securityholders’ Escrow Agent in writing to the contrary within 30 days of the date of such statement.

     10. Miscellaneous.

     (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Parent, the Securityholders’ Representative and the Securityholders’ Escrow Agent. Any amendment or waiver effected in accordance with this Section 10(a) shall be binding upon the parties and their respective successors and assigns.

     (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. If the Securityholders’ Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Securityholders’ Escrow Agent.

     (c) Governing Law; Jurisdiction; Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Agreement (i) irrevocably submit to the personal jurisdiction of the state or federal courts of the United States of America located in Wilmington, Delaware and (ii) waive any claim of improper venue or any claim that those courts are in an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Each party to this Agreement irrevocably waives the right to trial by jury in connection with any matter arising out of this Agreement.

     (d) Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States, in the State of Delaware, in either case sitting in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled under this Agreement.

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     (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

     (f) Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents or instruments defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents or instruments as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person also refer to its predecessors and permitted successors and assigns. All references in this Agreement to “$” shall refer to United States currency.

     (g) Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight courier or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

                     If to Parent:

                     Ivanhoe Energy Inc.
                     5060 California Avenue, Suite 400
                     Bakersfield, California 93309
                     Attn: Oscar Blake
                     Fax: 661-869-2820

                     with copies to:

                     Goodmans
                     19th Floor — 355 Burrard Street
                     Vancouver, BC
                     Canada V6C 2G8
                     Attn: Steven Robertson
                     Fax: 604-682-7131

                     and:

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                     Paul, Weiss, Rifkind, Wharton & Garrison LLP
                     1285 Avenue of the Americas
                     New York, NY 10019-6064
                     Attn: Jeffrey D. Marell, Esq.
                     Fax: 212-757-3990

                     If to the Securityholders’ Representative:

                     Raymond T. Pirraglia
                     74 Narrows Road South
                     Staten Island, New York 10305
                     Fax: 718-815-2987

                     with a copy to:

                     Robert A. Pirraglia
                     c/o Ensyn Group, Inc.
                     20 Park Plaza, Suite 434
                     Boston, Massachusetts 02116
                     Fax: 617-266-0557

                     If to Securityholders’ Escrow Agent:

                     Mellon Investor Services
                     Overpeck Centre
                     85 Challenger Road
                     Ridgefield, New Jersey 07660
                     Attn: Susan Ohene
                     Fax: 201-329-8967

or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

     (h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     (i) Entire Agreement. This Agreement, the Merger Agreement, the Canadian Exchange Agreement, the Indemnity Escrow Agreement and the Warrant Escrow Agreement (together with all the annexes or exhibits thereto and other agreements delivered in connection

10

therewith), constitute the entire agreement and supersede all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

     (j) Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IVANHOE ENERGY INC.
By:
Name:_______________________________
Title:________________________________

MELLON INVESTOR SERVICES as Warrant Escrow Agent
By:
Name:_______________________________
Title:________________________________

RAYMOND T. PIRRAGLIA, as Securityholders’ Representative

_______________________________________

EXHIBIT I

[Date]

Ivanhoe Group
The World Trade Centre
654-999 Canada Place
Vancouver, BC
Canada  V6C 3E1

Ladies and Gentlemen:

     I have been advised that I may be deemed to be an “Affiliate” of Ensyn Group, Inc., a Delaware corporation (the “Company”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Neither my entering into this letter agreement nor anything contained in this letter agreement, shall be deemed an admission on my part that I am such an “Affiliate.”

     Under the terms of the Agreement and Plan of Merger, dated as of December      , 2004 (the “Merger Agreement”), by and among Ivanhoe Energy Inc., a Delaware corporation (“Parent”), Ivanhoe Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company. Merger Sub plans to merge with and into the Company (the “Merger”). As a result of the Merger, I may receive common shares, par value $.001 per share, of Parent (the “Parent Common Stock”) in exchange for my shares of common stock, par value $.001 per share, of the Company.

     I represent and warrant to Parent and Merger Sub that in such event:

     A. I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

     B. I have carefully read this letter agreement and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent I believed necessary, with my counsel or counsel for the Company.

     C. I have been advised that since at the time the Merger is or was submitted for a vote of the stockholders of the Company, I may be or may have been deemed to have been an Affiliate of the Company and a distribution by me of Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock I receive in the Merger unless such sale, transfer or other disposition (i) has been registered under the Securities Act, (ii) is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act or (iii) occurs in a transaction which, in the opinion of counsel reasonably acceptable to Parent or as described in a “no-action” or interpretive letter from the staff of the SEC, is otherwise exempt from registration under the Securities Act.

     D. I understand that neither Parent nor Merger Sub is under any obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available except as indicated below.

     E. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to my Parent Common Stock and that there will be placed on my Parent Common Stock certificates, or any substitutions for them, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies and may only be transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.

     F. I also understand that, unless the sale, transfer or other disposition by me of Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution of those shares within the meaning of the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed except in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended.

     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Parent (i) a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legends and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration statement under the Securities Act.

     By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time, that it will file on a timely basis all reports required to be filed by it pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

     It is understood and agreed that this agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Very truly yours, ___________________________ Name:

Accepted this __________ day of
__________, 2005, by:

IVANHOE ENERGY INC.

By: ___________________________
Name:
Title:

Exhibit J

[Exhibit Intentionally Omitted]

Exhibit K

AMENDED AND RESTATED
MANAGEMENT, ADMINISTRATION
AND SERVICES AGREEMENT

     THIS AMENDED AND RESTATED MANAGEMENT, ADMINISTRATION AND SERVICES AGREEMENT (the “Agreement”), made and entered into as of the 1st day of October, 2003 and amended and restated as of the ___ day of ________, 2005 (the “Effective Date”) is by and among ENSYN RENEWABLES, INC., a corporation formed under the laws of the State of Delaware (“ERI”), ENSYN TECHNOLOGIES INC., a corporation formed under the laws of Canada (“ETI”), and ENSYN PETROLEUM INTERNATIONAL LTD., a corporation formed under the laws of the State of Delaware (“EPIL”). ERI, ETI and EPIL are sometimes referred to herein individually as a “Party” and collectively as the “Parties” provided that neither ERI nor ETI will be construed herein as a Party in respect of one another.

     WHEREAS, EPIL is interested in engaging ERI to provide certain management services to EPIL and its affiliates in the manner and on the terms and conditions hereinafter set forth (the “ERI Services”) and ERI is willing and capable of providing the ERI Services pursuant to the terms of this Agreement; and

     WHEREAS, EPIL is interested in engaging ETI to provide certain day-to-day administration, engineering and operational services to EPIL and its affiliates in the manner and on the terms and conditions hereinafter set forth (the “ETI Services”) and ETI is willing and capable of providing the ETI Services pursuant to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, ETI and EPIL agree as follows:

1	Services

1.1	EPIL hereby engages ERI to provide the ERI Services and ERI hereby accepts such engagement.

1.2	EPIL hereby engages ETI to provide the ETI Services and ETI hereby accepts such engagement.

2	Term

2.1	The term of this Agreement, as it pertains to the ERI Services, shall commence on the Effective Date and shall terminate the earlier of:

(a)	September 30, 2005, unless extended by the mutual agreement of ERI and EPIL in writing at least thirty (30) days before such termination date; or

(b)	the date of termination of this Agreement in accordance with paragraph 6.

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2.2	The term of this Agreement as it pertains to the ETI Services shall commence on the Effective Date and shall terminate the earlier of:

(a)	September 30, 2007, unless extended by the mutual agreement of ETI and EPIL in writing at least thirty (30) days before such termination date; or

(b)	the date of termination of this Agreement in accordance with paragraph 6.

3	Services

3.1	The ERI Services to be provided by ERI to EPIL and its affiliates will consist of general management advice to EPIL and its affiliates, including supervision of its day to day operations to the extent reasonably requested by EPIL’s senior management. In performing its duties hereunder, ERI agrees to provide the services of Dr. Robert Graham (“Graham”) and Robert Pirraglia (“Pirraglia”) and/or such individuals as are mutually agreed to by the Parties. It is understood and agreed that each of Graham and Pirraglia shall devote approximately 55% of his business time in the employment of ERI to the ERI Services.

3.2	The ETI Services to be provided by ETI to EPIL and its affiliates will consist of:

(a)	the following administration-related services on a day-to-day basis:

(i)	general administrative services;

(ii)	accounting, finance and treasury support functions;

(iii)	tax coordination and external financial audit support;

(iv)	computer and communication equipment infrastructure support; and

(b)	the following other services to EPIL as needed:

(i)	research and development and lab support;

(ii)	engineering; and

(iii)	operations related services.

With respect to the services to be provided pursuant to Section 3.2(a), it is the parties’ expectation that that no more than 80 hours per month of services shall be provided by ETI to EPIL.

With respect to the services to be provided pursuant to Section 3.2(b), it is anticipated that the engineering shall be provided by Barry Freel, Geoffrey Hopkins and Kris Clark and/or such

2

individuals as are mutually agreed to by the Parties and that the operations related services will be provided by Doug Clarke and others; however, it is anticipated that no individual shall provide more that 80 hours per month of services under this Agreement, and in no case shall an individual be required to provide more than 800 hours per year of services under this Agreement.

4	Compensation

4.1	As compensation for the ERI Services, EPIL will pay to ERI, on a monthly basis within ten (10) days of the receipt of an invoice from ERI, all of ERI’s costs with respect to its employment of Pirraglia during the term of this Agreement including, without limitation, Pirraglia’s salary and employee benefits (other than (a) any business expenses incurred by Pirraglia for which ERI is reimbursed in full by a third party and (b) any bonus and (c) any severance payment), it being understood that ERI will retain the sole obligation and responsibility to pay all of the costs of its employment of Graham. Notwithstanding the foregoing, in the event that ERI’s employment of Graham or Pirraglia is terminated, ERI’s costs with respect to the employment of the other thereafter shall be borne equally by ERI and EPIL during the remainder of the term of this Agreement as it pertains to the ERI Services.

4.2	As compensation for the ETI Services, EPIL agrees to pay to ETI, on a monthly basis within ten (10) days of the receipt of an invoice from ETI as follows:

(a)	for the services described in section 3.2(a) of this Agreement, EPIL shall pay ETI Eight Thousand and 00/100 (US$8,000.00) Dollars per month; and

(b)	for the services described in section 3.2(b) of this Agreement, EPIL shall pay ETI on an hourly rate calculated to reflect overhead and other costs of ETI employees as follows: 2.5 times the “direct payroll charges” on an hourly basis for employees providing services, with such charges for each employee providing services computed by dividing the weekly payroll for such employee by 40 hours.

EPIL shall pay all out-of-pocket costs incurred by ETI on behalf of EPIL which are reasonably related to the provision of ETI Services including, but not limited to, fees, expenses and costs of legal counsel and tax and other professionals, and of third party vendors. The Parties understand that ETI may, at its option, require EPIL to pay such out-of-pocket costs directly to the appropriate persons to whom payment is owed upon the terms established by such persons and ETI. Alternatively, ETI, at its option, may pay such out-of-pocket costs and request reimbursement therefor from EPIL. In the latter instance, ETI shall present a written request for reimbursement to EPIL, and EPIL shall pay to ETI the amount stated in the request for reimbursement within ten (10) days of its receipt thereof.

4.3	It is understood that EPIL may request that ETI perform petroleum testing and, to the extent that such testing does not unreasonably interfere with the operations of ETI, ETI shall make reasonable efforts to accommodate such requests. In the event that petroleum testing is provided by ETI, notwithstanding the foregoing provisions of this Agreement, in addition to the payments for services provided in Section 4.2(b), EPIL agrees to pay ETI cost plus 15% for any direct expenses incurred by ETI in performing such petroleum testing including, without

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limitation, supplies, parts, consumables, utilities, payments to third party vendors, transportation, shipping and taxes thereon.

4.4	In the event that EPIL has reasonable grounds for objection to a payment payable under Section 4.1, 4.2 or 4.3, the Parties will negotiate in good faith to resolve the basis for objection.

4.5	Any payment due under this Agreement shall be grossed-up for any withholding taxes imposed.

5	Indemnity

5.1	EPIL agrees to indemnify and hold harmless ERI and its directors, officers, agents, servants and employees from and against any and all claims, losses, and/or liabilities, including reasonable attorneys’ fees and court costs, arising out or in connection with this Agreement or the performance of services hereunder, except in instances of gross negligence, bad faith, willful misconduct or fraud.

5.2	EPIL agrees to indemnify and hold harmless ETI and its directors, officers, agents, servants and employees from and against any and all claims, losses, and/or liabilities, including reasonable attorneys’ fees and court costs, arising out or in connection with this Agreement or the performance of services hereunder, except in instances of gross negligence, bad faith, willful misconduct or fraud.

6	Termination

     This Agreement may be sooner terminated on the first to occur of the following:

(a)	In the event that the Parties shall mutually agree in writing, this Agreement may be terminated on the terms and date stipulated therein.

(b)	In the event that a Party (“Nondefaulting Party”) shall have given written notice to the other Party (“Defaulting Party”) that the Defaulting Party has substantially defaulted in the performance of any obligation under this Agreement and such default shall not have been cured within ten (10) days following the giving of notice, the Nondefaulting Party shall have the right to immediately terminate this Agreement; provided, however, that if such default is not in the payment of amounts due hereunder and the Defaulting Party has made a reasonable effort to cure such default, and the default is capable of being cured and due diligence is being used to effectuate such cure, then the Nondefaulting Party may terminate this Agreement only if the default has not been cured within sixty (60) days of such notice.

(c)	In the event that a Party (i) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors; (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the assets of such Party and such involuntary petition is not discharged

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within sixty (60) days of its effective date; or (iii) admits in writing its inability, or is generally unable, to pay its debts as its debts become due, then the other Party may terminate this Agreement upon written notice to such Party.

Termination of this Agreement shall not affect or impair such rights and remedies as may be available to any of the Parties at law or in equity with respect to this Agreement or the breach hereof; and in no event shall any such termination extinguish or excuse obligations of any of the Parties accruing hereunder prior to such termination.

7	Relationships

It is expressly agreed by the Parties hereto that no act or omission of ERI or ETI, on the one hand, or EPIL, on the other hand, pursuant to the terms of this Agreement shall be construed to make or render either ERI or ETI the employee, partner, joint venturer or associate of EPIL, that the management of EPIL shall remain in the United States and this Agreement shall not create a permanent establishment of EPIL in Canada. All persons, other than third party specialists, providing services pursuant to this Agreement shall be employees of either EPIL or ETI, as the case may be, and not employees of EPIL.

8	Notices

     All notices and demands of any kind require or desired hereunder shall be in writing and shall be deemed to be given upon personal delivery or by mailing a copy thereof by registered or certified mail, postage prepaid, addressed as follows:

                     As to ERI:

                     Ensyn Renewables, Inc.

                     Attention:
                     Facsimile:

                     As to ETI:

                     Ensyn Technologies Inc.
                     2 Gurdwara Road
                     Suite 210
                     Ottawa, Ontario, Canada K2E 1A2
                     Attention: President
                     Facsimile: 613-248-2260

                     As to EPIL:

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                     Ensyn Petroleum International Ltd.
                     5060 California Avenue — Suite 400
                     Bakersfield, California 93309
                     Attention: Oscar Blake
                     Facsimile: 661-869-2820

                     with a copy to:

                     Ivanhoe Energy Inc.
                     654-999 Canada Place
                     Vancouver, British Columbia
                     V6C 2G8
                     Attention: Gordon Lancaster
                     Facsimile: 604-682-2060

9 Arbitration

     Any controversy, dispute, or claim arising out of, relating to, or concerning this Agreement will be resolved in an arbitration proceeding in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association (the “AAA”) then existing, provided that, if the rules of the AAA differ from those in this paragraph, the provisions of this paragraph will control. Any demand for resolution of such a matter must be served on the other Party within the period covered by the applicable statute of limitations.

     This Section 9 will be specifically enforceable. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

     The arbitrator will have no authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrator must make his award in writing and must accompany it with an opinion discussing the evidence and setting forth the reasons for the award. The decision of arbitrator within the scope of the submission will be final and binding on both Parties, and any right to judicial action on any matter subject to resolution by arbitration hereunder hereby is waived unless otherwise required by applicable law, except suit to enforce an award by the arbitrator or in the event resolution by an arbitrator is not available for any reason.

     Both of the Parties shall pay the arbitrator’s fees and charges; however, each Party shall bear its own costs and expenses with respect to the arbitration of any controversy, dispute, or claim under this Section 9, including, but not limited to, any legal fees or expenses.

10 Modification and Changes

     This Agreement may not be changed or modified except in a writing executed by the affected Parties.

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11 Successors and Assigns

     This Agreement may not be assigned by a Party without the written consent of the other Party. Except as otherwise provided herein, all of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.

12 Counterparts

     This Agreement may be executed in counterpart, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13 Headings

     The headings contained herein are only for the convenience of reference only and are not intended to define, limit or describe the scope of intent of any provisions of this Agreement.

14 Severability

     If any provision of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances or the validity or enforceability of this Agreement, and this Agreement shall be construed as if such void, invalid or unenforceable provision has been stricken from this Agreement as of the Effective Date.

15 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ENSYN RENEWABLES, INC.

By: ____________________________________________
Name: __________________________________________
Title: ___________________________________________

ENSYN TECHNOLOGIES INC.

By: ____________________________________________ Name: __________________________________________ Title: ___________________________________________

ENSYN PETROLEUM INTERNATIONAL LTD.

By: ____________________________________________
Name: __________________________________________
Title: ___________________________________________

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Exhibit N

AGREEMENT AND PLAN OF DISTRIBUTION

dated as of [            ], 2005

Between

ENSYN GROUP, INC.,

ENSYN RENEWABLES INC.

and

ERI HOLDINGS, INC.

     AGREEMENT AND PLAN OF DISTRIBUTION, dated as of [            ], 2005 (the “Agreement”), between ENSYN GROUP, INC., a Delaware corporation (“EGI”), ENSYN RENEWABLES INC., a Delaware corporation and a wholly owned direct subsidiary of EGI (“ERI”), and ERI HOLDINGS, INC., a Delaware corporation and a wholly owned direct subsidiary of EGI (“ERI Holdings”).

     WHEREAS, Ivanhoe Energy Inc., a Yukon corporation (“Ivanhoe”), Ivanhoe Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Ivanhoe (“Merger Sub”), and EGI have entered into an Agreement and Plan of Merger, dated as of December 11, 2004 (the “Merger Agreement”), providing for the merger of Merger Sub with and into EGI, with EGI as the surviving corporation (the “Merger”), following the Distribution (as hereinafter defined);

     WHEREAS, the purpose of the Distribution is to facilitate the Merger by divesting EGI of the Renewables Business;

     WHEREAS, in furtherance of such purpose, prior to the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the Board of Directors of EGI (the “EGI Board”) will cause EGI: (i) to transfer to ERI Holdings all the outstanding shares of ERI common stock, par value $.0001 per share (“ERI Common Stock”), then held by EGI; and (ii) to then distribute, at such time as established by the EGI Board, to the holders of Company Common Stock (the “EGI Holders”), all the outstanding shares of ERI Holdings common stock, par value $[            ] per share (“Holdings Common Stock”), then held by EGI (the “Distribution”); and

     WHEREAS, this Agreement sets forth or provides for certain agreements among EGI, ERI and ERI Holdings in consideration of the separation of their ownership.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

     “Administration and Services Agreement” means the Administration and Services Agreement, dated as of October 1, 2003, by and between ETI and EPIL.

     “Agreement” has the meaning assigned to such term in the Preamble.

     “Ancillary Agreements” means the License Agreement, the Separation Agreement, the Administration and Services Agreement, the Management Agreement and the Tax Sharing Agreement.

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     “Arbitration Request” has the meaning assigned to such term in Section 9.5(b).

     “Business Employees” has the meaning assigned to such term in Section 5.1(a).

     “Commission” means the United States Securities and Exchange Commission.

     “Distribution” has the meaning assigned to such term in the Preamble.

     “Distribution Agent” means ERI Holdings or such other distribution agent as determined by ERI Holdings.

     “EGI” has the meaning assigned to such term in the Preamble.

     “EGI Board” has the meaning assigned to such term in the Preamble.

     “EGI Business” means the assets and liabilities of EGI and its Subsidiaries, other than the Renewables Business.

     “EGI Business Employees” has the meaning assigned to such term in Section 5.1(a)(ii).

     “EGI Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, delivered by EGI to ERI and ERI Holdings.

     “EGI Employing Entities” means, collectively, EGI and its Subsidiaries other than the ERI Employing Entities.

     “EGI Group” means, collectively, EGI and each of its Subsidiaries, and their respective directors, officers, employees, agents, and representatives, in each case as such Persons may exist from and after the Time of Distribution.

     “EGI Holders” has the meaning assigned to such term in the Preamble.

     “EGI Indemnification Certificate” has the meaning assigned to such term in Section 9.3(a).

     “EGI Transferred Employees” has the meaning assigned to such term in Section 5.1(a).

     “Employee Loans” shall has the meaning assigned to such term in Section 2.2.

     “Entitled EGI Holder” has the meaning assigned to such term in Section 3.2(c)(i).

     “EPIL” means Ensyn Petroleum International Ltd., a subsidiary of EGI.

     “ERI” has the meaning assigned to such term in the Preamble.

     “ERI Benefit Plans” has the meaning assigned to such term in Section 5.1(d).

     “ERI Common Stock” has the meaning assigned to such term in the Preamble.

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     “ERI Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, delivered by ERI and ERI Holdings to EGI.

     “ERI Employing Entities” means, collectively, ERI Holdings and its Subsidiaries.

     “ERI Group” means, collectively, ERI Holdings and each of its Subsidiaries, and their respective directors, officers, employees, agents, and representatives, in each case as such Persons may exist from and after the Time of Distribution.

     “ERI Holdings” has the meaning assigned to such term in the Preamble.

     “ERI Holdings Charter Amendment” has the meaning assigned to such term in Section 3.2(a).

     “ERI Holdings Dividend” has the meaning assigned to such term in Section 3.2(b).

     “ERI Holdings Indemnification Certificate” has the meaning assigned to such term in Section 9.3(a).

     “ERI Indemnified Parties” has the meaning assigned to such term in Section 9.2.

     “ERI Stock Transfer” has the meaning assigned to such term in Section 3.1(a).

     “ERI Transferred Employees” has the meaning assigned to such term in Section 5.1(a).

     “ETI” means Ensyn Technologies Inc., a wholly owned subsidiary of ERI.

     “Holdings Board” has the meaning assigned to such term in Section 3.2(a).

     “Holdings Common Stock” has the meaning assigned to such term in the Preamble.

     “Holdings Stock Certificate” has the meaning assigned to such term in Section 3.2(c)(i).

     “Holdings Stock Transfer” has the meaning assigned to such term in Section 3.2(c)(ii).

     “Indemnifiable Event” has the meaning assigned to such term in Section 9.1(a).

     “Information Statement” has the meaning assigned to such term in Section 2.1.

     “Ivanhoe” has the meaning assigned to such term in the Preamble.

     “Liabilities” means any and all liabilities, losses, obligations, claims, damages, awards, judgments or expenses.

     “License Agreement” means the License Agreement, dated September 20, 2003, by and between EGI and ERI, as amended on or prior to the consummation of the Merger by the license amendment to be entered into as contemplated by the Merger Agreement.

     “Management Agreement” means the Management Agreement, dated as of October 1, 2003, by and among EGI, ERI and EPIL.

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     “Merger” has the meaning assigned to such term in the Preamble.

     “Merger Agreement” has the meaning assigned to such term in the Preamble.

     “Merger Sub” has the meaning assigned to such term in the Preamble.

     “Notice” has the meaning assigned to such term in Section 9.3(a).

     “Objection Notice” has the meaning assigned to such term in Section 9.5(a).

     “Renewables Business” means the assets and liabilities of ERI Holdings and its Subsidiaries (including ERI) following the ERI Stock Transfer.

     “Renewables Business Employees” has the meaning assigned to such term in Section 5.1(a)(i).

     “Separation Agreement” means the Agreement, dated as of October 1, 2003, by and between EGI, ETI, EPIL, ERI, Ensyn Energy Corp. and Ensyn Energy Management L.P., as the same is in effect as of the date hereof.

     “Subsidiary” has the meaning assigned to such term in the Merger Agreement; provided, that unless otherwise indicated herein, such term means, with respect to either a Subsidiary of EGI or ERI Holdings, such Subsidiary as it exists immediately following the Time of Distribution.

     “Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of September 30, 2003, by and among EGI, ERI and EPIL.

     “Third Party Claim” has the meaning assigned to such term in Section 9.4(a).

     “Third Party Notice” has the meaning assigned to such term in Section 9.4(a).

     “Time of Distribution” means the time at which the Distribution is effective.

     “Transfer Limits” has the meaning assigned to such term in Section 2.1.

ARTICLE II

PRELIMINARY TRANSACTIONS

     2.1 Information Statement. EGI and ERI Holdings shall jointly prepare an information statement which shall substantially comply with Regulation 14C under the Exchange Act (the “Information Statement”). EGI shall mail the Information Statement to the EGI Holders at least 30 days prior to the Record Date. Following the Distribution, Holdings Common Stock, in accordance with applicable securities laws, including Staff Legal Bulletin No. 4 of the Commission’s Division of Corporation Finance, will be subject to certain transfer limits (the “Transfer Limits”) and the certificates evidencing Holdings Common Stock will include the legend as set forth on Exhibit B hereto. The Information Statement shall include information regarding the Transfer Limits.

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     2.2 Stop Transfer Instructions. Prior to the Time of Distribution, stop transfer instructions indicating the Transfer Limits will be established in ERI Holdings’ stock transfer books.

ARTICLE III

THE DISTRIBUTION

     3.1 Mechanics of ERI Contribution.

     (a) Prior to the actions contemplated by Section 3.2, EGI shall transfer, assign and deliver the ERI Common Stock held by EGI to ERI Holdings (the “ERI Stock Transfer”).

     (b) In connection with the ERI Stock Transfer, EGI shall deliver to ERI Holdings one or more certificates or other instruments evidencing all of the ERI Common Stock subject to the ERI Stock Transfer, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank.

     3.2 Mechanics of ERI Holdings Distribution.

     (a) Amendment to ERI Holdings Certificate of Incorporation. At any time prior to the Closing Date, EGI, following the recommendation of the Board of Directors of ERI Holdings (the “Holdings Board”), shall take such action as is necessary to amend ERI Holdings’ certificate of incorporation substantially in the form attached hereto as Exhibit A (the “ERI Holdings Charter Amendment”).

     (b) Dividend to EGI. Immediately prior to the Time of Distribution, the Holdings Board shall declare and pay a dividend of Holdings Common Stock (the “ERI Holdings Dividend”). The number of shares of Holdings Common Stock to be issued in respect of each outstanding share of Company Common Stock pursuant to the ERI Holdings Dividend shall be determined by dividing (x) the difference between the number of shares of Company Common Stock then outstanding and the number of shares of Holdings Common Stock then held by EGI by (y) the number of shares of Holdings Common Stock then held by EGI.

     (c) Distribution.

     (i) At any time prior to the Closing (as defined in the Merger Agreement), subject to the satisfaction or waiver of the conditions set forth in Article VI, the EGI Board shall formally declare a dividend of all Holdings Common Stock held by EGI to the Entitled EGI Holders (as hereinafter defined), the payment of such dividend to occur at such time as determined by the EGI Board, followed by the distribution to each Entitled EGI Holder of a certificate, substantially in the form attached hereto as Exhibit B (the “Holdings Stock Certificate”), representing one share of Holdings Common Stock for every one share of Company Common Stock held by all EGI Holders of record at 5:00 p.m. (Eastern time) on the day immediately preceding the Closing Date (the “Record Date”), or at such other earlier date and time as determined by EGI (each, an “Entitled EGI Holder”).

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     (ii) EGI shall effect the Distribution by directing the Distribution Agent to record the transfer of Holdings Common Stock to the Entitled EGI Holders (the “Holdings Stock Transfer”), followed by the delivery of Holdings Stock Certificates to the Distribution Agent for delivery to the Entitled EGI Holders. The Distribution shall take place upon notification by EGI to the Distribution Agent that the Distribution has been declared and that the Distribution Agent is authorized to proceed with the Holdings Stock Transfer, which notification EGI agrees to deliver at such time as the EGI Board determines that the dividend should be paid.

ARTICLE IV

OTHER AGREEMENTS

     4.1 Insurance; Amendment and Continuation of Management Agreement. Prior to the Closing, the Management Agreement shall be terminated by the parties thereto and EGI and ERI shall, and ERI shall cause ETI to, enter into an Amended and Restated Management, Administration and Services Agreement as contemplated by Section 7.2(i) of the Merger Agreement.

     4.2 Settlement of Intercompany Balances. [Reserved.]

     4.3 Continuation of License Agreement. The License Agreement shall continue in full force and effect following the Time of Distribution, provided that Section 11.1 thereof shall be amended, as necessary, to reflect the appropriate notice information for each of EGI and ERI.

     4.4 Continuation of Administration and Services Agreement. Prior to the Closing, EGI and ERI shall cause the parties to the Administration and Services Agreement to terminate such agreement and EGI and ERI shall, and ERI shall cause ETI to, enter into an Amended and Restated Management, Administration and Services Agreement as contemplated by Section 7.2(i) of the Merger Agreement.

     4.5 Mutual Release. Except with respect to the Ancillary Agreements set forth on Schedule 4.5 of the ERI Disclosure Letter, from and after the Time of Distribution, each of EGI and ERI Holdings does hereby, for itself, its Subsidiaries, and their respective successors and assigns, and, to the extent permitted by law, all persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of EGI, ERI Holdings or any of their respective Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge: (1) the other party hereto, such party’s Subsidiaries, and their respective successors and assigns; and (2) all persons who at any time are or have been shareholders, directors, officers, agents, representatives, counsel or employees of the other party hereto or any Subsidiary of the other party hereto, and their respective heirs, executors, administrators, successors and assigns, in each case from all Liabilities existing or arising:

     (a) in connection with the implementation of the Distribution; or

     (b) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Time of Distribution (whether or not such

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liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Time of Distribution), in each case relating to, arising out of or resulting from the Renewables Business with respect to the release of EGI, its Subsidiaries, and their respective successors and assigns, and the EGI Business with respect to the release of ERI Holdings, its Subsidiaries, and their respective successors and assigns;

provided, that nothing contained in this Section 4.5 shall (i) impair the rights of any person to enforce the terms of this Agreement or of any of the Ancillary Agreements or (ii) relieve any Person released in this Section 4.5 from any indemnification obligation in Article IX. For the avoidance of doubt, nothing contained in this Section 4.5 shall impair any right of any Parent Indemnified Party or any Company Indemnified Party (as such terms are defined in the Merger Agreement) to enforce their indemnification rights under, or any other provisions of, the Merger Agreement.

     4.6 Confidentiality.

     (a) Confidentiality. Subject to Section 4.7, EGI, on behalf of itself and each of its Subsidiaries, and ERI Holdings, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary information pursuant to the policies of EGI and its Subsidiaries in effect as of the Time of Distribution, all information concerning the other (or its business) and the other’s Subsidiaries (or their respective businesses) that is either in its possession (including information in its possession prior to the Time of Distribution) or furnished by the other or the other’s Subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such information: (i) has been in the public domain through no fault of such party or its Subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) has been later lawfully acquired from other sources by such party (or any of its Subsidiaries) which sources are not themselves bound by a confidentiality obligation; (iii) has been independently generated without reference to any proprietary or confidential information of the other party; or (iv) is necessary for any Party to enforce this Agreement or any rights under the Merger Agreement.

     (b) No Release; Return or Destruction. Each party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 4.6(a) to any other person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such information, and except in compliance with Section 4.7. Without limiting the foregoing, when any information furnished by the other party after the Time of Distribution pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party shall, at such party’s option, promptly after receiving a written request from the other party either return to the other party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has

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destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

     4.7 Protective Arrangements. In the event that either party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law or the rules or regulations of any Governmental Entity or receives any demand under lawful process or from any Governmental Entity to disclose or provide information of the other party that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such information, to the extent permitted by law, and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the party that received such request, or its Subsidiaries, may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Entity.

     4.8 Non-Solicitation.

     (a) From and after the Time of Distribution, neither EGI nor any of its Affiliates shall, without the prior written consent of ERI, for a period of one year from the Time of Distribution solicit, encourage, entice or induce any person who is an ERI Transferred Employee on the date hereof, or who becomes an ERI Transferred Employee after the date hereof but prior to the Time of Distribution, to terminate his or her employment with ERI; provided, however, that this restriction shall not apply to (i) the employment of any ERI Transferred Employee whose employment has been terminated by ERI following the Time of Distribution who subsequently initiates contact with EGI or any of its Affiliates regarding such employment without any encouragement or solicitation, (ii) general advertisements or other general solicitations not targeted at the ERI Transferred Employees or (iii) the EGI Transferred Employees as set forth on Schedule 4.8(a) of the ERI Disclosure Letter.

     (b) From and after the Time of Distribution, neither ERI nor any of its Affiliates shall, without the prior written consent of EGI, for a period of one year from the Time of Distribution solicit, encourage, entice or induce any person who is an EGI Transferred Employee on the date hereof, or who becomes an EGI Transferred Employee after the date hereof but prior to the Time of Distribution, to terminate his or her employment with EGI; provided, however, that this restriction shall not apply to (i) the employment of any EGI Transferred Employee whose employment has been terminated by EGI following the Time of Distribution who subsequently initiates contact with the ERI or any of its Affiliates regarding such employment without any encouragement or solicitation, (ii) general advertisements or other general solicitations not targeted at EGI Transferred Employees or (iii) the ERI Transferred Employees set forth on Schedule 4.8(b) of the EGI Disclosure Letter.

     4.9 Record Retention; Access to Information. From and after the Time of Distribution, each of EGI and ERI Holdings shall afford to the other and to the other’s representatives reasonable access and duplicating rights (at the requesting party’s expense) during normal business hours and upon reasonable advanced notice to all information within the possession or control of any member of EGI and its Subsidiaries or ERI Holdings and its Subsidiaries, as the case may be, relating to the Renewables Business or EGI Business, as they

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existed prior to the Time of Distribution, or relating to or arising in connection with the relationship between the constituent elements of EGI and its Subsidiaries, on the one hand, and ERI Holdings and its Subsidiaries, on the other hand, on or prior to the Time of Distribution, insofar as such access is reasonably required for a reasonable purpose, including to determine compliance with any Ancillary Agreement, this Agreement or the Merger Agreement, subject to the provisions in the Ancillary Agreements regarding the confidentiality of information. Without limiting the foregoing, information may be requested under this Section 4.9 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     4.10 Further Assurances. After the Time of Distribution, each party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the intended benefits of this Agreement.

     4.11 Post-Distribution Relationship of the Parties. Each of the parties hereto acknowledges that, other than EGI’s ownership of the stock of ERI Holdings prior to the Time of Distribution, (a) as between the entities that comprise the ERI Group and the entities that comprise the EGI Group, the entities that comprise the ERI Group are the sole owners of the Renewables Business and, except for contractual relationships existing on or before the Time of Distribution between members of the ERI Group and members of the EGI Group, no member of the EGI Group has any rights in or liabilities in respect of the Renewables Business and (b) as between the entities that comprise the ERI Group and the entities that comprise the EGI Group, the entities that comprise the EGI Group are the sole owners of the EGI Business and, except for contractual relationships existing on or before the Time of Distribution between members of the EGI Group and members of the ERI Group, no member of the ERI Group has any rights in or liabilities in respect of the EGI Business. The entities that comprise the ERI Group shall indemnify each member of the EGI Group for all costs and expenses incurred by such member in connection with defending a claim relating to the Renewables Business for which, consistent with the foregoing sentence, such member is not responsible, and the entities that comprise the EGI Group shall indemnify each member of the ERI Group for all costs and expenses incurred by such member in connection with defending a claim relating to the EGI Business for which, consistent with the foregoing sentence, such member is not responsible.

     4.12 Unanimous Shareholders Agreement. From and after the Time of Distribution, (a) ERI Holdings and its Subsidiaries shall be entitled to all rights and benefits of EGI arising from the Unanimous Shareholders Agreement, dated March 29, 2004, by and among FCC Ventures, ERI and EGI (the “Unanimous Shareholders Agreement”), and (b) ERI Holdings shall be responsible for, and indemnify the EGI Group against, all liabilities and obligations of EGI arising (from and after the Time of Distribution) from the Unanimous Shareholders Agreement. Without limiting the foregoing, ERI Holdings agrees to comply with the (i) terms of the Unanimous Shareholders Agreement as if it were a “Shareholder” (as defined therein) and (ii) the provisions in Section 3.3 that bind EGI.

     4.13 Financial Support Arrangement. From and after the Time of Distribution, ERI Holdings shall assume from EGI the financial support obligations of EGI under the agreement set forth on Schedule 4.13 of the EGI Disclosure Letter.

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ARTICLE V

EMPLOYEE MATTERS

     5.1 Transferred Employees. (a)(i) Schedule 5.1(a)(i) of the ERI Disclosure Letter sets forth the name, title and current employer of each employee of the ERI Employing Entities (the “Renewables Business Employees”) and indicates those Renewables Business Employees whose employment will be transferred to the EGI Employing Entities effective upon the Time of Distribution, and (ii) Schedule 5.1(a)(ii) of the EGI Disclosure Letter sets forth the name, title and current employer of each employee of the EGI Employing Entities (the “EGI Business Employees,” together with the Renewables Business Employees, the “Business Employees”) and indicates those EGI Business Employees whose employment will be transferred to the ERI Employing Entities effective upon the Time of Distribution. All Business Employees who remain or become employees of the ERI Employing Entities as of the Time of Distribution shall be referred to as “ERI Transferred Employees.” All Business Employees who remain or become employees of the EGI Employing Entities as of the Time of Distribution shall be referred to as “EGI Transferred Employees.”

     (b) (i) To the extent that any EGI Business Employee does not, for any reason, become an ERI Transferred Employee, and his or her employment with the EGI Employing Entities is terminated effective as of the Time of Distribution or at any time thereafter, the EGI Employing Entities shall be solely liable for (and, to the extent necessary, shall assume) all liabilities, costs and expenses arising from such termination of employment, including any and all severance or termination payments, claims related to employment or termination of employment and continuation of health coverage under section 4980B of the Code or similar provisions of state law.

     (ii) To the extent that any Renewables Business Employee does not, for any reason, become an EGI Transferred Employee, and his or her employment with the ERI Employing Entities is terminated effective as of the Time of Distribution or at any time thereafter, the ERI Employing Entities shall be solely liable for (and, to the extent necessary, shall assume) all liabilities, costs and expenses arising from such termination of employment, including any and all severance or termination payments, claims related to employment or termination of employment and continuation of health coverage under section 4980B of the Code or similar provisions of state law.

     (c) (i) From and after the Time of Distribution, the ERI Employing Entities shall employ the ERI Transferred Employees on such terms and conditions (including salary and benefit plans and arrangements) that are substantially equivalent to the terms and conditions of the employees’ employment with the ERI Employing Entities or EGI Employing Entities, as applicable, immediately prior to the Time of Distribution, subject to the rights reserved to the ERI Employing Entities under law or the terms of any benefit plan to change or modify such terms and conditions of employment. Any Renewables Business Employee who is not actively-at-work as of the date immediately following the Time of Distribution shall nonetheless be deemed to be a ERI Transferred Employee as of such date for all purposes and

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shall be covered under the benefit plans and arrangements of ERI to the fullest extent permitted by such plans and arrangements.

     (ii) From and after the Time of Distribution, the EGI Employing Entities shall employ the EGI Transferred Employees on such terms and conditions (including salary and benefit plans and arrangements) that are substantially equivalent to the terms and conditions of the employees’ employment with the EGI Employing Entities or ERI Employing Entities, as applicable, immediately prior to the Time of Distribution, subject to the rights reserved to the EGI Employing Entities under law or the terms of any benefit plan to change or modify such terms and conditions of employment. Any EGI Business Employee who is not actively-at-work as of the date immediately following the Time of Distribution shall nonetheless be deemed to be a EGI Transferred Employee as of such date for all purposes and shall be covered under the benefit plans and arrangements of EGI to the fullest extent permitted by such plans and arrangements.

     (d) (i) ERI Transferred Employees shall cease to participate, to the extent applicable, in each of the EGI Benefit Plans (as hereinafter defined) for periods after the Time of Distribution. For periods after the Time of Distribution, each ERI Transferred Employee shall be eligible to participate in employee benefit plans, arrangements, programs and policies maintained from time to time by ERI (the “ERI Benefit Plans”). Subject to the other provisions of this Section 5.1, to the extent applicable with respect to the ERI Benefit Plans, ERI Transferred Employees (and their eligible dependents) shall be given credit for their service with the EGI Employing Entities and, to the extent applicable, the ERI Employing Entities (A) for all purposes (including eligibility to participate, vesting and benefit accrual) to the extent such service was taken into account under a corresponding EGI Benefit Plan for a corresponding purpose, and (B) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, and shall be given credit for amounts paid under a corresponding EGI Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable ERI Benefit Plan. Notwithstanding the foregoing provisions of this paragraph (d)(i), service and other amounts shall not be credited to ERI Transferred Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

     (ii) EGI Transferred Employees shall cease to participate, to the extent applicable, in each of the ERI Benefit Plans for periods after the Time of Distribution. For periods after the Time of Distribution, each EGI Transferred Employee shall be eligible to participate in employee benefit plans, arrangements, programs and policies, other than stock option plans, maintained from time to time by EGI (the “EGI Benefit Plans”). Subject to the other provisions of this Section 5.1, to the extent applicable with respect to the EGI Benefit Plans, EGI Transferred Employees (and their eligible dependents) shall be given credit for their service with the ERI Employing Entities and, to the extent applicable, the EGI Employing Entities (A) for all purposes (including eligibility to participate, vesting and benefit accrual) to the extent such service was taken into account

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     under a corresponding EGI Benefit Plan for a corresponding purpose, and (B) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, and shall be given credit for amounts paid under a corresponding ERI Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable EGI Benefit Plan. Notwithstanding the foregoing provisions of this paragraph (d)(ii), service and other amounts shall not be credited to EGI Transferred Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.

     5.2 Employment and Consulting Agreements.

     (a) Effective as of the Time of Distribution, ERI Holdings shall assume all of EGI’s rights, powers, duties and obligations under and with respect to the employment agreements listed on Schedule 5.2(a) of the EGI Disclosure Letter.

     (b) Effective as of the Time of Distribution, EGI shall assume all of ERI’s rights, powers, duties and obligations under and with respect to the employment agreements listed on Schedule 5.2(b) of the ERI Disclosure Letter.

     (c) Effective as of the Time of Distribution, ERI Holdings shall assume all of EGI’s rights, powers, duties and obligations under and with respect to the consulting agreements listed on Schedule 5.2(c) of the EGI Disclosure Letter (or shall enter into new consulting agreements with the persons who are parties to such consulting agreements).

     (d) Effective as of the Time of Distribution, EGI shall assume all of ERI’s rights, powers, duties and obligations under and with respect to the consulting agreements listed on Schedule 5.2(d) of the ERI Disclosure Letter (or shall enter into new consulting agreements with the persons who are parties to such consulting agreements).

ARTICLE VI

CONDITIONS

     6.1 EGI Conditions. The obligations of EGI to consummate the Distribution shall be subject to the fulfillment of each of the following conditions:

     (a) All the transactions or obligations contemplated by Articles II, III and IV hereof to be consummated or performed at or prior to the Time of Distribution shall have been consummated or so performed.

     (b) Each Ancillary Agreement shall be in full force and effect; provided, that the Tax Sharing Agreement shall terminate with respect to ERI at the Time of Distribution.

     (c) The EGI Board shall be reasonably satisfied that, after giving effect to the Distribution, (i) ERI Holdings will not be insolvent and will not have unreasonably small capital

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with which to engage in its businesses and (ii) EGI’s surplus would be sufficient to permit, without violation of Section 170 of the Delaware General Corporation Law, the Distribution.

     (d) Any required filing with a Governmental Entity shall have been made, and any required governmental consent, approval or action shall have been obtained.

     (e) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that, as of the Time of Distribution, restrain, enjoin or otherwise prohibit consummation of the Distribution or the other transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

     6.2 ERI Holdings Conditions. The obligations of ERI Holdings to consummate the ERI Holdings Dividend shall be subject to the filing with the Secretary of State of the State of Delaware of the ERI Holdings Charter Amendment.

ARTICLE VII

TAX MATTERS

     At the Time of Distribution, the Tax Sharing Agreement shall terminate pursuant to its terms with respect to ERI.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Notwithstanding anything to the contrary in this Agreement, prior to the ERI Holdings Dividend, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time by EGI, ERI or ERI Holdings.

     8.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the parties hereto may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE IX

INDEMNIFICATION

     9.1 Indemnification by ERI Holdings. From and after the Time of Distribution, ERI Holdings and its Subsidiaries shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the EGI Group from and against, and pay or reimburse the EGI Group for all Liabilities (including reasonable costs of investigation and reasonable attorney’s fees) to the extent incurred in connection with, arising out of, resulting from or incident to:

     (a) actions, inactions, events, omissions, conditions, facts or circumstances (each, an “Indemnifiable Event”) occurring or existing prior to the Time of Distribution (whether

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or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Time of Distribution) in each case to the extent an Indemnifiable Event relates to, arises out of or results from the ownership or operation of the Renewables Business prior to the Time of Distribution or the failure of any member of the ERI Group to pay, perform or otherwise promptly discharge any Liabilities relating to the Renewables Business; provided, that this Section 9.1(a) shall not apply to any Liabilities arising under the Ancillary Agreements set forth on Schedule 4.5 of the ERI Disclosure Letter;

     (b) any employment-related claim of any kind involving any Renewables Business Employee or any other employee, retiree or former employee of, or any applicant for employment with, ERI or its Subsidiaries and any predecessor of any such entity and any of such individual’s beneficiaries or dependents covered under any plan maintained by ERI or its affiliates to the extent relating to, arising out of or resulting from any event or state of facts occurring or existing before the Time of Distribution;

     (c) any employment-related claim of any kind (including any workers compensation claim, employee benefit claim or any severance, salary continuation or other termination benefit claim payable under any severance or termination pay plan or arrangement) involving any ERI Transferred Employee or any other employee, retiree or former employee of, or any applicant for employment with, ERI or its Subsidiaries and any of such individual’s beneficiaries or dependents covered under any plan maintained by ERI or its affiliates and relating to, arising out of or resulting from the transactions contemplated by this Agreement or the Merger Agreement or any transfer of such employee’s employment in connection therewith;

     (d) any claim or expense incurred with respect to any ERI Transferred Employee under any ERI Benefit Plan or any successor plan to the extent relating to, arising out of or resulting from any event or state of facts occurring or existing before the Time of Distribution; and

     (e) any breach by any member of the ERI Group of its representations, warranties, covenants or obligations in the Separation Agreement.

     9.2 Indemnification by EGI. From and after the Time of Distribution, EGI and its Subsidiaries shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the ERI Group from and against, and pay or reimburse the ERI Group for all Liabilities (including reasonable costs of investigation and reasonable attorney’s fees) to the extent incurred in connection with, arising out of, resulting from or incident to:

     (a) any Indemnifiable Event occurring or existing prior to the Time of Distribution (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Time of Distribution) in each case to the extent an Indemnifiable Event relates to, arises out of or results from the ownership or operation of the EGI Business prior to the Time of Distribution or the failure of any member of the ERI Group to pay, perform or otherwise promptly discharge any Liabilities relating to the EGI Business; provided, that this Section 9.2(a) shall not apply to any Liabilities arising under the Ancillary Agreements set forth on Schedule 4.5 of the ERI Disclosure Letter;

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     (b) any employment-related claim of any kind involving any EGI Business Employee or any other employee, retiree or former employee of, or any applicant for employment with, EGI or its Subsidiaries and any predecessor of any such entity and any of such individual’s beneficiaries or dependents covered under any plan maintained by EGI or its affiliates to the extent relating to, arising out of or resulting from any event or state of facts occurring or existing before the Time of Distribution;

     (c) any employment-related claim of any kind (including any workers compensation claim, employee benefit claim or any severance, salary continuation or other termination benefit claim payable under any severance or termination pay plan or arrangement) involving any EGI Transferred Employee or any other employee, retiree or former employee of, or any applicant for employment with, EGI or its Subsidiaries and any of such individual’s beneficiaries or dependents covered under any plan maintained by EGI or its affiliates and relating to, arising out of or resulting from the transactions contemplated by this Agreement or the Merger Agreement or any transfer of such employee’s employment in connection therewith;

     (d) any claim or expense incurred with respect to any EGI Transferred Employee under any EGI Benefit Plan or any successor plan to the extent relating to, arising out of or resulting from any event or state of facts occurring or existing before the Time of Distribution; and

     (e) any breach by any member of the EGI Group of its representations, warranties, covenants or obligations in the Separation Agreement.

     9.3 Indemnification Procedures.

     (a) If a claim for Liabilities is to be made by any member of the EGI Group entitled to indemnification hereunder, EGI shall be the only party entitled to give notice to the ERI Group and shall give such notice to the ERI Group as soon as reasonably practicable after EGI becomes aware that a fact, condition or event has occurred or exists which may give rise to a claim for Liabilities for which indemnification by an EGI Group member may be sought under this Article IX (a “Notice”). If a claim for Liabilities is to be made by any member of the ERI Group entitled to indemnification hereunder, ERI Holdings shall be the only party entitled to give Notice to the EGI Group, and shall give such Notice to the ERI Group as soon as reasonably practicable after ERI Holdings becomes aware that a fact, condition or event has occurred or exists which may give rise to Liabilities for which indemnification by an ERI Group member may be sought under this Article IX. In each case, the Notice shall consist of a certificate signed by an officer of EGI (an “EGI Indemnification Certificate”) or a certificate by an officer of ERI Holdings (an “ERI Holdings Indemnification Certificate”), as applicable, that shall describe in reasonable detail the facts and circumstances known to the indemnified party that gave rise to such indemnification claim, and the amount or, if the amount cannot then be reasonably determined, good faith estimate of the amount arising therefrom. Any delay in submitting a Notice to the ERI Group or the EGI Group, as applicable, shall not relieve any indemnifying party of any liability hereunder, except to the extent that the indemnifying party was prejudiced by such delay.

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     (b) If ERI Holdings does not object in writing within the 30 day period after delivery by EGI of the Notice, such failure to so object shall be an irrevocable acknowledgment by ERI Holdings on behalf of the ERI Group that the member of the EGI Group identified in the Notice is entitled to the full amount of the claim for Liabilities set forth in such Notice. If EGI does not object in writing within the 30 day period after delivery by ERI Holdings of the Notice, such failure to so object shall be an irrevocable acknowledgment by EGI on behalf of the EGI Group that the member of the ERI Group identified in the Notice is entitled to the full amount of the claim for Liabilities set forth in such Notice.

9.4 Defense of Third Party Claims.

     (a) If any lawsuit or enforcement action is filed against a member of the EGI Group or the ERI Group by any third party (each a “Third Party Claim”) for which indemnification under this Article IX may be sought, written notice (“Third Party Notice”) thereof shall be given by EGI to ERI Holdings or by ERI Holdings to EGI, as applicable, as promptly as practicable, but in any event within 30 days of service. The Third Party Notice shall describe in reasonable detail the facts and circumstances known to the indemnified party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. The delay of any indemnified party in giving a Third Party Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party was prejudiced by such delay.

     (b) After receipt of such Third Party Notice, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the indemnified party) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more indemnifying parties and an indemnified party, and the indemnified party has been advised in writing by counsel that there are one or more legal defenses available to such indemnified party that are different from or additional to those available to an applicable indemnifying party or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the indemnified party, for the same counsel to represent both the indemnified party and the indemnifying parties, in which event such indemnified party shall be entitled, at the indemnifying parties’ cost and expense, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to one firm of attorneys, together with appropriate local counsel, for any such Third Party Claim) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, unless the indemnified party and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or relief for other than money damages portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. If the indemnifying party elects to assume the defense of

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a Third Party Claim, the indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing. The parties shall cooperate with each other in any notifications to insurers.

     (c) If the indemnifying party fails to notify the indemnified party within 30 days after receipt of the Third Party Notice that the indemnifying party elects to defend the indemnified party pursuant to this Section 9.4, or if the indemnifying party elects to defend the indemnified party pursuant to this Section 9.4 but fails to diligently prosecute or settle the Third Party Claim, which failure continues for ten days after notice to the indemnifying party from the indemnified party of such failure, then the indemnified party against which such claim has been asserted will have the right to undertake, and the cost and expense thereof will constitute indemnifiable Liabilities, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the indemnifying parties. The indemnified party shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnified party assumes the defense of the claim, the indemnifying party shall cooperate in all reasonable respects with the indemnified party in such defense and make available to the indemnified party at the indemnifying party’s expense, all such witnesses, records, materials and information in the indemnifying party’s possession or under the indemnifying party’s control relating thereto as are reasonably required by the indemnified party, and the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

     9.5 Resolution of Conflicts and Claims.

     (a) If an indemnifying party objects in writing to any claim (or part of any claim) for indemnification made by an indemnified party (an “Objection Notice”), the indemnified party and indemnifying party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the indemnified party and indemnifying party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

     (b) If no such agreement can be reached after good faith negotiations and prior to 30 days after delivery of an Objection Notice, either EGI or ERI Holdings may demand arbitration of the matter unless the amount of the Liabilities that is at issue is the subject of a pending litigation involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by a panel of three arbitrators. Within ten business days of written notice by the party seeking arbitration under this Agreement (such notice, an “Arbitration Request”), the party requesting arbitration shall appoint one person as an arbitrator and, within ten days thereafter, the other party shall appoint the second arbitrator. At the time of appointment, the appointing party shall designate whether its arbitrator will be treated as a neutral and independent arbitrator or as a partisan arbitrator to become effective upon

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the appointment of the third impartial and neutral arbitrator. Within ten days after the Arbitration Request, the two arbitrators so selected shall select a third arbitrator. Unless the parties agree otherwise, such third impartial and neutral arbitrator shall be a licensed attorney with ten or more years experience negotiating and drafting commercial contracts similar to this Agreement or a senior executive or retired senior executive with ten or more years of experience with companies having business similar to the EGI Business or Renewables Business. If ERI Holdings fails to select an arbitrator during such ten day period, then the parties agree that EGI may select, in its sole discretion, such arbitrator. If EGI fails to select an arbitrator during such ten day period, then the parties agree that ERI Holdings may select, in its sole discretion, such arbitrator.

     (c) Any such arbitration shall be held in the State of New York under the commercial arbitration rules then in effect of the American Arbitration Association, subject to the discretion of the arbitrators to permit discovery or portions of the arbitration hearing to be conducted in other jurisdictions to minimize the inconvenience or costs to either of the parties. If the American Arbitration Association or its successor ceases to provide arbitration services, then the term “American Arbitration Association” as used in this Agreement will thereafter mean and refer to J.A.M.S./ENDISPUTE. Each of the parties to the arbitration shall bear its own expenses, except that all expenses relating to the fees of the arbitrators and the administrative fee of the American Arbitration Association shall be shared equally between the parties. If the parties are not able to agree upon the rate of compensation of the impartial and neutral arbitrator, the American Arbitration Association shall determine such rate based upon the normal and customary hourly or daily consulting rate of such impartial and neutral arbitrator. The arbitrators shall be instructed to conduct the arbitration in a manner as expeditious as reasonably possible, consistent with the parties’ intention to have a full and fair hearing on the merits of the disputed matter. Unless otherwise agreed by the parties, the parties shall make their initial and any supplemental claims to the arbitration panel within 20 days after the Arbitration Request. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the majority of the three arbitrators to discover relevant information from the opposing parties about the subject matter of the dispute. The majority of the three arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the majority of the three arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. Each party shall supply to the other party copies of any and all materials that are supplied to the arbitrators concurrently with delivery of such materials to the arbitrators. At least five days prior to the commencement of any hearing on the merits before the arbitration panel, each party shall deliver to the arbitrators and to the other party a list of all witnesses whose testimony such party tends to introduce in connection with all such hearings as well as copies of all documents not previously delivered which such party intends to introduce into evidence or to rely upon in connection with such hearings. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such conclusions shall be set forth in a written award, judgment, decree or order awarded by the arbitrators. Within 30 days of a decision of the arbitrators requiring payment by one party to another, such party shall make the payment to such other party.

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     (d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between indemnifying parties and indemnified parties under this Article IX, and shall be the sole and exclusive remedy for any such dispute. The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of the arbitration provisions or other provisions in this Agreement.

ARTICLE X

GENERAL PROVISIONS

     10.1 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a person also refer to its predecessors and permitted successors and assigns.

     10.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

     10.3 Submission to Jurisdiction; Venue; Jury Trial. All disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of Delaware or of the United States, in the State of Delaware, in either case sitting in Wilmington, Delaware. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement and waives any claim of improper venue or any claim that those courts are an inconvenient forum. Each party irrevocably appoints CT Corporation System as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in any such court. Each party to this Agreement will maintain at all times a duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 10.4,

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with such service deemed effective on the fifteenth day after the date of such mailing. Each party to this Agreement irrevocably waives the right to trial by jury in connection with any matter arising out of this Agreement.

     10.4 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to EGI, to:

Ensyn Group, Inc. 20 Park Plaza, Suite 434 Boston, MA 02116 Attention:
Facsimile:

with copy, prior to the Closing, to:

Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, IL 60603
Attention:	Paul Gupta
James T. Lidbury
Facsimile: (312) 701-7711

with copy, after the Closing, to:

Ivanhoe Energy Inc. P.O. Box 9279 Bakersfield, CA 93389-9279 Attention: Oscar Blake Facsimile: (661) 869-2887

and

Paul, Weiss, Rifkind Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019
Attention: Jeffrey D. Marell Facsimile: 212-757-3990

If to ERI Holdings or ERI, to:

Ensyn Renewables, Inc.

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400 W. 9th Street Wilmington, DE 19801
Attention: President Facsimile: (302) 425-3742

with a copy to:

Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, IL 60603
Attention:	Paul Gupta
James T. Lidbury
Facsimile: (312) 701-7711

or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

     10.5 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the EGI Disclosure Letter, the ERI Disclosure Letter and the Ancillary Agreements constitute the entire agreement and supersede all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

     10.6 No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is not intended to confer upon any Person other than the parties to this Agreement (and their successors and assigns) any rights or remedies.

     10.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     10.8 Assignment. This Agreement shall not be assignable except by operation of law. The parties hereto acknowledge that, following the Time of Distribution, it is expected that the transactions contemplated by the Merger Agreement will occur and that, by operation of law, the surviving entity of the Merger will succeed to the rights and obligations of EGI hereunder.

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     10.9 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled under this Agreement.

     10.10 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature page follows]

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ENSYN GROUP, INC.

By:

Name:
Title:

ENSYN RENEWABLES, INC.

By:

Name:
Title:

ERI HOLDINGS, INC.

By:

Name:
Title:

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